UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a – 101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☑                    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to R240.14a-12

VMware, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: ☐

(2)	Aggregate number of securities to which transaction applies: ☐

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee calculated and state how it was determined): ☐

(4)	Proposed maximum aggregate value of transaction: ☐

(5)	Total fee paid: ☐

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

VMWARE, INC.

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 19, 2018

To the Stockholders of VMware, Inc.:

Notice is hereby given that the annual meeting of stockholders of VMware, Inc., a Delaware corporation, will be held on Thursday, July 19, 2018, at 8:30 a.m. Pacific time (“Annual Meeting”). This year’s Annual Meeting will be a completely virtual, live, audio webcast meeting of stockholders.

We will also offer a webcast of the Annual Meeting on the Investor Relations page of our website at http://ir.vmware.com. A recording of the webcast will be available on our website for approximately 60 days following our meeting.

We are holding the meeting for the following purposes:

1.	to elect three Class II, Group I directors, nominated by us to our Board of Directors (“Board”) and voted upon by our sole Class B common stockholder, each to serve for a three-year term expiring at the 2021 Annual Meeting;

2.	to approve, on an advisory basis, named executive officer compensation;

3.	to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending February 1, 2019; and

4.	to transact any and all other business that may properly come before the meeting or any adjournments thereof.

All stockholders of record of our common stock at the close of business on May 21, 2018, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

Class A common stockholders may cast their votes by completing a proxy. Whether or not you plan to participate in the meeting, please cast your vote as instructed in the notice regarding the availability of proxy materials over the Internet or by telephone, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet prior to the meeting by visiting www.proxyvote.com. Internet voting is convenient, helps reduce the environmental impact of the Annual Meeting and saves us postage and processing costs.

Stockholders of record as of May 21, 2018 will be able to participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/VMW2018 and entering the 16-digit control number included in your notice of internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials.

The Annual Meeting will begin promptly at 8:30 a.m. Pacific time. Online check-in will be available beginning at 8:15 a.m. Pacific time. Please allow ample time for the online check-in procedures.

By order of the Board of Directors

Amy Fliegelman Olli
Senior Vice President, General Counsel and Secretary

Palo Alto, California

June 1, 2018

1

Page

General	1

Appendix A: Reconciliation of GAAP to Non-GAAP Data	A-1

i

VMWARE, INC.

3401 Hillview Avenue

Palo Alto, California, 94304

PROXY STATEMENT

GENERAL

We invite our stockholders to participate in our 2018 annual meeting of stockholders (“Annual Meeting”) and to vote on the proposals described in this proxy statement. The Annual Meeting will take place on Thursday, July 19, 2018 at 8:30 a.m. Pacific time via live audio webcast at www.virtualshareholdermeeting.com/VMW2018. You will need the 16-digit control number provided on the notice of Internet availability of proxy materials (“Proxy Notice”) or your proxy card in order to participate in the meeting at that website. We will also offer a webcast of the Annual Meeting on the Investor Relations page of our website at http://ir.vmware.com that will allow you to listen to the Annual Meeting but will not provide the opportunity to participate.

If you owned VMware Class A common stock (“Class A Stock”) or Class B common stock (“Class B Stock”) at the close of business on May 21, 2018 (“Record Date”), then you may participate in and vote at the meeting. There are three items that are scheduled to be voted on at the Annual Meeting:

•	election by our sole Class B common stockholder of three members nominated by us to our Board of Directors (“Board”) to serve as Class II, Group I directors, each for a three-year term expiring at the 2021 Annual Meeting;

•	an advisory vote to approve named executive officer compensation; and

•	ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP (“PwC”) as our independent auditor for the fiscal year ending February 1, 2019.

Dell Technologies Inc. (“Dell”) is our parent company through its ownership of EMC Corporation (“EMC”), our majority stockholder and an indirect, wholly owned subsidiary of Dell. Accordingly, as of the Record Date, Dell controls all of the outstanding Class B Stock and 30,678,605 shares, or approximately 28.8%, of the outstanding Class A Stock, representing approximately 97.6% of the combined voting power of our common stock. Class B Stock is entitled to ten votes per share on each proposal, and the election of the Class II, Group I directors nominated for election at the Annual Meeting will be voted on solely by Dell, through its control of Class B Stock.

We are not aware of any matters to be presented at the Annual Meeting other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxy holders will use their discretion to determine how to vote your shares. For additional information about the Annual Meeting see “Information About the Annual Meeting.”

References to “VMware,” the “Company,” “we” and “our” in this proxy statement refer to VMware, Inc., a Delaware corporation.

OUR BOARD OF DIRECTORS AND NOMINEES

The Board is currently composed of eight members. The number of directors constituting the Board may be set by resolution of the Board from time to time. However, the Board may not consist of less than six directors nor more than twelve directors.

The Board is divided into two groups, Group I and Group II. The holder of Class B Stock, voting separately as a class, is entitled to elect directors representing a minimum of 80% of the total number of the directors constituting the Board, without vacancies. These directors are Group I directors. Holders of Class A Stock and Class B Stock, voting together as a single class, are entitled to elect the remaining number of directors. These directors are Group II directors.

The Board is also divided into three classes, with each class serving for a staggered three-year term. The Board consists of three Class I directors, three Class II directors and two Class III directors. At each Annual Meeting, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I directors, Class II directors and Class III directors expire upon the election and qualification of successor directors at the Annual Meetings held during the calendar years 2020, 2018 and 2019, respectively. The following table lists the current members of the Board, the committees, group and class to which they belong and designates which directors the Board determined to be independent under the New York Stock Exchange (“NYSE”) corporate governance standards (“NYSE Rules”):

Director	Audit Committee	Compensation and Corporate Governance Committee	Mergers and Acquisitions Committee	Related Persons Transactions Committee	Director Group	Director Class	Independent Director
Anthony Bates		✓	✓(C)	✓	Group II	Class I	✓
Michael Brown	✓(C)	✓			Group I	Class II	✓
Donald Carty	✓				Group I	Class III	✓
Michael Dell*					Group I	Class I
Egon Durban			✓		Group I	Class I
Karen Dykstra	✓			✓(C)	Group I	Class II	✓
Patrick Gelsinger			✓		Group I	Class II
Paul Sagan**	✓	✓(C)			Group I	Class III	✓

(C)	Chair of the committee.
*	Chairman of the Board
**	Lead Director

Directors Standing For Election

Directors Brown, Dykstra and Gelsinger have each been nominated by the Board for election at the Annual Meeting, and each has agreed to stand for election for an additional three-year term.

Information concerning the nominees is presented below:

Michael Brown

Class II, Group I

Term expires: 2018 Annual Meeting

Mr. Brown, age 72, has served as a director of VMware since April 2007. Mr. Brown was a director of EMC from August 2005 until May 2016. From August 1994 until his retirement in July 1997, Mr. Brown served as Vice President and Chief Financial Officer (“CFO”) of Microsoft Corporation. He was Vice President, Finance of Microsoft from April 1993 to August 1994. He joined Microsoft in December 1989. After retiring from Microsoft, Mr. Brown served as Chair of the NASDAQ Stock Market board of directors and as a past governor of the National Association of Securities Dealers. Prior to joining Microsoft, Mr. Brown spent 18 years with Deloitte & Touche LLP in various positions. Mr. Brown was a director of Insperity, Inc. from 1997 to June 2017. He is a director of Stifel Financial Corp, where he chairs the audit committee.

Mr. Brown brings to our Board substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He acquired this knowledge in the course of serving as the CFO of a global technology company, working with a major international accounting and consulting firm for 18 years and serving as a member of the audit committees of other public company boards. Mr. Brown’s experience at Microsoft and on the boards of other technology companies also provides insight into the information technology industry. His experience as an independent auditor provides our Board and the Audit Committee with significant insight into the preparation of financial statements and knowledge of audit procedures. Through his many senior management positions, including as Chair of the board of the NASDAQ Stock Market and as a governor of the NASD, Mr. Brown has demonstrated his leadership and business acumen.

Karen Dykstra

Class II, Group I

Term expires: 2018 Annual Meeting

Ms. Dykstra, age 59, has served as a director of VMware since March 2016. Ms. Dykstra served as CFO and Administrative Officer of AOL, Inc., a global media technology company, from November 2013 until July 2015, and as Executive Vice President and CFO of AOL from September 2012 until November 2013. Ms. Dykstra served on the board of directors of AOL from 2009 until September 2012, including service as Chair of the Audit Committee during her last two years on the AOL board. From January 2007 until December 2010, Ms. Dykstra was a Partner of Plainfield Asset Management LLC (“Plainfield”), and she served as Chief Operating Officer (“COO”) and CFO of Plainfield Direct LLC, Plainfield’s business development company, from May 2006 to 2010, and as a director from 2007 to 2010. She previously spent over 25 years with Automatic Data Processing, Inc., from 1981 through 2006, serving most recently as CFO from January 2003 to May 2006, and previously as Vice President—Finance, Corporate Controller and in other capacities. Ms. Dykstra is currently a director of Gartner, Inc., where she serves on the audit committee, and is a director of Boston Properties, Inc., where she also serves on the audit committee.

Ms. Dykstra brings to our Board substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. She acquired this knowledge in the course of serving as the CFO of two global companies, working with a major business services firm for 25 years and serving as a member of the audit committee of several other public company boards.

Patrick Gelsinger

Class II, Group I

Term expires: 2018 Annual Meeting

Mr. Gelsinger, age 57, has served as Chief Executive Officer (“CEO”) and a director of VMware since September 2012. Prior to joining VMware, he served as President and COO, EMC Information Infrastructure Products at EMC from September 2009 to August 2012. Mr. Gelsinger joined EMC from Intel Corporation, where he was Senior Vice President and Co-General Manager of Intel Corporation’s Digital Enterprise Group from 2005 to September 2009 and served as Intel’s Senior Vice President, Chief Technology Officer from 2002 to 2005. Prior to that, Mr. Gelsinger led Intel’s Desktop Products Group.

As CEO of VMware, Mr. Gelsinger has in-depth knowledge of our business and brings to our Board insight and knowledge of our operations and strategic opportunities. In addition, Mr. Gelsinger’s extensive experience as part of executive management teams for global information technology companies provides our Board with significant expertise on a variety of issues important to our business.

Directors Not Standing For Election

Information concerning our continuing directors is presented below:

Anthony Bates

Class I, Group II

Term expires: 2020 Annual Meeting

Mr. Bates, age 51, has served as a director of VMware since February 2016. Mr. Bates has served as the CEO, Growth Equity at Social Capital, an investment firm, since June 2017. From June 2014 until December 2016, Mr. Bates served as President of GoPro, Inc., a maker of video and photo capture devices. From June 2013 until March 2014, Mr. Bates was Executive Vice President, Business Development and Evangelism of Microsoft Corporation, a software company. Mr. Bates was CEO of Skype Inc. from October 2010 until its acquisition by Microsoft in 2011, subsequent to which Mr. Bates served as President of Microsoft’s Skype Division until June 2013. From 1996 to October 2010, Mr. Bates served in various roles at Cisco Systems, Inc., most recently as Senior Vice President and General Manager of Enterprise, Commercial and Small Business. Mr. Bates currently serves on the board of directors of GoPro and eBay Inc.

Mr. Bates has extensive executive leadership experience in the technology industry, including managing worldwide operations, sales, service and support areas. His leadership experience and service on the board of directors of other companies brings to our Board strong leadership expertise and unique industry insight.

Donald Carty

Class III, Group I

Term expires: 2019 Annual Meeting

Mr. Carty, age 71, has served as a director of VMware since December 2015. Mr. Carty is currently a private investor. Mr. Carty served as a director of EMC from January 2015 until September 2016 when Dell, a provider of scalable IT systems, acquired EMC, VMware’s parent company (“Dell Acquisition”). Mr. Carty served as Chairman of Virgin America Inc. from February 2006 to December 2016, when Virgin was acquired by Alaska Air Group, Inc. He served as Vice Chairman and CFO of Dell, Inc. from January 2007 to June 2008, and as Chairman and CEO of AMR Corporation and American Airlines from May 1998 to April 2003. Mr. Carty is currently a director of Hawaiian Holdings, Inc., the parent company of Hawaiian Airlines, Inc., where he serves on the audit committee, compensation committee and executive committee, and is a director of Canadian National Railway Company, where he chairs the audit committee and serves on the corporate governance and nominating committee, the environment, safety and security committee, the human resources and compensation committee, and the strategic planning committee.

Mr. Carty is a seasoned executive who brings to our Board significant financial acumen, industry insight and strategic planning experience gained from his previous leadership positions and service as the CFO of a global technology company. His service on other public company boards, including as a member of their audit committees, also provides him with valuable experience.

Michael Dell

Class I, Group I

Term expires: 2020 Annual Meeting

Mr. Dell, age 53, has served as a director and Chairman of the Board (“Chairman”) of VMware since the Dell Acquisition in September 2016. Mr. Dell serves as Chairman and CEO of Dell. Mr. Dell has held the title of Chairman of Dell Inc. since he founded the company in 1984. Mr. Dell also served as CEO of Dell Inc. from 1984 until July 2004 and resumed that role in January 2007. In 1998, Mr. Dell formed MSD Capital, L.P. for the purpose of managing his and his family’s investments, and, in 1999, he and his wife established the Michael & Susan Dell Foundation to provide philanthropic support to a variety of global causes. Mr. Dell serves as a director and non-executive Chairman of the board of SecureWorks Corp. (“SecureWorks”), a majority owned subsidiary of Dell, and serves on the board of directors of Pivotal Software, Inc., an indirect majority-owned subsidiary of Dell in which VMware has an ownership interest (“Pivotal”).

As the Chairman, CEO and founder of Dell, Mr. Dell oversees one of the world’s largest technology companies and is recognized as one of the leading innovators and influencers in the business world. Mr. Dell has decades of experience leading a complex, international technology enterprise and possesses extensive knowledge of internet-based technologies and the needs and expectations of enterprise customers. Having successfully led Dell Inc. through many transitions in information technology and enterprise computing, Mr. Dell brings extensive and valuable experience to our Board.

On October 13, 2010, a federal district court approved settlements by Dell Inc. and Mr. Dell with the Securities and Exchange Commission (“SEC”) resolving an SEC investigation into Dell’s disclosures and alleged omissions before fiscal year 2008 regarding certain aspects of its commercial relationship with Intel Corporation and into separate accounting and financial reporting matters. Dell Inc. and Mr. Dell entered into the settlements without admitting or denying the allegations in the SEC’s complaint, as is consistent with common SEC practice. The SEC’s allegations with respect to Mr. Dell and his settlement were limited to the alleged failure to provide adequate disclosures with respect to Dell Inc.’s commercial relationship with Intel Corporation prior to fiscal year 2008. Mr. Dell’s settlement did not involve any of the separate accounting fraud charges settled by Dell Inc. and others. Moreover, Mr. Dell’s settlement was limited to claims in which only negligence, and not fraudulent intent, is required to establish liability, as well as secondary liability claims for other non-fraud charges. Under his settlement, Mr. Dell consented to a permanent injunction against future violations of these negligence-

based provisions and other non-fraud based provisions related to periodic reporting. Specifically, Mr. Dell consented to be enjoined from violating Sections 17(a)(2) and (3) of the Securities Act of 1933 (“Securities Act”) and Rule 13a-14 under the Securities Exchange Act of 1934 (“Exchange Act”) and Rules 12b-20, 13a-1 and 13a-13 under the Exchange Act. In addition, Mr. Dell agreed to pay a civil monetary penalty of $4 million, which has been paid in full. The settlement did not include any restrictions on Mr. Dell’s continued service as an officer or director of Dell, Inc.

Egon Durban

Class I, Group I

Term expires: 2020 Annual Meeting

Mr. Durban, age 44, has served as a director of VMware since the Dell Acquisition in September 2016. Mr. Durban has been a member of the boards of directors of Dell and Dell Inc. since the closing of Dell Inc.’s going-private transaction in October 2013. Mr. Durban is a Managing Partner and Managing Director of Silver Lake, a global private equity firm. Mr. Durban joined Silver Lake in 1999 as a founding principal. Mr. Durban also serves on the board of directors of Motorola Solutions, Inc., Pivotal and SecureWorks.

As the Managing Partner, Managing Director and a founding principal of one of the leading global technology investment funds, Mr. Durban possesses considerable financial acumen, deep knowledge of global trends in information technology and expertise in conducting complex business transactions. Mr. Durban also brings valuable experience from his service on other public company boards to his service on our Board.

Paul Sagan

Class III, Group I

Term expires: 2019 Annual Meeting

Mr. Sagan, age 59, has served as a director of VMware since April 2014 and was elected VMware’s Lead Director in February 2015. Mr. Sagan has been a Managing Director at General Catalyst Partners, a venture capital firm, since January 2018, and previously served there as an Executive In Residence (XIR) since January 2014. Mr. Sagan was a director of EMC from December 2007 until the Dell Acquisition in September 2016. From April 2005 to January 2013, Mr. Sagan served as CEO of Akamai Technologies, Inc. (“Akamai”), a provider of services for accelerating the delivery of content and applications over the Internet, and was President from May 1999 to September 2010 and from October 2011 to December 2012. Mr. Sagan joined Akamai in October 1998 as Vice President and COO. Mr. Sagan was a member of the President Obama’s National Security Telecommunications Advisory Committee from December 2010 until January 2017. From July 1997 to August 1998, Mr. Sagan was Senior Advisor to the World Economic Forum. Previously, Mr. Sagan held senior executive positions at global media and entertainment companies Time Warner Cable and Time Inc., affiliates of Time Warner, Inc., as well as at CBS, Inc. Mr. Sagan is also a director of Akamai.

As the former President, COO and CEO of a fast-growing, industry-leading S&P 500 company, Mr. Sagan has significant experience leading a complex, international technology enterprise, extensive knowledge of internet-based technologies and business acumen. During his career, Mr. Sagan has led visionary technology and media companies and consulted with the World Economic Forum. In addition, Mr. Sagan’s service on other public company boards enables him to bring valuable experience from those directorships to his service on our Board.

Selection and Nomination of Directors

Our entire Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between Annual Meetings.

The Compensation and Corporate Governance Committee (“CCG Committee”) identifies, evaluates and recommends director candidates to the entire Board. The CCG Committee reviews and assesses the skills and characteristics it believes are or may be required on the Board based on the needs of our business. The CCG Committee identifies director candidates through numerous sources, including recommendations from directors, executive officers and stockholders of VMware. The CCG Committee identifies those individuals most qualified to serve as members of the Board and considers many factors with regard to each candidate, including judgment, integrity, diversity, prior experience, the interplay of the candidate’s experience with the experience of other members of the Board, the extent to which a director candidate would be desirable as a member of any committees of the Board, and a candidate’s willingness to devote substantial time and effort to the Board. As such, the Board believes that diversity of viewpoints and experiences is an important consideration in determining the composition of the Board. The effectiveness of the Board’s efforts to recruit members with appropriate skill sets and experiences and to promote the exchange of differing viewpoints is reviewed as part of the Board’s periodic self-assessment process. The Board believes that a board having no fewer than six and no more than twelve directors enables needed expertise, diversity of experiences, and independence, without hindering effective discussion or diminishing individual accountability. In considering director candidates, the Board considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

Our stockholders may recommend individuals to the Board for consideration as potential director candidates by submitting the suggested candidate’s name and appropriate background and biographical information to the VMware CCG Committee, 3401 Hillview Avenue, Palo Alto, California, 94304. Assuming that the appropriate information has been timely provided, the CCG Committee will consider these candidates substantially in the same manner as it considers other candidates it identifies.

Our stockholders also may nominate director candidates by following the procedures set forth in the advance notice provisions of VMware’s bylaws. For additional information, see “Information About the Annual Meeting—What is the deadline to propose actions for consideration at the 2019 Annual Meeting or to nominate individuals to serve as directors?”

CORPORATE GOVERNANCE

For purposes of the NYSE Rules, VMware is a “controlled company” because more than 50% of the voting power of VMware is held by Dell. Accordingly, pursuant to section 303A.00 of the NYSE Rules, we are exempt from certain NYSE corporate governance requirements and do avail ourselves of these exemptions. In particular, as a controlled company under the NYSE Rules, we are exempt from the requirements to have a:

•	majority of independent directors on our Board; and

•	nominating and corporate governance committee and a compensation committee that are each composed entirely of independent directors and that each have a charter addressing the respective committee’s purpose and responsibilities.

In light of our position as a controlled company, we have opted to establish a combined CCG Committee, instead of a separate compensation committee and a nominating and corporate governance committee. However, our CCG Committee is voluntarily comprised entirely of independent directors.

Our Board is committed to maintaining strong corporate governance practices. Our Board has adopted Corporate Governance Guidelines to provide a framework for the effective governance of VMware. Additionally, our Board has adopted written charters for its standing committees (Audit, Compensation and Corporate Governance, Mergers and Acquisitions and Related Persons Transactions), as well as Business Conduct Guidelines applicable to all directors, officers and employees. Our Board reviews the Corporate Governance Guidelines, the committee charters and the Business Conduct Guidelines periodically and implements changes as appropriate. Information about our corporate governance practices and copies of the Corporate Governance Guidelines, committee charters and Business Conduct Guidelines are available in the Governance subsection of the Investor Relations page of our website at http://ir.vmware.com. VMware will provide stockholders with a copy of its Corporate Governance Guidelines, committee charters and Business Conduct Guidelines, without charge, upon written request to our Investor Relations at VMware, Inc., 3401 Hillview Avenue, California, 94304.

Our Board has adopted corporate governance practices that the Board believes are in the best interests of VMware and our stockholders, as well as compliant with the rules and regulations of the SEC and the NYSE Rules. Highlights include:

•	Our Board believes that board membership requires a significant time commitment. As a result, directors may generally not serve on the board of directors of more than three public companies. Our CCG Committee considers the number of other public company boards on which a director or director candidate serves.

•	Directors who change job responsibilities outside VMware must promptly inform the CCG Committee. The CCG Committee then assesses the appropriateness of the director remaining on the Board and recommends to the Board whether to request that the director tender his or her resignation. If so requested, the director is expected to promptly tender his or her resignation from the Board and all committees thereof.

•	We have adopted a majority voting policy for the election of directors. The policy, which is included in our Corporate Governance Guidelines and our bylaws, requires any director who receives more votes cast “AGAINST” than “FOR” his or her election in an uncontested election to promptly offer to resign from the Board and all committees thereof following certification of the stockholder vote. The policy provides that the CCG Committee will assess the appropriateness of such director continuing to serve and will recommend to the Board the action to be taken with respect to such offered resignation. The Board will consider the CCG Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the stockholder vote.

•	Our Corporate Governance Guidelines require the CCG Committee to review committee assignments annually and, with the Chairman of the Board, make recommendations to the Board regarding such assignments. The Board reviews those recommendations and annually appoints the members and chair of each committee. Our current committee membership is set forth in “Board of Directors, Independence and Committees—Committees of the Board.”

•	The Lead Director, if any, and, if none, the CCG Committee, oversees an annual evaluation process of the Board and each committee of the Board as follows:

-	each director annually evaluates the Board as a whole;

-	each member of the Audit Committee, CCG Committee, Mergers and Acquisitions Committee (“M&A Committee”) and Related Persons Transactions Committee (“RPT Committee”) annually evaluates the committees on which he or she serves;

-	each director annually prepares an individual self-evaluation; and

-	the Lead Director, if any, and, if none, the CCG Committee, reports on, and makes recommendations to the Board with respect to, the evaluations.

•	To enable open communications with stockholders and other interested parties, we provide various means to contact the non-management directors, the entire Board and the Audit Committee (see “Information About the Annual Meeting—How do I contact VMware’s Board Directors”). Our Board strives to provide clear, candid and timely responses to any substantive communication from such persons.

•	In addition to the communications above, it is our Board’s policy pursuant to our Corporate Governance Guidelines to provide a response to any stockholder proposal that receives a majority vote.

•	Our Board believes that director education is integral to board and committee performance and effectiveness. Directors are expected to participate in continuing educational programs to maintain the necessary level of expertise to perform their responsibilities as directors.

•	Our non-management directors meet in executive session without management at least twice each year. The Chairman acts as presiding director for such executive sessions of the non-management directors. Independent directors meet in executive session at least once each year. The Lead Director, if any, and, if none, the Chair of the CCG Committee, acts as the presiding director for executive sessions of the independent directors.

•	Our Board believes that our non-employee directors should have a meaningful financial stake in VMware. Accordingly, we include equity awards as a component of the compensation we provide to our non-employee directors and have established stock ownership guidelines that require such directors to own at least 5,000 shares of our Class A Stock and hold at least 50% of the net shares acquired from us in compensation for their Board service until they reach such ownership level. Non-employee directors who do not receive compensation for their service on our Board are exempt from our stock ownership guidelines.

Our Leadership Structure

Our current leadership structure separates the roles of CEO and Chairman. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the CEO, sets the agenda for Board meetings and presides over meetings of the full Board. Our leadership structure also includes a Lead Director role to facilitate effective performance of the Board and its oversight of our business. We believe that having a separate Chairman and Lead Director structure allows the Board to effectively address governance issues by providing another channel for the Board to express its views to management and provide feedback to the CEO on company performance. The leadership structure of the Board has not impacted the Board’s ability to provide effective oversight of risk management.

Lead Director

Mr. Sagan has been our Lead Director since February 2015. The responsibilities of our Lead Director include:

•	serving as chair of any meeting, or portion of a meeting, at which the Chairman is not present;

•	providing the Chairman and the CEO with input on the preparation of Board meeting agendas, including those portions of Board meetings not attended by the Chairman and Board committee meetings;

•	providing feedback to the Chairman and the CEO in the form of assessments of Board meetings and management presentations at Board meetings;

•	consulting with the Chairman and the CEO on matters relating to corporate governance and Board performance;

•	communicating regularly with the CEO regarding information to be provided to the Board so that the Board can perform its duties and as to feedback from the Board for the CEO;

•	supervising the Board’s annual self-evaluations, including providing each Board member with feedback on such Board member’s performance and reporting overall results of the evaluations to the CCG Committee and, where appropriate, to the Board as a whole; and

•	performing such other duties as may be requested from time to time by the Board.

Oversight of Risk Management

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks.

Our M&A Committee assesses risks to the Company in connection with proposed acquisitions, divestitures and investments. The M&A Committee reviews management’s assessment of potential risks raised during due diligence and management’s related risk mitigation plans before granting approval to enter into definitive transaction agreements.

Our Audit Committee oversees management of financial risk exposures, including the integrity of our accounting and financial reporting processes and controls. As part of this responsibility, the Audit Committee meets periodically with the independent auditor, our internal auditors and our financial and accounting personnel to discuss significant financial risk exposures and the steps management has taken and will take to monitor, control and report such exposures. Additionally, the Audit Committee reviews significant findings prepared by the independent auditor and our internal auditors, together with management’s related responses. Our Audit Committee also oversees management’s compliance with applicable legal and regulatory requirements and the risks related to potential non-compliance. The Audit Committee reviews periodic reports from our Chief Ethics and Compliance Officer, our Chief Information Security Officer (“CISO”), our internal auditors and our independent auditor. Finally, the Audit Committee has primary oversight responsibility for matters relating to enterprise risk. As such, the charter for our Audit Committee provides for periodic reviews and discussion of our practices and policies with respect to risk assessment and risk management with an enterprise risk management committee comprised of senior members of the Company’s management team.

The enterprise risk management committee reviews the adequacy and effectiveness of the Company’s risk management and controls framework and processes, provides that risk management activities are integrated, consistent and managed at a level consistent with the risk, makes recommendations for, and tracks and reports on progress of, changes in the risk management framework, and assists the CEO in assuring that significant risks to the Company are identified and risk benefit trade-offs are managed appropriately to protect the Company’s assets and shareholder value. The CFO serves as the enterprise risk management committee chairman and the members include the CEO and senior leaders of the Company’s legal, audit, compliance, information security, product security, human resources, information, customer and products organizations. The enterprise risk management Committee meets and regularly reports to the Audit Committee.

Our management also reviews the compensation plans and programs that could have a material impact on VMware for each of our functional groups with the CCG Committee. Our management review considers whether any of these plans or programs may encourage inappropriate risk-taking or give rise to risks that are reasonably likely to have a material adverse effect on us, and whether it would recommend any changes to the plans or programs. Long-term, equity-based compensation, which we believe discourages excessive short-term risk taking and strongly aligns employee interests with the creation of long-term increased stockholder value, is an important feature in the compensation packages we offer our executive officers and employees. Management also reviews with the CCG Committee risk-mitigating controls, such as our compensation recovery policy for executive officer bonus and equity compensation, the degree of committee and senior management oversight of each program, and the level and design of internal controls over such programs. Based on these reviews, we have concluded that our compensation plans and programs are not reasonably likely to have a material adverse effect on our company.

BOARD OF DIRECTORS, INDEPENDENCE AND COMMITTEES

Board Independence

As a controlled company, under the NYSE Rules, we are exempt from the requirement to have a majority of independent directors on the Board. The Board has affirmatively determined that five of our eight directors are independent of VMware under the NYSE Rules. Specifically, each of Directors Bates, Brown, Carty, Dykstra and Sagan are independent. The Board considered all facts and circumstances it deemed relevant in making such determinations of independence, including business relationships between VMware and companies on which our independent directors serve as board members. The Board affirmatively concluded that none of these relationships are of a material nature or are of a nature that would preclude such directors from being deemed independent under NYSE Rules.

Ownership interests of our directors or officers in the common stock of Dell, or service as both a director of Dell and VMware, or as a director of VMware and an officer or employee of Dell could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and Dell. Since VMware’s initial public offering (“IPO”), in order to address potential conflicts of interest between us and EMC with respect to corporate opportunities, our certificate of incorporation has contained provisions regulating and defining the conduct of our affairs as they may involve EMC and its officers and directors, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with EMC. Our certificate of incorporation also contains provisions limiting the liability any of our directors and officers who are also directors or officers of EMC in the event they learn of a transaction that may be a corporate opportunity for both VMware and EMC, provided they comply with the policies set forth in our certificate of incorporation. These provisions are applicable to Mr. Dell, who serves as CEO of EMC. Transactions with Dell are also subject to review by our RPT Committee pursuant to our Related Persons Transactions Policy. Additionally, pursuant to resolutions adopted by our RPT Committee, we have renounced any expectancy or interest in being offered an opportunity to participate in corporate opportunities of which Mr. Dell becomes aware through his personal capacity, his capacity as Chairman and CEO of Dell, his capacity as the founder and controlling owner of MSD Capital or through any other entity in which MSD Capital or its affiliates has an interest, and of which Mr. Durban becomes aware through his personal capacity, his capacity as a member of the board of directors of Dell, his capacity as Managing Partner and Managing Director of Silver Lake or through any other entity in which Silver Lake or its affiliates has an interest. Pursuant to resolutions adopted by the Board, we have renounced any expectancy or interest in being offered an opportunity to participate in corporate opportunities of which Mr. Sagan becomes aware through his personal capacity and or his capacity as Managing Director at General Catalyst Partners or through any other entity in which General Catalyst Partners or its affiliates has an interest. For more information, see “Review and Approval of Transactions with Related Persons.”

Attendance at Board, Committee and Annual Stockholder Meetings

The Board expects that each director will prepare for, attend and participate in all Board and applicable committee meetings and that each director will ensure that other commitments do not materially interfere with his or her service on the Board. During the fiscal year ended February 2, 2018 (“FY18”), the Board held seven meetings. Each incumbent director serving during FY18 attended at least 75% of the Board and applicable committee meetings held during the period in which he or she served. VMware’s Corporate Governance Guidelines provide that each director is expected to attend the Annual Meeting. All members of the then-current Board, with the exception of Mr. Durban, attended our 2017 Annual Meeting.

Committees of the Board

The Board has established four standing committees: the Audit Committee, the CCG Committee, the M&A Committee and the RPT Committee. Each committee operates pursuant to a written charter that is available on the Governance subsection of the Investor Relations page of our website at http://ir.vmware.com. The current membership of each committee is listed below.

Audit Committee	Compensation and Corporate Governance Committee	Mergers and Acquisitions Committee	Related Persons Transactions Committee
Michael Brown(C)*	Anthony Bates*	Anthony Bates(C)*	Anthony Bates*
Donald Carty*	Michael Brown*	Egon Durban	Karen Dykstra(C)*
Karen Dykstra*	Paul Sagan(C)*	Patrick Gelsinger
Paul Sagan*

(C)	Chair of the committee.
*	Independent director under the NYSE Rules.

Audit Committee

The Board has determined that our Audit Committee is comprised solely of independent directors within the meaning of the applicable SEC rules and regulations and the NYSE Rules. The Board has determined that all current Audit Committee members meet the additional, heightened independence criteria of Rule 10A-3 of the Exchange Act applicable to audit committee members. The Board has also determined that each of Directors Brown, Carty, Dykstra and Sagan is an “audit committee financial expert” as defined by the SEC and that all Audit Committee members are financially literate under the current listing standards of the NYSE.

The Audit Committee held eight meetings in FY18. This committee reviews with management and our auditors our financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by our independent auditor on our financial statements and our accounting controls and procedures, the independence of our auditors, our internal controls, other matters as set forth in the Audit Committee charter, as adopted by the Board, and such other matters as the committee deems appropriate.

In accordance with its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us and pre-approves such audit, review or attest engagements. The Audit Committee also pre-approves non-audit services to be performed by our independent auditor in accordance with the Audit Committee’s pre-approval policy. Pursuant to its charter, our Audit Committee recommends, establishes and monitors procedures designed to facilitate the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee also oversees management of financial risk exposures, including the integrity of our accounting and financial reporting processes and controls. In addition, the Audit Committee appoints the head of the internal audit department and oversees the Company’s internal audit function, reviews the appointments of our Chief Ethics and Compliance Officer and our CISO, receives periodic reports on ethics and compliance and information security matters, and is notified of any significant ethics and compliance and cybersecurity matters.

During FY18, senior members of our financial and legal management participated in each of the Audit Committee’s regularly scheduled meetings. During the course of the year, the Audit Committee had separate executive sessions with our CFO and members of his staff, our Chief Legal Officer or General Counsel, our Chief Ethics and Compliance Officer, our CISO, the head of our internal audit department and our independent auditor at which candid discussions regarding legal matters, cybersecurity matters, financial reporting, compliance, internal controls and accounting systems and processes took place. The Audit Committee discussed with VMware’s independent auditor the overall scope and plans for its audit.

The Audit Committee reviewed and discussed our FY18 financial statements with our management and our independent auditor. The meeting included a discussion of the quality and not just the acceptability of the accounting principles applied, the reasonableness of the significant accounting judgments and estimates and the clarity of disclosures in the financial statements.

Additionally, the Audit Committee has primary oversight responsibility for matters relating to enterprise risk. As such, the charter for our Audit Committee provides for the committee to periodically review and discuss our practices and policies with respect to risk assessment and risk management with the enterprise risk management committee.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews our quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements. The Audit Committee also relies on the work and assurances of our independent auditor who is engaged to audit and report on our consolidated financial statements and the effectiveness of our internal control over financial reporting.

Compensation and Corporate Governance Committee

The Board has determined that our CCG Committee is comprised solely of independent directors within the meaning of the applicable SEC rules and regulations and the NYSE Rules, although we are not required to maintain the independent composition of this committee in light of our position as a controlled company. The CCG Committee held 12 meetings in FY18. In accordance with its charter, the CCG Committee evaluates and sets compensation for our executive officers and monitors our general compensation programs. Subject to the terms of our compensation plans and the consent of the holder of our Class B Stock to the aggregate size of the annual equity award pool pursuant to the terms of our certificate of incorporation, the CCG Committee has discretion to determine the amount, form, structure and implementation of compensation payable to our executive officers, including, when appropriate, discretion to increase or decrease awards or to award compensation absent the attainment of performance goals and to award discretionary cash compensation outside of the parameters of our compensation plans. In exercising such discretion, the CCG Committee consults with our management. The CCG Committee approves transactions under our equity plans and has the authority to administer and interpret the provisions of our equity and other compensation plans. The CCG Committee is also responsible for overseeing and reporting to the Board on succession planning for the CEO and other senior management positions. Additionally, the CCG Committee reviews compensation of our non-employee directors and recommends changes for approval by the Board, and also oversees our non-employee director stock ownership guidelines and our executive stock ownership guidelines.

Our CCG Committee is also responsible for overseeing and advising the Board with respect to corporate governance matters, assisting the Board in identifying and recommending qualified director candidates, making recommendations to the Board with respect to Board committee assignments, and, if no Lead Director has been appointed, overseeing the Board evaluations.

The CCG Committee has engaged an independent consultant, Frederic W. Cook & Co. (“FW Cook”), to advise the Committee on an as-needed basis with respect to executive and non-employee director compensation matters. FW Cook reports directly to the CCG Committee and does not provide services to VMware management. For more information on the processes and procedures followed by the CCG Committee for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis.”

Mergers and Acquisitions Committee

The M&A Committee, pursuant to its charter, reviews and assesses, with our management, potential acquisitions, divestitures and investments and, where appropriate, will make recommendations to the Board regarding potential target candidates. In connection with such review and assessment, our M&A Committee may approve acquisitions, divestitures and investments up to a specified applicable dollar limit and in accordance with any other relevant parameters as established by the Board. The M&A Committee also assesses risk to the Company in connection with proposed acquisitions, divestitures and investments.

Related Persons Transactions Committee

The RPT Committee, pursuant to its charter, is responsible for reviewing transactions by the Company involving related persons in accordance with the Company’s Related Persons Transactions Policy. For more information on related persons transactions, see “Transactions with Related Persons.”

Compensation Committee Interlocks and Insider Participation

During FY18, the CCG Committee was comprised of Directors Bates, Brown and Sagan. No executive officer of VMware during FY18 served, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the CCG Committee.

PROPOSAL 1

ELECTION OF DIRECTORS

We are asking our stockholders to elect three Class II, Group I directors, each to serve for an additional three-year term. The current term of office for Class II, Group I directors expires at the Annual Meeting. The Board has nominated the following three persons, each an incumbent Class II, Group I director, for election at the Annual Meeting:

•	Michael Brown

•	Karen Dykstra

•	Patrick Gelsinger

We expect each nominee for election as a director at the Annual Meeting to be able to accept such nomination. For more information about the nominees, see “Our Board of Directors and Nominees.” Each director elected at the 2018 Annual Meeting will serve until the 2021 Annual Meeting or special meeting in lieu thereof and until that director’s successor is elected and qualified.

Class II, Group I director nominees Brown, Dykstra and Gelsinger must be elected by a majority of the votes of the Class B Stock cast with respect to such nominee at the Annual Meeting.

The Board unanimously recommends that you vote “FOR” the election of the Class II, Group I director nominees.

PROPOSAL 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote, on a non-binding advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement (in accordance with the compensation disclosure rules of the SEC). This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers listed in the “Summary Compensation Table” (each a “NEO”). See “Compensation of Executive Officers—Summary Compensation Table.”

The objectives of our executive compensation program are to:

•	motivate our executives to achieve our strategic, operational and financial goals;

•	reward superior performance;

•	attract and retain exceptional executives; and

•	reward behaviors that result in long-term increased stockholder value.

To achieve these objectives, we have implemented and maintained compensation plans that tie a substantial portion of our executive compensation to the achievement of pre-determined performance goals and increases in total stockholder return. Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement for greater detail about our executive compensation programs, including our compensation philosophy, policies and practices and information about the FY18 compensation of our NEOs.

We are asking our stockholders to indicate their support for the compensation of our NEOs as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED: That the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the Summary Compensation Table, and the other related tables as set forth in the proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission relating to the Company’s 2018 Annual Meeting of Stockholders.”

Even though your vote is advisory, and therefore will not be binding on the Company, the CCG Committee and the Board value the opinions of our stockholders and will consider the outcome of the vote when determining future executive compensation. We have adopted a policy providing for annual advisory votes to approve the compensation of our NEOs. The next advisory vote to approve the compensation of our NEOs will be at the 2019 Annual Meeting of stockholders.

The Board unanimously recommends that you vote “FOR” approval of the compensation of the Company’s named executive officers.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

We are asking our stockholders to ratify the selection by the Audit Committee of PwC as our independent auditor for the fiscal year ending February 1, 2019.

PwC, an independent registered public accounting firm, has served as our independent auditor since December 2002. We expect that representatives of PwC will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions. PwC is also the independent auditor of Dell, our ultimate parent and controlling stockholder. We are required by the Master Transaction Agreement we entered into with EMC (which was acquired by Dell) at the time of our IPO to use our reasonable best efforts to use the same independent registered public accountant selected by EMC until such time as EMC is no longer required to consolidate our results of operations and financial position, determined in accordance with GAAP consistently applied. For further information, see “Transactions with Related Persons.”

Although ratification by the stockholders is not required by law, the Board has determined that it is desirable to request approval of this selection by the stockholders as a matter of good corporate governance. In the event the stockholders fail to ratify the appointment of PwC, the Audit Committee will consider this factor when making any determinations regarding PwC. Even though your vote is advisory and therefore will not be binding on the Company, the Audit Committee and the Board value the opinions of our stockholders.

The Board unanimously recommends that you vote “FOR” the ratification of the selection of PwC as our independent auditor for the fiscal year ending February 1, 2019.

Pre-Approval of Audit and Non-Audit Services

During FY18, the Audit Committee approved all audit, review and attest services performed by PwC.

In accordance with the Audit Committee’s pre-approval policy, the Audit Committee pre-approves permissible non-audit services and audit, review or attest engagements. The Audit Committee has delegated to its Chair the authority to pre-approve any specific non-audit service that was not previously pre-approved by the Audit Committee. Any decisions of the Chair to pre-approve non-audit services are then presented to the Audit Committee at its next scheduled meeting. During FY18, the Audit Committee pre-approved all non-audit services in accordance with this policy.

For the fiscal years ended February 2, 2018 and December 31, 2016, fees for services provided by PwC were as follows:

Fiscal Year	Audit Fees(1) ($)	Audit Related Fees(2) ($)	Tax Fees(3) ($)	All Other Fees(4) ($)
2018(5)	9,572,910	1,311,453	2,429,477	62,132
2016	5,992,183	1,438,687	2,261,189	64,226

(1)	Includes fees in connection with the audit of our financial statements and internal control over financial reporting, review of interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Includes fees in connection with acquisition-related support and other technical, financial reporting and compliance services.
(3)	Includes fees in connection with tax compliance and tax consulting services.
(4)	Includes fees principally in connection with sustainability reporting services and for subscriptions to PwC’s web-based research program, training courses and conferences.
(5)	Includes current estimates of fees for unbilled services. VMware revised its fiscal calendar effective January 1, 2017. VMware’s first fiscal year under its revised fiscal calendar began on February 4, 2017 and ended February 2, 2018. The period from January 1, 2017 through February 3, 2017 was recorded as a transition period (“Transition Period” or “Transition”). FY18 fees include fees relating to the Transition Period.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding our equity compensation plans, including the Incentive Plan and Purchase Plan, as of February 2, 2018. Only shares of Class A Stock may be issued under these plans.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights (a)		Weighted-Average Exercise Price Per Share Of Outstanding Options, Warrants And Rights (b)	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) (c)
Equity compensation plans approved by security holders	20,354,370	(1)(2)	$54.63(3)	24,540,487(4)
Equity compensation plans not approved by security holders	—		—	—
Total:	20,354,370		$54.63	24,540,487

(1)	Includes 1,647,166 shares subject to outstanding options, 16,611,211 shares of Class A Stock subject to outstanding RSUs and 2,095,993 shares subject to outstanding PSUs (assuming achievement of the maximum performance).
(2)	Includes 1,304,825 shares issuable pursuant to equity awards outstanding under the Incentive Plan that were granted in substitution for outstanding grants of companies that we have acquired (“Substitution Grants”). The Incentive Plan provides that the number of shares reserved for issuance under the Incentive Plan will be increased by the corresponding number of outstanding equity grants assumed or substituted for in connection with mergers and similar transactions. Substitution Grants typically remain subject to the terms that governed the grants when initially awarded by the acquired companies. When VMware makes Substitution Grants, VMware does not assume the stock plans of such acquired companies and does not make additional grants under such plans.

(3)	Represents the weighted-average exercise price of outstanding options under the Incentive Plan and is calculated without taking into account the 18,707,204 shares of Class A Stock subject to outstanding RSUs and PSUs that become issuable as those units vest, without any cash consideration or other payment required for such shares.
(4)	Represents the number of securities remaining available for issuance under the Incentive Plan and the Purchase Plan.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information, as of May 4, 2018, about the beneficial ownership of Class A Stock and Class B Stock by (1) Dell, (2) each person who is known by us to own beneficially more than 5% of either class of our common stock, (iii) each of our directors and nominees for director, (iv) each of our NEOs and (v) all directors and executive officers of VMware as a group.

Applicable percentage ownership is based on 106,433,613 shares of Class A Stock and 300,000,000 shares of Class B Stock outstanding as of May 4, 2018. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to options, warrants, rights or conversion privileges related to securities beneficially owned by that person that are currently exercisable or exercisable within 60 days of May 4, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o VMware, Inc., 3401 Hillview Avenue, Palo Alto, California, 94304.

Name of Beneficial Owner	Class A Shares Beneficially Owned(1) (#)	Outstanding Class A Shares (%)		Class B Shares Beneficially Owned (#)	Outstanding Class B Shares (%)		Total Vote(2) (%)
Principal Stockholders:
Dell Technologies Inc.(3)	30,678,605	28.8		300,000,000	100		97.6
Michael Dell(4)	30,678,605	28.8		300,000,000	100		97.6
SLP investment funds(5)	30,678,605	28.8		300,000,000	100		97.6
Other 5% Beneficial Owners:
T. Rowe Price Associates, Inc.(6)	7,422,517	7.0		—	*	*	*	*
Other Directors and Executive Officers:
Anthony Bates(7)	9,087	*	*	—	*	*	*	*
Michael Brown*(7)	50,099	*	*	—	*	*	*	*
Maurizio Carli(8)	46,804	*	*	—	*	*	*	*
Donald Carty(7)	9,502	*	*	—	*	*	*	*
Egon Durban	—	*	*	—	*	*	*	*
Karen Dykstra*	6,742	*	*	—	*	*	*	*
Patrick Gelsinger*(9)	435,151	*	*	—	*	*	*	*
Sanjay Poonen(10)	242,972	*	*	—	*	*	*	*
Rangarajan (Raghu) Raghuram(11)	209,757	*	*	—	*	*	*	*
Zane Rowe	19,107	*	*	—	*	*	*	*
Paul Sagan(7)	12,972	*	*	—	*	*	*	*
All directors and executive officers as a group (14 persons)(12)	31,820,811	29.9		300,000,000	100		97.6

*	Nominee for director
**	Represents less than 1%

(1)	All amounts shown in this column include shares obtainable upon exercise of stock options currently exercisable or exercisable within 60 days of May 4, 2018 and shares underlying RSUs vesting within 60 days of May 4, 2018. In addition to the amounts shown, each share of Class B Stock may be converted to one share of Class A Stock upon election of the holder. To our knowledge, except as noted above, no other person or entity is the beneficial owner of more than 5% of either the Class A Stock or the Class B Stock.
(2)	Percentage of total voting power represents voting power with respect to all shares of Class A Stock and Class B Stock, as a single class, calculated on the basis of 10 votes per share of Class B Stock and one vote per share of Class A Stock. Each holder of Class B Stock is entitled to 10 votes per share of Class B Stock, and each holder of Class A Stock is entitled to one vote per share of Class A Stock on all matters submitted to our stockholders for a vote, with the exception of the election of Class I, Group II directors, in which Class A Stock and Class B Stock are each entitled to one vote per share. Additionally, following a Distribution, (i) Class B stockholders are entitled to only one vote per share on any proposal to require the conversion of all then-outstanding shares of Class B Stock to Class A Stock; and (ii) Class B stockholders may not vote in elections for the Board without obtaining the prior consent of the Board if they have acquired 10% or more of the then-outstanding shares of Class B Stock other than through the Distribution and do not also hold an equivalent percentage of shares of the then-outstanding Class A Stock, in each case as further set forth in our certificate of incorporation.
(3)	As of May 4, 2018, EMC is the holder of record of 240,000,000 shares of Class B Stock and 10,149,359 shares of Class A Stock reported as beneficially owned by Dell, VMW Holdco LLC, a direct wholly owned subsidiary of EMC, is the holder of record of 20,000,000 of the shares of Class A Stock and 60,000,000 of the shares of Class B Stock reported as beneficially owned by Dell, and EMC Equity Assets LLC is the record holder of 529,246 of the shares of Class A Stock reported as beneficially owned by Dell. EMC is indirectly wholly owned by Dell through its directly and indirectly held wholly owned subsidiaries, consisting of Denali Intermediate Inc., a Delaware corporation, and Dell Inc., a Delaware corporation. Dell, and each such subsidiary in the chain of subsidiaries through which Dell owns EMC (collectively, “Dell Entities”), by reason of its ownership of the voting securities of the subsidiary below it in the chain, has the right to elect or appoint the members of the governing body of that subsidiary and, therefore, to direct the management and policies of that subsidiary. As a result, each Dell Entity shares, or has the right to acquire, voting and investment power over the Class A Stock and Class B Stock held of record by EMC, EMC Equity Assets LLC and VMW Holdco LLC. As reported in a Schedule 13G filed on April 13, 2017, VMW Holdco LLC has pledged 20,000,000 shares of Class A Common Stock and 60,000,000 shares of Class B Stock owned by it to certain financial institution lenders to secure margin loan agreement and security agreements, each dated as of April 12, 2017. The address for each of EMC, Dell, EMC Equity Assets LLC and VMW Holdco LLC is c/o Dell Inc., One Dell Way, Round Rock, Texas 78682.
(4)	As described in this proxy statement, Mr. Dell is the Chairman and CEO of Dell. Mr. Dell beneficially owns voting securities of Dell representing a majority of the total voting power of the outstanding shares of all outstanding classes of common stock of Dell and has the power to elect directors who control a majority of the total votes entitled to be cast on the Dell board of directors. As a result, Mr. Dell may be deemed to be the beneficial owner of all of the shares of Class A Stock and Class B Stock beneficially owned by Dell. Mr. Dell’s address is c/o Dell Inc., One Dell Way, Round Rock, Texas 78682.
(5)	The SLP investment funds consist of Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P., Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P. and SLP Denali Co-Invest, L.P. The SLP investment funds have the right, under an agreement with Dell and other Dell stockholders, to approve the sale by Dell or specified subsidiaries of Dell of any shares of Class A Stock and Class B Stock held by them. As a result, the SLP investment funds may be deemed to share beneficial ownership of all of the shares of Class A Stock and Class B Stock owned by Dell and its specified subsidiaries. The general partner of each of Silver Lake Partners III, L.P. and Silver Lake Technology Investors III, L.P. is Silver Lake Technology Associates III, L.P., and the general partner of Silver Lake Technology Associates III, L.P. is SLTA III (GP), L.L.C. (“SLTA III”). The general partner of SLP Denali Co-Invest, L.P. is SLP Denali Co-Invest GP, L.L.C., and the managing member of SLP Denali Co-Invest GP, L.L.C. is Silver Lake Technology Associates III, L.P. The general partner of each of Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV, L.P. is Silver Lake Technology Associates IV, L.P., and the general partner of Silver Lake Technology Associates IV, L.P. is SLTA IV (GP), L.L.C. (“SLTA IV”). The managing member of SLTA III and SLTA IV is Silver Lake Group, L.L.C. As such, Silver Lake Group, L.L.C. may be deemed to have beneficial ownership of the securities beneficially owned by the SLP investment funds. The managing members of Silver Lake Group, L.L.C. are Michael Bingle, Egon Durban, Kenneth Hao and Gregory Mondre. The address for each of the SLP investment funds and entities named above is 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(6)	Based solely upon a Schedule 13G filed with the SEC on May 10, 2018 by T. Rowe Price Associates, Inc. The address for T. Rowe Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.
(7)	Includes 697 shares of Class A Stock issuable under RSUs that will vest within 60 days of May 4, 2018.
(8)	Includes 13,526 shares of Class A Stock subject to options exercisable within 60 days of May 4, 2018 and 3,999 shares of Class A Stock issuable under RSUs that will vest within 60 days of May 4, 2018.
(9)	Includes 180,376 shares of Class A Stock subject to options exercisable within 60 days of May 4, 2018.
(10)	Includes 181,411 shares of Class A Stock subject to options exercisable within 60 days of May 4, 2018.
(11)	Includes 55,869 shares of Class A Stock subject to options exercisable within 60 days of May 4, 2018.
(12)	Includes 71,432 shares of Class A Stock issuable to all executive officers and directors as a group under RSUs that will vest within 60 days of May 4, 2018.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section (“CD&A”) discusses the compensation programs and policies for our NEOs. The CD&A also provides an overview of the CCG Committee and its role in the design and administration of these programs and policies and its role in making specific compensation decisions for our NEOs.

Executive Summary

Objectives of our Executive Compensation Program

The objectives of our executive compensation program are to:

•	motivate our executives to achieve our strategic, operational and financial goals

•	reward superior performance

•	attract and retain exceptional executives

•	reward behaviors that result in long-term increased stockholder value

To achieve these objectives, we have implemented and maintain compensation plans that tie a substantial portion of our executive compensation to the achievement of pre-determined performance goals and increases in total stockholder return. As detailed below, our pay mix is balanced among base salary, short-term performance cash bonus awards and long-term equity compensation. We may adopt other arrangements from time to time to best meet our compensation objectives.

Executive Compensation Highlights

	What We Do		What We Do Not Do

✓	94% of CEO’s target compensation is in the form of incentive-based compensation, with 85% tied to stock price performance	✓	No guaranteed bonuses

✓	At least half of NEO target cash compensation opportunity is in the form of cash incentive bonuses that are funded on the basis of quantitative financial results	✓	No excessive perquisites or tax gross-ups

✓	Performance stock units (“PSUs”) constitute at least 50% of total target value of long-term incentive compensation equity mix for the CEO and CFO. In FY18, PSUs constituted approximately two-thirds of the total target value of new long-term incentive awards granted to NEOs	✓	No employment agreements with executives other than customary expat and localization arrangements

✓	All PSU Plans include a three-year performance period	✓	No single-trigger change-in-control provisions

✓	Below-target performance in incentive plans results in disproportionately lower payouts	✓	No hedging transactions allowed

✓	Stock ownership guidelines for our C-level NEOs in order to further promote the alignment of executive officer interests with those of our stockholders

✓	Independent compensation consultant is engaged by our CCG Committee to advise on executive compensation

✓	Clawback provisions enable recovery of performance bonuses and gains on equity awards

FY18 Summary

We revised our fiscal calendar effective January 1, 2017. Our first fiscal year under our revised fiscal calendar began on February 4, 2017 and ended February 2, 2018 (“FY18”). The period from January 1, 2017 through February 3, 2017 was recorded as a transition period (“Transition Period”) in place of a full fiscal year. Accordingly, this CD&A reports on FY18, whereas our previously filed proxy statement reported on the period that began January 1, 2016 and ended December 31, 2016 (“FY16”).

•	Pay-for-performance yielded above-target annual incentive bonus plan and PSU payouts in alignment with corporate financial results and stockholder returns. Our incentive plans focused on revenue, non-GAAP operating margin and license and hybrid cloud Software-as-a-Service (“SaaS”) revenue metrics, which we believe investors focus on in evaluating our performance. In FY18, we exceeded targets for each of these metrics, and total stockholder return increased by 56% from the end of FY16.

•	Lengthened non-equity incentive plan cycle from two semi-annual to one annual performance period. In FY18 NEOs participated in a non-equity incentive plan that reflected an annual performance period with annual goals and an annual payout opportunity. This replaced the prior FY16 plan design, which featured semi-annual performance periods, semi-annual goals and semi-annual payouts. In making this design change, the CCG Committee took into consideration alignment with the Company’s annual operating plan as well as peer and governance best practices. For more information, see the “Annual Performance-Based Bonus” section of this CD&A for more details.

•	Established a one-time PSU Plan, the FY18 Hybrid Cloud PSU Plan (“FY18 HC PSU Plan”), to incentivize continuing progress in growing the Company’s cloud and SaaS-based business. In FY18, our NEOs were awarded special PSUs that vest in a single cliff after three years only to the extent that the Company achieves annual hybrid cloud and SaaS revenue growth objectives for each of FY18, fiscal year 2019 (“FY19”) and fiscal year 2020 (“FY20”) while also achieving a total stockholder return (“TSR”) objective through the end of FY20. The FY18 HC PSU Plan is in addition to the FY18 Operating PSU Plan, which continues the design of the Company’s preceding fiscal year 2015 (“FY15”) and FY16 PSU plans by measuring achievement of three consecutive annual adjusted revenue and non-GAAP operating margin objectives and, consistent with the FY16 PSU Plan, a single three-year non-GAAP operating income growth goal. The FY18 HC PSU Plan and the FY18 Operating PSU Plan (“FY18 PSU plans”) measure distinct aspects of the Company’s performance over the same three-year period. Taken together, the FY18 PSU plans are designed to balance growth in the Company’s cloud- and SaaS-based solutions business with the ongoing imperative of continuing to deliver on total revenue growth and profitability metrics directly related to stockholder returns. For more information on both FY18 PSU plans, see the “Long-Term Incentives” section of this CD&A.

•	Established executive stock ownership guidelines for C-level NEOs. During FY18, the CCG Committee established stock ownership guidelines for our C-level NEOs in order to further promote the alignment of executive officer interests with those of our stockholders. The stock ownership guidelines took effect on April 1, 2018 and cover the Company’s CEO, COOs and CFO, setting ownership levels as a multiple of base salary (6x for our CEO, 3x for COOs and 2x for our CFO). For more information, see the “Executive Stock Ownership Guidelines” section of this proxy statement.

Advisory Vote on NEO Compensation

We conducted our annual non-binding advisory Say-on-Pay vote at our 2017 Annual Meeting held on June 8, 2017. Our stockholders demonstrated strong support for our executive compensation program, with over 99% of the total votes cast in support of our executive compensation program. In light of this strong support of our executive compensation practices and plans, we have maintained our existing compensation philosophy, which is focused on delivering compensation that rewards performance and helps to achieve the objectives of our executive compensation program described above, including attracting and retaining exceptional executives.

We have determined that our stockholders should vote on a Say-on-Pay proposal each year. Accordingly, our board of directors recommends that you vote FOR Proposal 2 at the Annual Meeting. For more information, see “Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation” in this proxy statement.

NEOs

Our NEOs for FY18 set forth in this proxy statement are:

Patrick Gelsinger	CEO
Zane Rowe	CFO and Executive Vice President
Maurizio Carli	Executive Vice President, Worldwide Sales and Services
Sanjay Poonen	COO, Customer Operations
Rangarajan (Raghu) Raghuram	COO, Products and Cloud Services

Corporate Performance During FY18

Our executive compensation programs are designed to reward strong corporate performance and align the executive compensation opportunity with stockholder interests. Accordingly, our compensation decisions reflect both our performance and our outlook.

During FY18, the Company achieved financial and operational results that contributed to our stock price increasing from $78.73 on December 30, 2016, the last trading day of FY16, our last completed 12-month fiscal year prior to the transition in our fiscal calendar, to $122.72 on February 2, 2018, the last day of FY18. Highlights from FY18 include:

•	Delivered positive financial results. VMware’s executive team remained focused on driving financial and operational results for VMware’s stockholders, as revenue, non-GAAP operating margin, non-GAAP operating income, license revenue and unearned revenue balance each increased year over year.

Financials	FY18	FY16
Revenue ($M)	$7,922	$7,093	+12%
Non-GAAP operating margin(1)	33.2%	32.3%	+0.9%
Non-GAAP operating income ($M)(1)	$2,631	$2,294	+15%
License revenue ($M)	$3,195	$2,794	+14%
Unearned revenue balance ($M)(2)	$6,250	$5,624	+11%

(1)	For a reconciliation of our non-GAAP operating margin and operating income to GAAP operating margin and operating income, respectively, see “Appendix A”.
(2)	Balance as of fiscal year end.

•	Advanced our cloud and SaaS strategy to address our customers’ evolving IT requirements. In FY18, we continued to expand and increase the capabilities of our cloud and SaaS-based offerings designed to further our long-term strategy to broaden offerings that allow organizations to manage IT resources across private clouds and complex multi-cloud, multi-device environments. We announced the initial availability in certain geographies of VMware Cloud Services on AWS, a product of our strategic alliance with Amazon Web Services, we continued to grow our VMware Cloud Provider Program (“VCPP”) business and also experienced robust growth in sales of our AirWatch mobile solution, our leading SaaS offering. Overall, revenue from our Hybrid Cloud Computing and SaaS offerings experienced healthy growth and accounted for approximately 8% of our overall revenues.

•	Experienced growth across our portfolio, including our strategic growth areas. Overall, we experienced growth across our portfolio, including strategic growth areas such as VMware NSX, our network virtualization solution, VMware vSAN, our enterprise-grade virtual storage offering, which is also built into our hyper-converged infrastructure solutions, such as VxRail and our end user computing solutions led by Workspace ONE, our virtual workspace platform. Customers continued to demonstrate interest and invest in VMware products as the foundation for their digital platforms, as demonstrated by our 14% year-over-year growth in license revenue.

•	Returned capital to investors. In FY18, we returned $1.449 billion to our stockholders in the form of share repurchases.

Alignment of Corporate Performance and Incentive Compensation During FY18

During FY18, our NEOs were eligible to participate in an annual incentive plan and in PSU plans. In the case of the PSU plans, FY18 was an annual performance period in four overlapping multi-year PSU plans:

•	our FY15 PSU Plan, which paid out based on performance during FY15, FY16 and FY18;

•	our FY16 PSU Plan, under which shares may be earned based on performance during FY16, FY18 and FY19;

•	our FY18 Operating PSU Plan, under which shares may be earned based on performance during FY18, FY19 and FY20; and

•	our FY18 HC PSU Plan, under which shares may be earned based on performance during FY18, FY19 and FY20.

Each of the above PSU plans includes performance tranches for individual fiscal years and a multi-year performance goal measured over the duration of the plan. As a result of our fiscal calendar transition, we adjusted our FY15 and FY16 PSU plans to track performance during FY18. For more information, see “—Long-Term Incentives.”

In consideration of our financial, strategic, operational and stock price performance, we believe we demonstrated alignment in pay-for-performance during FY18 as described below.

Plan	Achievement	Impact on Payout Funding
Executive Annual Incentive Bonus Plan	• 103.5% of target revenue • Exceeded non-GAAP operating margin target by 1.5% • 104.8% of target license and hybrid cloud and SaaS revenue

•   NEO payout from financial component of bonus plan was 130.1% of target, given over-achievement in each component

•   NEO payouts from the Individual performance objectives (“MBO”) component of bonus plan ranged from 115% to 130% of target based on achievements in expanding the Company’s portfolio of products, solutions and services and enhancing strategic partnerships

FY15 and FY16 PSU Plans and FY18 Operating PSU Plan

•   FY18 tranche applicable to FY15 and FY16 PSU Plans and FY18 Operating PSU Plan: 104.2% of target adjusted revenue; exceeded non-GAAP operating margin by 1.4%

•   Multi-year revenue growth modifier applicable to FY15 PSU Plan: 100% of target

•   FY18 tranche: 187.1% of target due to overachievement in adjusted revenue and non-GAAP operating margin

•   Multi-year revenue growth modifier applicable to FY15 PSU Plan: 1.0x multiplier (maximum) on PSUs otherwise subject to vest based on performance in FY15, FY16 and FY18 tranches (84.6%, 157.2% and 187.1% of target, respectively); shares paid out represented 143% of target PSUs issued at beginning of performance period, reflecting above-target performance in two of three tranches and in multi-year goal

FY18 HC PSU Plan	• FY18 tranche applicable to FY18 HC PSU Plan: Exceeded target by 11.7% in year-over-year growth in hybrid cloud and SaaS revenue	• FY18 tranche: 100% of target; payout capped at target, no increase for above-target performance

In addition to the above-referenced PSU plans, during FY18 we designed a special PSU plan for Mr. Carli (“FY18 Sales PSU Plan”) based on sales performance over two-and-a-half years, commencing with the second half of FY18 and running through the end of FY20. The FY18 Sales PSU Plan does not have any annual performance tranches and is described further in “Performance Stock Units—FY18 Sales PSU Plan” below.

CEO Pay-for-Performance Alignment—“Granted” vs. “Realizable” Pay

The CCG Committee takes seriously its responsibility to maintain appropriate pay-for-performance alignment with emphasis on long-term shareholder value. Our compensation program is designed to base CEO pay on the Company’s operational and financial performance against plan while maintaining relative alignment between the CEO’s realizable pay and stockholder returns. During the period from FY15 through FY18, our stock price increased in value by 49% over the three-year timeframe ending FY18, while the current realizable value of the compensation awarded to our CEO over the same period increased by 89% from its value when granted, due to year-over-year stock price increases during FY16 and FY18 (as measured on the last day of each fiscal year) and above-target performance achievement in the FY16 and FY18 executive bonus plans and the FY16 and FY18 PSU performance periods in the PSU plans.

Summary of Relationship Between CEO Pay and Company Stock Price(1)

Note: Stock prices reflect last trading day in applicable fiscal year.

Value of Granted Pay(2) vs. Value of Realizable Pay(3)

Value of CEO Realizable Pay from FY15 through FY18 increased 89% from value when granted due to stock price increase in FY16 and FY18 and above-target performance on the FY16 and FY18 performance periods in the PSU plans.

At the same time, the Company’s stock price has increased 49% from the end of FY14 through FY18.

Granted Pay ($000)	$41,782
Realizable Pay ($000)	$79,001
Delta in Pay—Realizable vs. Granted	+89%

Three-Year Stock Price (Through FY18-end)
December 31, 2014 Closing Price of VMware Class A Stock	$82.52
February 2, 2018 Closing Price of VMware Class A Stock	$122.72
Delta in Stock Price	+49%

(1)	Value of “Granted Pay” reflects compensation awarded and granted to our CEO during FY15, FY16 and FY18.
(2)	The value of Granted Pay is calculated as the sum of Salary, Bonus and Stock Awards reported in the “Summary Compensation Table” of this proxy statement for each applicable year, as well as the target opportunity for Non-Equity Incentive Plan Compensation reported for each year in the “Grants of Plan-Based Awards” table of the applicable year’s proxy statement. No stock options were granted during the period.
(3)

The value of “Realizable Pay” reflects the value of Salary and Bonus amounts delivered during FY15, FY16 and FY18, the earned value of non-equity incentive awards during FY15, FY16 and FY18 and the value of equity awards made during the period based on their value at the end of FY18. The Realizable Pay is calculated as the sum of Salary, Bonus and Non-Equity Incentive Compensation, reported for each year in the “Summary Compensation Table” of this proxy statement and the amounts of stock options, RSUs and PSUs granted in FY15, FY16 and FY18 valued as of the closing stock price of VMware’s Class A Stock as of February 2, 2018. No stock options were granted during the period.

The value of PSUs is further adjusted to reflect the effect of the performance multiplier on shares subject to vest for completed tranches. In the case of PSUs granted in FY15, the target number of PSUs granted in FY15 is adjusted by a performance multiplier equal to 84.6%, which reflects the performance modifier applicable to the FY15 performance tranche of the FY15 PSU grants; the target number of PSUs granted in FY16 is adjusted by a performance multiplier equal to 157.2%, which reflects the performance modifier applicable to the FY16 performance tranche of the FY15 and FY16 grants; the target number of PSUs granted under the FY18 Operating PSU Plan is adjusted by a performance multiplier equal to 187.1%, which reflects the performance modifier applicable to the FY18 tranche of the FY15, FY16 and FY18 Operating PSU Plans; and the target number of PSUs granted in FY18 under the FY18 HC PSU Plan is adjusted by a performance multiplier equal to 100%, which reflects the performance modifier applicable to the FY18 tranche of the FY18 HC PSU Plan. In addition, the FY15 PSU Plan shares earned under the FY15, FY16 and FY18 tranches are further modified by a 1.0x performance multiplier based on multi-year revenue growth that exceeded target performance objectives. Future tranches of the FY16, FY18 Operating PSU and FY18 HC PSU Plans are not included in this calculation because those future tranches will not be deemed granted until FY19, in the case of FY16 PSU Plan, and FY19 and FY20 in the case of the FY18 Operating and HC PSU Plans.

CEO Pay-for-Performance Alignment—Rigor in Evaluating MBO Achievement

As detailed below, our annual Executive Bonus Program balances a component based on formulaic achievement of corporate financial objectives and a component based on qualitative achievement of individual MBOs. During FY18, the MBO component was funded at 1.25 times the amount calculated by corporate financial achievement, thereby enabling the CCG Committee to use its negative discretion to determine payout for the MBO component based on its evaluation of NEO achievement of MBOs. As demonstrated in the table below detailing bonus payouts for our CEO, the CCG Committee has utilized its negative discretion to calibrate MBO payouts within a narrow range of the funding yielded by achievement of corporate financial objectives.

FY18 CEO MBO Bonus Payout as Percentage of Target and Calculated Payout

	Calculated Funding Result Per Corporate Financial Metrics	Calculated Funding Result For MBO Component @ 1.25x	Actual MBO Payout Reflecting Negative Discretion from Calculated Funding Result
FY18	130.1%	162.6%	130.0%

Overview of Compensation Setting Process

Compensation actions for our NEOs are determined by our CCG Committee. The members of our CCG Committee possess significant experience in the review and oversight of executive compensation at global technology companies and at VMware. The CCG Committee makes its determinations of executive compensation based on this experience and in consultation with management.

The CCG Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent consultant to advise it on an as-needed basis with respect to executive compensation decisions. FW Cook reports directly to the CCG Committee and does not provide services to VMware management. The CCG Committee has assessed the independence of FW Cook pursuant to SEC and NYSE Rules and concluded that the firm’s work does not raise any conflict of interest that prevents them from providing independent advisory services to the CCG Committee.

FW Cook provides the CCG Committee analyses of our executive compensation program from time to time. FW Cook assists the CCG Committee’s review of our program’s effectiveness in supporting our business objectives and strategy, its relative reasonableness compared to competitive practice for companies in related businesses of similar size and market value and the changing business and regulatory environment.

FW Cook recommends a peer group, which is reviewed and approved annually by the CCG Committee for executive compensation comparisons. FW Cook compares our executive compensation structure and levels using data from proxy and other SEC filings by peer group companies, as well as additional data from Radford Consulting (“Radford”) on the peer group companies. The weightings between the peer group and the Radford survey data are based on FW Cook’s subjective assessment of the applicability and quality of each data source.

VMware’s peer group for FY18 consisted of the following companies:

VMware peer companies

Adobe Systems, Amazon.com, Autodesk, CA, Cisco Systems, Citrix Systems, Cognizant Technology Solutions, eBay, Electronic Arts, Intuit, Microsoft, NetApp, Oracle, Red Hat, Salesforce.com, ServiceNow, Symantec and Yahoo

The CCG Committee determined that the group of peer companies was representative of our executive talent pool and our product and market profile and appropriate from a size perspective. We modified our peer group to add ServiceNow, a company in a similar industry within range of VMware’s revenue and market cap, and we removed LinkedIn because it was acquired by Microsoft.

In FY18, our CCG Committee also monitored a group of reference peer companies, primarily to assist the CCG Committee in evaluating competitive long-term incentive program design elements. The reference companies included Facebook, Google and Twitter. We did not utilize data from the VMware reference companies to determine compensation levels but we believe practices from these companies continue to be relevant to review and, from time to time, we compete with these companies for executive talent due to the relative proximity of our headquarters on the West coast and overlaps in certain of our technologies.

The CCG Committee made NEO compensation decisions in light of the FW Cook analysis, and with the objective of awarding compensation that is generally competitive with our peer group and the Radford survey data and sufficient to recruit and retain qualified executives. The CCG Committee does not target or benchmark compensation to any particular percentile of compensation paid by other companies, but rather considers the market data as one factor in making its compensation decisions. Other factors include our performance, an individual’s contribution, experience, potential, compensation history, internal pay equity and retention needs. After taking these factors into account, the CCG Committee exercises its judgment in making compensation decisions. We believe that this approach gives us the flexibility to make compensation decisions based upon all of the relevant facts and circumstances.

Compensation Components

The compensation packages of our NEOs include a mix of cash and equity-based compensation. The major compensation components are as follows:

Base salaries	Primary element of fixed compensation

Annual cash bonuses	Based on annual financial, strategic and operational performance measured against specific pre-established goals

Long-term performance- based equity incentive compensation	PSUs that are tied to stock price appreciation and long-term performance objectives important to our company

Long-term equity incentive compensation	RSUs that are tied to stock price appreciation and enhance retention and long-term focus

Pay Mix

When designing the executive compensation program, the CCG Committee gives significant weight to cash bonuses and equity incentives, which reflects the CCG Committee’s belief that a large portion of executive compensation should be performance-based. This compensation is performance-based because payment and vesting are tied to achievement of individual or corporate performance metrics. In addition, with respect to the equity awards, the value ultimately realized by the recipient fluctuates with the price of our Class A Stock, thereby explicitly linking executive compensation opportunity with shareholder value. The CCG Committee believes that equity incentives are particularly significant because they drive the achievement of VMware’s long-term operational and strategic goals and align the executives’ interests with those of our stockholders, while the cash bonuses drive achievement of shorter-term performance goals.

The CCG Committee reviews NEO compensation packages on an annual cycle, taking into account peer group data, Company and individual performance, unvested equity holdings and internal pay equity. In its review, the CCG Committee may adjust the pay mix and typically considers apportioning annual equity awards (“Annual Equity Awards”) between PSUs and RSUs.

Note: Percentages in charts above may not sum to 100% due to rounding.

The charts above reflect the pay mix applicable to our CEO and to the other NEOs on average. For purposes of determining the percentages shown above for the annual compensation opportunities of the NEOs, annual base salary rate reflects the pro-rated amount, where applicable, during FY18 and cash bonus target opportunity reflects amounts indicated in the “—Cash Compensation” section of this CD&A. The equity component reflects the “Selected Equity Value” indicated in the “—Long-Term Incentives” section of this CD&A. With respect to the other NEOs, the equity value includes a retention incentive award. Accordingly, the equity target for other NEOs skewed higher during FY18 due to a retention incentive award granted to Mr. Carli.

Cash Compensation

During FY18, there were two primary components to cash compensation paid to our NEOs—base salary and annual performance-based bonuses paid under our annual Executive Bonus Program.

Base Salary

Base salary serves as the primary form of fixed compensation for our NEOs. Base salary can also impact other compensation and benefit opportunities, including annual bonuses, as such opportunities are expressed as a percentage of base salary.

Pay Mix: CEO’s Pay Mix: Average of Other NEOs’ FY18 Total Target Compensation FY18 Total Target Compensation 6% 9% 84% 6% 6% 87% Annual Salary Rate Annual Bonus Target Total Equity Target Annual Salary Rate Annual Bonus Target Total Equity Target

In the first quarter of FY18, the CCG Committee conducted its annual review of executive compensation. During the annual review, the CCG Committee determined to make no adjustments to the base salaries of Messrs. Gelsinger, Rowe, Poonen and Raghuram and increased Mr. Carli’s base salary. During FY18, Mr. Carli was based in the Company’s headquarters in Palo Alto, California on an expatriate assignment from his home location in the United Kingdom that had commenced in 2016. The CCG Committee increased his base salary due to fluctuations in the exchange rate between British and U.S. currencies and in consideration of Mr. Carli’s performance.

	Annual Salary Rate In Effect at Start of FY18(1)	Annual Salary Rate In Effect at End of FY18	% Change
Patrick Gelsinger	$1,000,000	$1,000,000	—
Zane Rowe	$750,000	$750,000	—
Maurizio Carli(2)	£500,000	£560,000	+12%
Sanjay Poonen	$700,000	$700,000	—
Rangarajan (Raghu) Raghuram	$700,000	$700,000	—

(1)	NEOs were paid at their base salary in effect at the start of FY18 during the Transition Period
(2)	Mr. Carli’s salary increase became effective on May 1, 2017. To better illustrate the CCG Committee’s decisions with respect to Mr. Carli’s pay, his cash compensation during FY18 is provided in pounds sterling (“GBP”) in this CD&A.

Annual Performance-Based Bonus

Each of our NEOs is eligible to earn cash bonuses tied to our financial results and individual performance under our annual Executive Bonus Program. We believe it is important to provide rewards for specific results and behaviors that support our overall long-term business strategy.

Incentive Plan Design

In FY18, the CCG Committee revised the Executive Bonus Program to replace the two semi-annual performance periods used for prior year plans with a single annual period to better reflect the Company’s current planning process and to better align with peer company and executive compensation best practices. As illustrated below, the design of the annual plan involved the following parameters:

Plan funding

•   Entirely funded on the basis of quantitative, algorithmic measurement of financial performance which yields a plan funding percentage (“plan funding level”)

•   The payout algorithm provides for proportionately greater funding as performance achievement exceeds target goals, as well as disproportionate reductions in funding as performance achievement drops below target goals, with zero funding below threshold performance levels

Plan funding metrics

•   60% of the plan funding level is determined based upon achievement of GAAP revenue and non-GAAP operating margin. The CCG Committee placed primary focus on achievement of widely-recognized metrics that are tracked by our shareholders and analysts and that we believe are indicators of the performance and health of our company from growth and profitability perspectives

•   40% of the plan funding level is determined based upon achievement of license and hybrid cloud and SaaS revenue. License revenue is considered an indicator of customer willingness to adopt and expand their use of our products and while hybrid cloud and SaaS revenue is considered a measure of progress in our plans to provide more cloud and SaaS-based offerings. These metrics were revised from the FY16 program, which measured adjusted license revenue, to reflect the impact of the Company’s planned adoption in FY19 of a new revenue recognition standard (ASC 606) as well as our increasing emphasis on cloud and as-a-service offerings.

Thresholds must be achieved for any funding

•   For any bonus amount to be paid out, a threshold level of achievement of each of the pre-established corporate financial objectives was required

•   No funding unless 90% of revenue and adjusted license revenue targets and ~95% of non-GAAP operating margin targets were achieved

•   At threshold performance, the plan funding level would equal only 26% of target

Cap on funding	• Irrespective of actual performance, funding capped at 240% of target, reflecting the maximum funding applicable to each component of our incentive plan

CCG Committee can exercise negative discretion on funding and payouts	• The CCG Committee has the authority to exercise negative discretion on actual plan funding irrespective of funding calculated on the basis of our formulaic approach

Payouts

•   50% of the bonus opportunity is payable to the executive formulaically at the plan funding level in order to reinforce the connection between objective financial results and bonus payouts

•   50% of the bonus opportunity is funded at 1.25 times the plan funding level and actual payouts to executives are subject to negative discretion based on assessment of individual performance relative to strategic and operational goals

The following is an illustration of the FY18 Cash Bonus Incentive Compensation Plan:

Target Opportunity

In FY18, the CCG Committee determined that bonuses would be paid based on achievement against corporate financial performance metrics and individual goals for the for a performance period that spanned the full fiscal year. The CCG Committee retained negative discretion to reduce actual payouts below the amounts calculated under the plan formulas.

Additionally, the service period for the FY18 Executive Bonus Program was extended to include both the Transition Period and FY18, with payouts based on performance during FY18. For each executive, the target bonus amount reflects the annual salary rate from January 1, 2017 through February 2, 2018 multiplied by (a) 398/365 to account for the actual number of days in the target period including both the Transition Period as well as FY18 and (b) the target bonus percentage approved for each executive.

	FY18 Bonus Target
	Annual Salary Rate During FY 2018	Pro-Ration for Transition Period	Target Bonus (as percentage of base salary)	FY 2018 Bonus Target

Patrick Gelsinger	$1,000,000	398/365	150%	$1,635,616

Zane Rowe	$750,000	398/365	100%	$817,808

Maurizio Carli(1)	£541,910	398/365	100%	£590,904

Sanjay Poonen	$700,000	398/365	100%	$763,288

Rangarajan (Raghu) Raghuram	$700,000	398/365	100%	$763,288

(1)	Mr. Carli’s target bonus opportunity reflects the weighted average annual salary rate of £500,000 in effect from January 1, 2017 through April 30, 2017 and annual salary rate of £560,000 in effect from May 1, 2017 through February 2, 2018. Mr. Carli’s salary increase became effective on May 1, 2017. To better illustrate the CCG Committee’s decisions with respect to Mr. Carli’s pay, his cash compensation during FY18 is provided in GBP in this CD&A.

Corporate Financial Metrics

The following table shows the revenue, non-GAAP operating margin and license and hybrid cloud and SaaS revenue targets for FY18. Non-GAAP operating margin for the Executive Bonus Program utilized the non-GAAP operating margin metric that we report in our quarterly earnings releases. That measure is calculated by excluding stock-based compensation, employer payroll taxes on employee stock transactions, amortization of intangible assets, acquisition-related items, restructuring charges, certain litigation and other contingencies and unusual non-recurring charges, including charges related

Funding 100% Based on Financial Results Revenue and Non-GAAP Operating Margin (weighted 60%) License and Hybrid Cloud and SaaS Revenues (weighted 40%) 50% Of Target Opportunity Based on Financial Results 50% of Target Opportunity Based on Achievement of Individual Strategic and Operational Objectives

to the impact of the 2017 Tax Cuts and Jobs Act, from our operating margin calculated in accordance with GAAP. Results were also adjusted to eliminate impacts on revenue and non-GAAP operating margin of acquisitions and foreign exchange rate fluctuations not provided for in VMware’s operating plan. Accordingly, the actual performance metrics calculated for purposes of the Executive Bonus Program listed in the table below differ from VMware’s reported financial results for the periods shown.

	FY18 Bonus Plan (Revenue in $M)
Metric	Threshold	Target	Max	Actual
Revenue (0%-200% funding)	$6,808.5	$7,565.0	$8,321.5	$7,826.6
Non-GAAP Operating Margin (0%-200% funding)	30.7%	32.3%	37.9%	33.8%
License and Hybrid Cloud and SaaS Revenue (0%-240% funding)	$2,816.6	$3,129.5	$3,598.9	$3,279.2

The performance targets and thresholds for the Executive Bonus Program were established based upon the Company’s operating plan and the prioritization we placed upon investing in our strategic initiatives in order to achieve revenue, license and hybrid cloud and SaaS revenue growth. Additionally, the CCG Committee determined that, regardless of non-GAAP operating margin performance, payouts in excess of 100% of the target bonus amounts would be paid only if revenue exceeded 98% of the performance target, and payouts for license and hybrid cloud and SaaS revenue achievement could exceed 100% only if the target non-GAAP operating margin goal was achieved.

Performance in the corporate financial metrics for FY18 yielded funding equal to 130.1% of target.

	FY18 Executive Annual Incentive Bonus Payout of Financial Component
Named Executive Officer	Financial Component Target Amount (50% of Total)	Bonus Calculated Per Formula @ 130.1%	Approved Bonus @ 130.1%

Patrick Gelsinger	$817,808	$1,063,968	$1,063,968

Zane Rowe	$408,904	$531,984	$531,984

Maurizio Carli(1)	£295,452	£384,383	£384,383

Sanjay Poonen	$381,644	$496,519	$496,519

Rangarajan (Raghu) Raghuram	$381,644	$496,519	$496,519

(1)	To better illustrate the CCG Committee’s decisions with respect to Mr. Carli’s pay, his cash compensation during FY18 is provided in GBP in this CD&A.

Individual Performance Assessments

Individual performance goals for the NEOs were set for FY18.

Patrick Gelsinger

Achievement of objectives related to:

- FY18 operating plan including plans for products and cloud services

- Product and customer satisfaction

- The Company’s engagement with the Open Source community

- Expanding the Company’s cloud services go-to-market capabilities

- Executing on capital allocation objectives

Zane Rowe	Achievement of objectives related to: - FY18 operating plan, guidance and forecasts - As-a-service financial and business model - Capital allocation via share repurchase
Maurizio Carli

Achievement of objectives related to:

- FY18 operating plan including plans for products and cloud services

- Establishment of cloud sales go-to-market model and pipeline process

- Productivity improvements in sales force

- Alliances with strategic partners

Sanjay Poonen

Achievement of objectives related to:

- FY18 operating plan including plans for products and cloud services

- Customer satisfaction

- Enhancement of alliances with strategic partners

- Enrichment of developer community with respect to VMware products, solutions and services

Rangarajan (Raghu) Raghuram

Achievement of objectives related to:

- FY18 operating plan including plans for products and cloud services

- Product satisfaction

- Deployments of our software-defined networking products and solutions

- The Company’s engagement with the Open Source community

- Customer adoption of emerging products, solutions and services

- Cloud and as-a-service strategy and technology roadmap

As discussed above, our Executive Bonus Program provided that payouts for individual performance would be funded, subject to the CCG Committee’s potential use of negative discretion, at 1.25 times the same ratio as payouts based on the corporate financial metrics if threshold achievement of corporate financial goals sufficient to trigger a minimum payout was reached. There were no formulas or weightings assigned to individual performance objectives and achievement was assessed overall on a holistic basis that also took into account overall individual and company performance. As discussed above, during FY18, corporate financial goals above the threshold levels were achieved. With respect to payouts for individual goals, the CCG Committee exercised its negative discretion, in consultation with management, in determining payouts for FY18.

		FY18 Executive Annual Incentive Bonus Payout of Individual Component
Named Executive Officer	Target Amount (50% of Total Target)	Bonus Calculated Per Formula @ 162.6%	Approved Bonus % of MBO Target	Approved Bonus $ Value

Patrick Gelsinger	$817,808	$1,329,961	130%	$1,063,151

Zane Rowe	$408,904	$664,980	125%	$511,130

Maurizio Carli(1)	£295,452	£480,479	130%	£384,088

Sanjay Poonen	$381,644	$620,648	115%	$438,890

Rangarajan (Raghu) Raghuram	$381,644	$620,648	115%	$438,890

(1)	To better illustrate the CCG Committee’s decisions with respect to Mr. Carli’s pay, his cash compensation during FY18 is provided in GBP in this CD&A.

Total Bonus Payouts (Financial Component + Individual Component) for FY18: Target vs. Actual

The table below details the total bonus payouts including both Financial and Individual components to each of our NEOs for FY18.

	FY18 Executive Annual Incentive Bonus Total Payout
Named Executive Officer	Total Target (Financial + Individual)	Total Actual (Financial + Individual)	Total Actual as % of Target

Patrick Gelsinger	$1,635,616	$2,127,119	130.05%

Zane Rowe	$817,808	$1,043,114	127.55%

Maurizio Carli(1)	£590,904	£768,471	130.05%

Sanjay Poonen	$763,288	$935,409	122.55%

Rangarajan (Raghu) Raghuram	$763,288	$935,409	122.55%

(1)	To better illustrate the CCG Committee’s decisions with respect to Mr. Carli’s pay, his cash compensation during FY18 is provided in GBP in this CD&A.

Long-Term Incentives

We strongly believe that equity awards further align the interests of our NEOs with those of our stockholders. Equity awards are also an important part of the compensation packages that we use to recruit new executive hires. Additionally, we annually review the composition, value and vesting timeline of long-term equity-based incentive awards held by our NEOs, and our CCG Committee periodically approves refresh grants designed to promote long-term retention of our executive team and meet the objectives of our executive compensation program.

Target Vehicle Mix

During FY18, our CCG Committee continued to make performance-based equity awards a substantial portion of the overall value of equity awards granted to our NEOs. Accordingly, the CCG Committee continued the foundational equity vehicle mix (“Annual Equity Awards”) of FY16 with 50% of annual target value tied to FY18 Operating PSUs utilizing revenue, operating margin and profitability metrics similar to the FY15 and FY16 PSU plans and 50% of annual target value tied to RSUs. In addition, the CCG Committee granted each NEO an additional PSU award, the FY18 HC PSUs, intended as a one-time performance-based equity award designed to incentivize continuing progress in the Company’s plans to a broaden our portfolio of cloud and SaaS-based offerings over a multi-year period while maintaining alignment with stockholder returns.

FY18 Operating PSUs (50% of annual target value)	RSUs (50% of annual target value)	FY18 HC PSUs (Additional long-term performance incentive)
- Three-year performance period - Vest in the first quarter of FY21 subject to continued employment and achievement of objective, quantitative performance criteria related to core business results	- Vest over four-year period subject to continued employment - Value subject to fluctuation in alignment with VMware’s stock price

-   Three-year performance period

-   Vest in the first quarter of FY21 subject to continued employment and achievement of objective, quantitative performance criteria related to cloud and as-a-service results and stockholder returns

We believe that the mix of PSUs and RSUs for our NEOs met the primary objectives of our annual NEO equity award grant program by aligning executive compensation with total stockholder return, focusing executive performance on overall financial metrics that are key to our success while promoting long-term retention. Additionally, we believe that the one-time award of FY18 HC PSUs incentivizes NEOs to focus on increasing the level of hybrid cloud and SaaS-based offerings in our product mix, objectives that are critical to our long-term success in the mobile cloud era while continuing to align executive payouts with stockholder returns.

Equity Awards in FY18

The table below details equity awards approved by the CCG Committee for our NEOs during FY18. As noted above, awards for the NEOs’ annual target values were weighted 50% to FY18 Operating PSUs and 50% to RSUs. The award of FY18 HC PSUs was calibrated according to the CCG Committee’s evaluation of each NEO’s unvested equity values, the timeline for vesting in their outstanding equity awards as well as talent retention imperatives in a highly competitive market for senior executives. In granting equity awards to our NEOs, the CCG Committee selects a nominal dollar value for each award (“Selected Equity Value”). The Selected Equity Value utilized for FY18 equity awards is set forth in the table below.

In addition to his Annual Equity Awards and his FY18 HC PSU award, Mr. Carli also received a retention PSU award. In addition to the above factors, the value of the retention PSU award issued to Mr. Carli was determined in light of a competitive compensation package available to Mr. Carli at the time of his retention award.

	Annual Equity Awards		One-Time Hybrid Cloud PSU Equity Awards	Retention Equity Award
Named Executive Officer	FY18 Operating PSU Plan Selected Value	RSU Selected Value	FY18 HC PSU Selected Value	PSU Selected Value	Total Selected Value
Patrick Gelsinger	$4,500,000 49,235 shares	$4,500,000 49,235 shares	$4,500,000 49,235 shares	— —	$13,500,000 147,705 shares
Zane Rowe	$3,000,000 32,823 shares	$3,000,000 32,823 shares	$2,000,000 21,882 shares	— —	$8,000,000 87,528 shares
Maurizio Carli	$2,500,000 27,353 shares	$2,500,000 27,353 shares	$2,000,000 21,882 shares	$10,000,000 106,618 shares	$17,000,000 183,206 shares
Sanjay Poonen	$3,000,000 32,823 shares	$3,000,000 32,823 shares	$3,000,000 32,823 shares	— —	$9,000,000 98,469 shares
Rangarajan (Raghu) Raghuram	$3,000,000 32,823 shares	$3,000,000 32,823 shares	$3,000,000 32,823 shares	— —	$9,000,000 98,469 shares

Note:	The number of PSUs and RSUs covered by each award was determined by dividing the Selected Equity Value by the 45-day trailing average price of VMware Class A Stock as of the last day of the month preceding the month during which the award was granted to derive a quotient. The number of PSUs and RSUs was equal to 1x the quotient.

The FY18 RSU grants to NEOs vest over a four-year period, subject to continued employment, with 25% of the shares vesting on the one-year anniversary of the vest base date and the remaining shares vesting ratably thereafter on a semi-annual basis. In the case of PSU awards, shares vest subject to continued employment and achievement of performance goals after the completion of a multi-year performance period detailed further below. For more information on the vesting schedules of equity awards granted to NEOs, see “Compensation of NEOs—Outstanding Equity Awards at Fiscal-Year End.”

The CCG Committee approved the annual equity awards in May 2017 in order to time the grant of PSUs with a performance tranche applicable to FY18. The performance metrics for one-third of the FY18 Operating and FY18 HC PSU awards are applicable to annual performance periods that commenced in FY18. The performance metrics for the FY18 tranches were established in May 2017. Performance metrics for the second and third tranches of the FY18 Operating and FY18 HC PSU awards will be applicable to performance periods commencing in FY19 and FY20, respectively and will be established early each fiscal year.

Approved Award Value vs. Accounting Grant Date Fair Value for PSU Awards

Grant date fair values for PSUs are not determined until performance metrics are established. Accordingly, the grant date fair values for the second and third tranches of the FY18 Operating and FY18 HC PSU grants discussed below are not reflected in the “Summary Compensation Table” and the other tables in the “Compensation of Executive Officers” section of this proxy statement. Instead, one-third of the FY18 Operating PSU and HC PSU grant date fair values is reflected in this proxy statement, one-third of the FY18 Operating PSU and FY18 HC PSU grant date fair values will be reflected in our 2019 proxy statement and one-third of the FY18 Operating PSU and FY18 HC PSU grant date fair values will be reflected in our 2020 proxy statement.

During FY18, the CCG Committee also established performance metrics for the second tranche of FY16 PSUs that it had awarded to our NEOs in FY16 under the FY16 PSU Plan and for the third tranche of FY15 PSUs that it had awarded to our NEOs in FY15 under the FY15 PSU Plan. Accordingly, the grant date fair values for the second tranche of the FY16 PSUs and the third tranche of the FY15 PSUs are reflected in the “Summary Compensation Table” and the other tables in the “Compensation of Executive Officers” section of this proxy statement.

The FY19 performance metrics applicable to the second tranche of the three tranches of the FY18 Operating PSU and FY18 HC PSU Plans and the third tranche of three tranches in the FY16 PSU Plan will be established in early FY19. Accordingly, grant date fair values for the second tranche of FY18 Operating and FY18 HC PSU Plans and the grant date fair value for the third tranche of the FY16 PSU Plan will be determined in FY19 and will be reflected in the 2019 proxy statement.

The FY20 performance metrics applicable to the third tranche of the three tranches of the FY18 Operating PSU and FY18 HC PSU Plans will be established in early FY20. Accordingly, grant date fair values for the third tranche of FY18 Operating and FY18 HC PSU Plans will be determined in FY20 and will be reflected in the 2020 proxy statement.

	Year Approved	Grant Date Fair Value in 2016 Proxy	Grant Date Fair Value in 2017 Proxy	Grant Date Fair Value in 2018 Proxy	Grant Date Fair Value in 2019 Proxy	Grant Date Fair Value in 2020 Proxy
FY15 PSU	FY15	FY15 Tranche	FY16 Tranche	FY18 Tranche	—	—
FY15 RSU	FY15	Full value of RSU Award	—	—	—	—

FY16 PSU	FY16	—	FY16 Tranche	FY18 Tranche	FY19 Tranche	—
FY16 RSU	FY16	—	Full value of RSU Award	—	—	—

FY18 Op. PSU	FY18	—	—	FY18 Tranche	FY19 Tranche	FY20 Tranche
FY18 HC PSU	FY18	—	—	FY18 Tranche	FY19 Tranche	FY20 Tranche
FY18 RSU	FY18	—	—	Full value of RSU Award	—	—

The table below, showing the value of RSU and PSU grants to our CEO from FY15 through FY18, illustrates how the practice under GAAP of assigning grant date fair value on the date that individual annual performance metrics are established rather than on the date that multi-year PSUs are awarded can make the value of each annual tranche of a single PSU award appear to fluctuate significantly when the number of units subject to each annual tranche of each award actually remains constant. Accordingly, we believe that it is important to factor in the target values of the equity grants to our CEO in order to fully understand how we implement VMware’s pay-for-performance compensation strategy to provide 50% or more of our CEO’s equity grants in the form of PSUs.

	# of Shares Underlying Equity Awards(1)						Value of Shares Underlying Equity Awards ($M)(1)
Award and % of Approved Issuance	Approved Issuance(2)			Shares Assigned an Accounting Value(3)			Target Value at Issuance(2)			Accounting Value(3)
	FY15	FY16	FY18	FY15	FY16	FY18	FY15	FY16	FY18	FY15	FY16	FY18
FY15 PSU	83,018			27,672	27,672	27,674	$6.75			$2.30	$1.43	$2.54
FY15 RSU	83,018			83,018			$6.75			$6.91
FY16 PSU		129,951			43,317	43,317		$6.50			$2.23	$3.97
FY16 RSU		129,951			129,951			$6.50			$6.70
FY18 Operating PSU			49,235			16,411			$4.50			$1.99
FY18 HC PSU			49,235			16,411			$4.50			$1.55
FY18 RSU			49,235			49,235			$4.50			$4.66
Total by Year	166,036	259,902	147,705	110,690	200,940	153,048	$13.50	$13.00	$13.50	$9.22	$10.35	$14.71

(1)	The CCG Committee approved an annual selected equity value of awards to issue to our CEO in each of FY15, FY16 and FY18. The CCG Committee approved a target dollar value as well as the number of shares issued using a 45-day trailing stock price as the quotient to calculate number of shares issued.
(2)	The Approved Issuance reflects the dollar value and number of shares awarded.
(3)	The Accounting Value of awards reflects the number of options and RSUs granted in each fiscal year at the time the CCG Committee approves issuance of those awards. In the case of PSUs, the Accounting Value reflects the PSUs issued to be granted in the applicable fiscal year performance period multiplied by the closing stock price of VMware Class A Stock on the date of grant. Totals by year may not sum due to rounding.

As illustrated in the tables above, the CCG Committee has approved equity awards to our CEO with 50% or more of total approved award value tied to PSUs in each of FY15, FY16 and FY18. However, as a result of our PSU design, which features both successive annual performance tranches as well as a multi-year performance goal, the grant date accounting fair value of the PSU awards reflects the number of PSU awards issued to each applicable fiscal year tranche multiplied by the closing trading price of our stock on the date that each annual performance metric is determined. Accordingly, the “Approved Issuance” columns of the table above demonstrate that at least 50% of the total equity grants approved by the CCG Committee are in the form of PSUs, even though the CCG Committee’s compensation philosophy is not necessarily reflected in the grant date fair value of the awards.

Performance Stock Units—FY15 and FY16 PSU Plans and FY18 Operating PSU Plan

The design of the FY18 Operating PSU Plan is substantially consistent with the FY15 and FY16 PSU Plans, with the following design features.

Focus on long-term performance

•      Three successive annual performance tranches covering FY18, FY19 and FY20 to drive achievement of sustained results. Annual tranches enable more precise and meaningful goal-setting during a highly dynamic period

•      If an annual tranche is completed at below-target performance, a catch-up is not available in subsequent tranches

•      Multi-year goal to hold NEOs accountable for long-term performance

Focus on value creation

•      Focus on total revenue adjusted for the change in deferred hybrid cloud and SaaS revenue, as an indicator of future top-line growth prospects, and non-GAAP operating margin, as an indicator of NEOs’ stewardship of Company profitability in each tranche

•      Focus on non-GAAP operating income profit available for investment in Company growth or return of capital to stockholders through stock repurchases

•      Substantially penalizes NEOs for under-performing relative to three-year non-GAAP operating income goal

•      Three-year non-GAAP operating income goal adds diversity to portfolio of performance metrics while maintaining cohesion with annual incentive plan and PSU tranches

We designed the metrics for our FY18 Operating PSU awards to NEOs to focus on indicators that will measure the degree to which we successfully deliver on the core business opportunities we have identified for VMware in the software-defined data center delivered on-premises or in the cloud, as well as end-user and mobile computing. We selected the achievement of revenue targets, as adjusted for the change in unearned hybrid cloud and SaaS revenue, and non-GAAP operating margin as they have proven to be primary drivers of current and future stockholder returns. We selected non-GAAP operating income as the three-year performance modifier in order to hold NEOs accountable for total dollar value of profit generated by both top-line growth and bottom-line management over a long-term performance period. The CCG Committee continues to evaluate alternative structures with the goal of best aligning our PSU Plan with the long-term performance of the Company. The three-year performance modifier is critical to the plan design because it modifies the shares otherwise subject to vest based on performance in each annual tranche. Performance achievement is adjusted for the impact of significant merger-, acquisition- and divestiture-related transactions and fluctuations in currency exchange ratios during the period. Taken together, the CCG Committee believes the balanced focus on sustained performance over individual annual tranches enables goals to be adjusted each year to reflect changing business conditions while a multi-year performance goal focused on total profitability incentivizes our NEOs to deliver results that drive shareholder value.

Performance in FY18 applied to the three PSU plans as follows: (1) the first annual tranche of the FY18 Operating PSU Plan, (2) the second of three tranches of the FY16 PSU Plan and (3) the third of three tranches of the FY15 PSU Plan. Under each Plan, metrics for the FY18 performance tranche were total revenue plus change in unearned hybrid cloud and SaaS revenue (weighted 70%) and non-GAAP operating margin (weighted 30%).

An illustration of the staggered design of our operational PSU plans that were ongoing during FY18 is below.

Plan FY15 FY16 FY18 FY19 FY20 FY21 FY15 PSU Plan 33% of target PSU award: FY15 Adj. Rev (70% weight) + FY15 non-GAAP operating margin (30% weight) = FY15 tranche opportunity (0%-200% of target) 33% of target PSU award: FY16 Adj. Rev (70% weight) + FY16 non-GAAP operating margin (30% weight) = FY16 tranche opportunity (0%-200% of target) 33% of target PSU award: FY18 Adj. Rev (70% weight) + FY18 non-GAAP operating margin (30% weight) = FY18 tranche opportunity (0%-200% of target) Vests February 28, 2018 subject to continued employment. Actual number of shares subject to vest equals PSUs achieved from each tranche multiplied by three-year revenue growth multiplier (0.5x-1.0x) X Three-year compound annual growth rate (CAGR) of total revenue from FY15 through FY18 FY16 PSU Plan 33% of target PSU award: FY16 Adj. Rev (70% weight) + FY16 non-GAAP operating margin (30% weight) = FY16 tranche opportunity (0%-200% of target) 33% of target PSU award: FY18 Adj. Rev (70% weight) + FY18 non-GAAP operating margin (30% weight) = FY18 tranche opportunity (0%-200% of target) 33% of target PSU award: FY19 metric To Be Determined (“TBD”) + FY19 metric TBD = FY19 tranche opportunity (0%-200% of target) Vests March 31, 2019 subject to continued employment. Actual number of shares subject to vest equals PSUs achieved from each tranche multiplied by three-year non-GAAP operating income growth multiplier (0.75x-1.25x) X Three-year non-GAAP operating income average growth multiplier on FY16, FY18 and FY19 tranches FY18 Operating PSU Plan 33% of target PSU award: FY18 Adj. Rev (70% weight) + FY18 non-GAAP operating margin (30% weight) = FY18 tranche opportunity (0%-200% of target) 33% of target PSU award: FY19 metric TBD + FY19 metric TBD = FY19 tranche opportunity (0%-200% of target) 33% of target PSU award: FY20 metric TBD + FY20 metric TBD = FY20 tranche opportunity (0%-200% of target) Vests April 1, 2020 subject to continued employment. Actual number of shares subject to vest equals PSUs achieved from each tranche multiplied by three-year non-GAAP operating income growth multiplier (0.75x-1.25x) X Three-year non-GAAP operating income average growth multiplier on FY16, FY18 and FY19 tranches

Performance levels were adjusted to exclude the impact of merger-, acquisition- and divestiture-related transactions and fluctuations in currency exchange rates during the period. Achievement is measured following the end of each tranche in FY15, FY16 and FY18, as applicable, and achievement relative to the multi-year performance goal was measured following the end of FY18 in the case of the FY15 PSU Plan, following the end of FY19 in the case of the FY16 PSU Plan and following the end of FY20 in the case of the FY18 Operating PSU Plan. Depending upon the level of achievement, the PSUs can convert into shares of common stock at ratios ranging from 0.25 shares (under the FY15 PSU Plan) and 0.375 shares (under the FY16 PSU and FY18 Operating PSU Plans) to two shares for each PSU (PSUs are capped at 2x target irrespective of actual performance). If the minimum performance threshold is not met, then no shares will be issued. We believe that coupling performance metrics over a three-year period in the case of the FY15, FY16 and FY18 Operating PSU Plans allows us to align our performance metrics to our strategic plan while also promoting longer-term executive retention.

In February 2018, the CCG Committee reviewed Company performance against metrics contained in the FY15, FY16 and FY18 Operating PSU plans in connection with the FY18 performance tranche. Performance goals, actual results and earned shares under the FY15 and FY16 PSU and FY18 Operating PSU Plans are described below.

Performance Achievement vs. Goal

FY18 Performance Tranche Achievement
	Threshold 50%	Target 100%	Maximum 200%	Actual	Result	Funding Weight	Funding
70% Weighting on Adjusted Revenue	$7,314	$7,659	$8,004	$7,982	193.5%	70%	135.5%
							+

	Threshold 50%	Target 100%	Maximum 200%	Actual	Result	Funding Weight	Funding
30% Weighting on Non-GAAP Operating Margin	30.7%	32.3%	34.3%	33.7%	172.1%	30%	51.6%
							=
Total FY18 Performance Tranche Funding							187.1%

FY15 PSU Plan Multi-Year Modifier
	Min 0.5x	Max 1.0x	Actual 1.0x	Result
FY18 Revenue in FY15 Plan FX Rates	≤$7.4B (+7.0% CAGR)	≥$8.0B (+9.9% CAGR)	$8.065B (+10.1% CAGR)	1.0x

PSU Conversion Based on Performance

	FY18 Tranche of PSU Plan: Target PSUs			FY18	PSU Achievement in FY18 Tranche(1)
Name	FY15 PSU Plan	FY16 PSU Plan	FY18 Op. PSU Plan	Tranche Modifier	FY15 PSU Plan	FY16 PSU Plan	FY18 Op. PSU Plan
Patrick Gelsinger	27,674	43,317	16,411	187.1%	51,778	81,046	30,704
Zane Rowe(2)	—	24,990	10,941	187.1%	—	46,756	20,470
Maurizio Carli	2,965	6,664	9,117	187.1%	5,547	12,468	17,057
Sanjay Poonen	7,175	13,328	10,941	187.1%	13,424	24,936	20,470
Rangarajan (Raghu) Raghuram	16,399	11,662	10,941	187.1%	30,682	21,819	20,470

(1)	Achieved PSUs convert into shares depending upon annual revenue growth performance over the three-year period FY15 through FY18 (for the FY15 PSU Plan), the three-year period FY16 through FY19 (for the FY16 PSU Plan) and over the three-year period FY18 through FY20 (for the FY18 Operating PSU Plan). See discussion above.
(2)	As Mr. Rowe was appointed CFO and Executive Vice President on March 1, 2016, the amounts in the table represent PSU awards for the time Mr. Rowe was employed by the Company.

FY15 PSU Plan Calculation of Shares Subject to Vest Based on Performance

	Total Target PSUs in Plan	FY15 PSU Plan Awards Banked Per Annual Tranche Modifiers						3 Year Modifier	Total Shares Earned in FY15 PSU Plan
Name	FY15 Plan	FY15 Tranche Target	FY16 Tranche Target	FY18 Tranche Target	FY15 Tranche Ratio	FY16 Tranche Ratio	FY18 Tranche Ratio	Per Multi- Year Revenue Growth (1.0x)	# of Shares	% of Total Target Issued
Patrick Gelsinger	83,018	27,672	27,672	27,674	84.6%	157.2%	187.1%	1.0x	118,688	143.0%
Zane Rowe(1)	—	—	—	—	—	—	—	—	—	—
Maurizio Carli	8,895	2,965	2,965	2,965	84.6%	157.2%	187.1%	1.0x	12,715	143.0%
Sanjay Poonen	21,523	7,174	7,174	7,175	84.6%	157.2%	187.1%	1.0x	30,770	143.0%
Rangarajan (Raghu) Raghuram	49,195	16,398	16,398	16,399	84.6%	157.2%	187.1%	1.0x	70,331	143.0%

(1)	As Mr. Rowe was appointed CFO and Executive Vice President on March 1, 2016, he did not participate in the FY15 PSU Plan.

Performance Stock Units—FY18 HC PSU Plan

The design of the FY18 HC PSU Plan consists of the following features.

Focus on long-term performance

•      Three successive annual performance tranches covering FY18, FY19 and FY20 to drive achievement of sustained results related to hybrid cloud and SaaS financial objectives. Annual tranches enable more precise and meaningful goal-setting as we scale a cloud and as-a-service business model

•      If an annual tranche is completed at below-target performance, a catch-up is not available in subsequent tranches

•      Multi-year total stockholder return (TSR) goal to hold NEOs accountable for achieving hybrid cloud and SaaS business objectives over multi-year period while also demonstrating stockholder returns that are competitive relative to companies in the S&P 500 IT Index

Focus on value creation

•      Focus on hybrid cloud and SaaS financial metrics, which indicate customer adoption of our cloud and as-a-service offerings

•      Focus on long-term stockholder returns of the Company relative to companies in the S&P 500 IT Index to ensure NEOs only earn shares from this PSU Plan provided they achieve a threshold performance of stockholder returns relative to companies in the S&P 500 IT Index

•      Focus on goal achievement, with substantial penalties for achievement below target and no upside opportunity for performance above target

•      Three-year relative TSR goal adds an explicit quantitative stockholder-aligned metric to our portfolio of performance metrics while we achieve our hybrid cloud and as-a-service business objectives

We designed the metrics for our FY18 HC PSU awards to NEOs to focus on indicators that will measure the degree to which we broaden our portfolio of hybrid cloud and as-a-service business offerings. The strategy underpinning this focus was communicated to stockholders in FY16 and we realigned the operational structure of the Company as well as our COOs’ responsibilities in FY16 to develop and implement cloud- and SaaS-based business solutions. The PSU plan also is designed to hold NEOs accountable for achieving these objectives in a manner that is aligned with stockholder returns during the three-year performance period. The hybrid cloud and SaaS financial metric selected for the FY18 performance tranche was hybrid cloud and SaaS revenue growth over FY16, consistent with the purpose of the PSU plan. The stockholder alignment metric selected as the modifier on the three-year Company performance component was the Company’s percentile rank in three-year TSR relative to constituent companies in the S&P 500 IT Index at the time the CCG Committee approved the FY18 HC PSU Plan in April 2017. For each of the annual performance tranches in FY18 HC PSU Plan, as well as the three-year goal, there are thresholds below which no shares may be earned and there is no upside opportunity to earn shares above target levels of performance. Performance achievement in the FY18 tranche was adjusted for the impact of significant merger-, acquisition- and divestiture-related transactions during the period.

An illustration of the staggered design of the FY18 HC PSU Plan is below.

Achievement is measured following the end of each tranche in FY18, FY19 and FY20, as applicable and achievement relative to the multi-year performance goal will be measured following the end of FY20. Depending upon the level of achievement, the PSUs can convert into shares of common stock at ratios ranging from 0.25 shares to one share for each PSU. If the minimum performance threshold is not met, then no shares will be issued.

In February 2018, the CCG Committee reviewed Company performance against the FY18 metric in connection with the FY18 performance tranche. Performance goals, actual results and achieved PSUs under the FY18 HC PSU Plan are described below. Results were adjusted to eliminate impact on fluctuations in currency ratios and acquisitions and divestitures.

Performance Achievement vs. Goal

	Threshold 50%	Target 100%	Maximum 100%	Actual	Funding
100% Weighting on Hybrid Cloud and SaaS Revenue Growth	13.3%	19.2%	>19.2%	30.9%	100%

PSU Conversion Based on Performance

Name	FY18 Tranche of PSU Plan: Target PSUs	FY18 Tranche Modifier	PSU Achievement in FY18 Tranche(1)
Patrick Gelsinger	16,411	100.0%	16,411
Zane Rowe	7,294	100.0%	7,294
Maurizio Carli	7,294	100.0%	7,294
Sanjay Poonen	10,941	100.0%	10,941
Rangarajan (Raghu) Raghuram	10,941	100.0%	10,941

Plan FY18 FY19 FY20 FY21 FY18 HC PSU Plan 33% of target PSU award: FY18 hybrid cloud and SaaS revenue growth = FY18 tranche opportunity (0%-100% of target) 33% of target PSU award: FY19 hybrid cloud and SaaS metric TBD = FY19 tranche opportunity (0%-100% of target) 33% of target PSU award: FY20 hybrid cloud and SaaS metric TBD = FY20 tranche opportunity (0%-100% of target) Vests April 1, 2020 subject to continued employment. Actual number of shares subject to vest equals PSUs achieved from each tranche multiplied by three-year relative TSR multiplier (0.5x-1.0x) X Three-year relative TSR multiplier on FY18, FY19 and FY20 tranches

(1)	Achieved PSUs convert into shares depending upon annual revenue growth performance over the three-year period FY18 through FY20. See discussion above.

Performance Stock Units—FY18 Sales PSU Plan

The FY18 Sales PSU Plan was designed to promote the retention of Mr. Carli in response to a competitive compensation package available to him in FY18 while also driving pay for performance over a multi-year period. The CCG Committee designed the FY18 Sales PSU Plan to include the following features.

Focus on long-term performance

•       One two-and-a-half-year performance period to reinforce the imperative to deliver long-term financial achievement to the Company

•       Two quantitative financial goals related to sales performance, each measured over the full performance period

Focus on value creation

•       Focus on sales performance related to core business results measured by total revenue excluding revenues from professional services, weighted 50% of total opportunity

•       Focus on sales performance related to growth drivers for the Company measured by license revenue plus total hybrid cloud and SaaS revenue not already recognized as license revenue associated with products that are delivered as a service or delivered through cloud infrastructure

•       Focus on goal achievement, with substantial penalties for achievement below target and no upside opportunity for performance above target

We designed the metrics for the FY18 Sales PSU award to Mr. Carli to focus on results related to Mr. Carli’s role accountability as our Executive Vice President, Sales and Services, in alignment with Company business objectives to achieve growth. In excluding professional services sales from the total revenue goal, the CCG Committee sought to drive Mr. Carli to deliver overall revenue results across new sales and renewals without risking our relationship with our partners who specialize in professional services. In selecting license plus hybrid cloud and SaaS revenue, the CCG Committee sought to drive Mr. Carli to deliver revenue growth in the products, solutions and services that demonstrate customer adoption and utilization of the Company’s offerings. For each of the two-and-a-half-year goals in the FY18 Sales PSU Plan, there are thresholds below which no shares may be earned and there is no upside opportunity to earn shares above target levels of performance. Performance achievement in the FY18 Sales PSU Plan will be adjusted for the impact of significant merger-, acquisition- and divestiture-related transactions during the period as well as fluctuations in the currency ratios. In establishing the FY18 Sales PSU Plan, the CCG Committee believes the focus on sustained achievement of two revenue metrics for Mr. Carli provides a long-term retention and performance incentive in a highly competitive market for senior executive talent.

Plan FY18 H2 FY19 FY20 FY21 FY18 Sales PSU Plan 50% of target PSU award: Average annual growth rate in total revenues excluding professional services revenues from H2 FY18 through FY20 (0%-100% of target) + 50% of target PSU award: Average annual growth rate in license plus hybrid cloud / SaaS revenues from H2 FY18 through FY20 (0%-100% of target) Vests May 1, 2020 subject to continued employment. Actual number of shares subject to vest equals PSUs achieved under each metric (0.5x-1.0x)

Achievement will be measured following FY20.

Benefits and Perquisites

We provide only minimal and select executive-level benefits or perquisites to our NEOs targeted to assist in recruitment of new executives, and meet market practices.

During FY18, our NEOs were eligible to participate in a program for VMware to reimburse employees at the senior vice president level or above, including each NEO, for annual comprehensive physical examinations and medical screenings. We determined that offering such a benefit was in the best interests of VMware and our stockholders given the critical role of our senior staff to the ongoing performance of our business.

Our NEOs employed in the U.S. were also eligible to participate in a non-qualified deferred compensation program (“NQDC Program”) that was open to VMware employees at the level of senior director and above. The NQDC Program allows a participant to voluntarily defer between 5% and 75% of his or her base salary, between 5% and 100% of his or her commissions (if any) and between 5% and 100% of his or her eligible bonus (if any), in each case on a pre-tax basis. VMware may, but does not currently intend to, make matching contributions.

Our senior executives are obligated to undertake travel from time to time that is most efficient through use of a private jet. We did not incur any incremental expense during FY18 in connection with non-business jet usage by our NEOs and their family members.

VMware’s facilities are utilized from time to time by local community organizations. During FY18, the allocated operating and rental costs for VMware facilities utilized for community events hosted by Mr. Gelsinger were approximately $153.

From time-to-time we provide relocation benefits in connection with the recruitment or appointment of new executive officers. During FY18, Mr. Carli was employed on an expatriate assignment from the United Kingdom to the United States pursuant to a long-term assignment entered into in May 2015 and amended in June 2016 in connection with Mr. Carli’s appointment to become an executive officer of the Company. Pursuant to his expatriate assignment, we provided Mr. Carli with relocation and tax equalization benefits consistent with VMware’s Relocation Policy available to all employees, including officers. These perquisites are included in the “All Other Compensation” column in the “Summary Compensation Table.” Effective May 1, 2018, upon the expiration of Mr. Carli’s expatriate assignment agreement, we entered into a localization agreement with Mr. Carli that established him as a U.S. employee while terminating his employment in the United Kingdom. Accordingly, we will no longer be responsible for tax equalization payments for Mr. Carli commencing with the start of his service as a U.S. employee. The localization agreement provides Mr. Carli with post-employment relocation assistance and tax services in connection with the preparation of multi-country tax returns for an initial period of approximately three years and in resolving tax-related disputes that may arise in connection with such initial period and the period of Mr. Carli’s expatriate assignment.

We do not generally provide NEOs with tax gross-ups or reimbursements.

Change-in-Control and Post-Termination Compensation

CIC Plan

Each NEO is eligible for change-in-control benefits pursuant to VMware’s Change in Control Retention Plan for executives adopted in 2015 (“CIC Plan”). The CIC Plan is intended to encourage the retention of NEOs and reduce uncertainty regarding the personal consequences of a potential change in control. The CIC Plan provides severance benefits for NEOs who are involuntarily terminated without “cause,” or who terminate employment for “good reason,” within 12 months following a “change in control” of VMware (each such term as defined in the CIC Plan) with benefits designed to be competitive with similar plans at VMware’s peer companies.

Upon a qualifying termination under the CIC Plan following a change in control, each NEO is eligible to receive (1) a lump sum payment equal to a multiple of annual base salary, target annual bonus and monthly health insurance premiums and

(2) full accelerated vesting of outstanding equity awards. VMware’s CEO, Mr. Gelsinger, is eligible to receive two times his annual base salary and target bonus and 24 months of the health insurance premium amount. Other NEOs are eligible to receive 1.5 times their annual base salary and target bonus and 18 months of the health insurance premium amount.

The monthly health insurance premium amount equals 150% of the monthly cost required to obtain continuation coverage for the NEO and his or her covered dependents. NEOs would be required to execute a release in favor of VMware in exchange for CIC Plan benefits. Performance-based equity awards will generally convert into shares at target amounts if a change in control occurs during a performance period, unless otherwise specified in the performance award agreement.

The CIC Plan does not provide for any tax gross-ups. In the event the NEO would be subject to an excise tax under Section 4999 of the Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the benefits to the NEO will be reduced to the extent that such benefits do not trigger the excise tax unless the NEO would retain greater value (on an after-tax basis) by receiving all benefits and paying applicable excise, income and payroll taxes.

In addition to the double-trigger acceleration provided under the CIC Plan, the PSU awards granted to NEOs provide that if a change in control occurs during a performance period, that performance period will terminate immediately prior to consummation of the change in control and the PSUs will convert into time-based vesting awards that convert into Class A Stock at the target level of achievement.

Expiration of Severance Plan

During FY16, the CCG Committee approved a time-limited severance retention plan (“Severance Plan”) covering VMware executives, including each NEO. The Severance Plan was narrowly focused to provide stability to our executive team during the consummation of the Dell Acquisition and the subsequent integration of the two companies. The Severance Plan provided severance benefits to NEOs in the event of an involuntarily termination without “cause” or for “good reason” (each such term as defined in the Severance Plan).

Upon a qualifying termination under the Severance Plan, each NEO was eligible to receive (1) a lump sum payment equal to annual base salary, target annual bonus, as well as the value of 12-months’ coverage in health insurance premiums and (2) full accelerated vesting of outstanding RSU and stock option awards (excluding PSUs) that were otherwise scheduled to vest within and including the 12 months following termination.

The Dell Acquisition was completed in September 2016 and the Severance Plan expired at the end of its term on December 31, 2017.

Compensation Risk Assessment

We believe that the mix and design of the elements of our executive compensation are well balanced and do not encourage management to assume excessive risk. As detailed above, our pay mix is balanced among base salary, short-term performance cash bonus awards and equity compensation. NEO compensation is heavily weighted towards long-term, equity-based incentive compensation, which we believe discourages excessive short-term risk taking and strongly aligns NEO interests with the creation of long-term increased stockholder value. In addition, we maintain policies against the purchase of hedging instruments in order to help maintain the alignment of NEO interests with long-term changes in stockholder value by prohibiting NEOs from purchasing financial instruments that trade off the potential for upside gain in order to lock in the current market value of our securities. Additionally, as discussed below, our executive compensation plans also include compensation recovery provisions that enable us to recover performance bonuses, as well as gains on equity awards, that were earned due to activity detrimental to the Company.

Tax Deductibility

Prior to its amendment pursuant to 2017 Tax Cuts and Jobs Act (“Tax Act”), Section 162(m) of the Internal Revenue Code, as amended, generally disallowed a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s CEO and certain other executive officers. However, performance-based compensation was not subject to the $1 million deduction limit if certain requirements were met. Among other changes to Section 162(m), the Tax Act eliminated the exemption for performance-based compensation. The amendment to Section 162(m) is effective with respect to VMware for compensation paid in FY19 and in future years. The Tax Act includes a transition rule that allows the performance-based compensation exemption to continue for executive officers with a right to participate in a plan that is part of a written binding contract in effect on November 2, 2017 that is not modified in any material respect before the compensation is paid (“Transition Rule”). However, the IRS has not issued complete guidance with respect to application of the Transition Rule.

During FY18, prior to the effectiveness of the amendment to Section 162(m), the CCG Committee considered the impact of Section 162(m) when designing our cash and equity bonus program, but might have elected to provide compensation that was not fully deductible as a result of Section 162(m) if it determined it was in our best interests. Accordingly, during FY18, the CCG Committee structured our FY18 Executive Bonus Program for our NEOs and the PSUs granted in FY18 in order to allow each to qualify as performance-based compensation under Section 162(m). The RSUs granted in FY18 did not qualify as performance-based compensation. To the extent that our NEOs participate in performance-based compensation plans that are likely to qualify for treatment as performance-based compensation under the Transition Rule, the CCG Committee may consider avoiding actions that would be considered a material modification to such plan or agreement if it determines it is in our best interests.

Hedging Policy

We have adopted a policy prohibiting any of our directors or employees, including our NEOs, from “hedging” their ownership in shares of our Class A Stock or other equity-based interests in us, including by engaging in short sales or trading in derivative securities relating to our common stock and the shares of Class V common stock issued by Dell.

Compensation Recovery Policies

Our Executive Bonus Program for our executive officers, including our NEOs and the performance-based, long-term equity award program, were both adopted under the Incentive Plan. At the annual meeting of stockholders held in June 2017, our stockholders approved an update to the “clawback” provision in the Incentive Plan to more specifically tie our ability to claw back outstanding equity awards to any restatements of VMware’s financial results and in case of termination for “cause,” as defined in the Incentive Plan. As amended, the Incentive Plan includes provisions that the CCG Committee will review outstanding incentive awards held by executive officers or the value of such awards realized during or in the year following the restatement and, in its sole discretion, determine to cancel or claw back the value of such awards if the CCG Committee. Additionally, if an employee, including an NEO, is terminated for cause, all unvested or unexercised awards will be forfeited and the CCG Committee may determine to require reimbursement of amounts realized after the event constituting cause has occurred.

Executive Stock Ownership Guidelines

In April 2017, the CCG Committee adopted executive stock ownership guidelines to further align the interests of our senior executive officers with the interests of our stockholders and to underscore our commitment to strong corporate governance practices. Under the guidelines, our senior executive officers are required to own shares of our common stock valued at a multiple of their annual base salary (six times in the case of our CEO, three times with respect to our COOs and two times in the case of our CFO). The guidelines include a holding requirement for executives until they achieve their respective ownership level. Any executives who hold less than the requisite level of ownership must hold at least 50% of the shares net of tax withholdings that are acquired upon vesting in their equity awards and, with respect to stock options, 50% of the shares net of exercise and tax withholdings. Requisite ownership levels for each senior executive will be re-set annually. The guidelines took effect on April 1, 2018.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

VMware revised its fiscal calendar effective January 1, 2017. VMware’s first fiscal year under its revised fiscal calendar began on February 4, 2017 and ended February 2, 2018. The period from January 1, 2017 through February 3, 2017 was recorded as a transition period (“Transition Period” or “Transition”).

The table below summarizes the compensation information for the Transition Period and fiscal years ended February 2, 2018, December 31, 2016 and December 31, 2015 for our NEOs—our CEO, our CFO and the three other most highly compensated individuals who were serving as executive officers of VMware at the end of FY18. The amounts shown in the Stock Awards column do not reflect compensation actually received by the NEOs, but instead include the aggregate grant date fair value of awards computed in accordance with GAAP.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)		All Other Compensation ($)	Total ($)
Patrick Gelsinger	2018	1,000,000		—	14,709,988	1,945,861		19,260(3)	17,675,109
CEO	Transition	83,333		—	—	181,258		1,500(4)	266,092
	2016	1,000,000		—	12,052,249	1,783,125		6,000	14,841,374
	2015	1,000,000		650	11,904,314	1,443,750		10,479	14,359,193
Zane Rowe	2018	750,000		—	7,413,847	954,227		6,000(3)	9,124,074
CFO and Executive Vice President	Transition	62,500		—	—	88,887		1,500(4)	152,887
	2016	630,770		—	5,150,990	761,466		7,642	6,550,868
Maurizio Carli	2018	714,798	(5)(6)	—	16,621,735	991,902	(5)	553,782(3)(5)	18,882,218
Executive Vice President, Worldwide Sales and Services	Transition	57,540		—	—	92,396		—	149,936
Sanjay Poonen	2018	700,000		—	7,347,712	855,700		1,500(3)	8,904,912
COO, Customer Operations	Transition	58,333		—	—	79,709		—	138,042
	2016	621,250		—	10,840,103	637,826		3,142	12,102,321
	2015	605,000		650	3,034,494	668,750		—	4,308,894
Rangarajan (Raghu) Raghuram	2018	700,000		—	8,040,554	855,700		—	9,596,254
COO, Products and Cloud Services	Transition	58,333		—	—	79,709		—	138,042
	2016	621,250		—	10,592,707	731,294		—	11,945,251
	2015	605,000		650	6,321,816	585,250		—	7,512,716

(1)	Amounts shown represent the grant date fair values of stock awards granted in the fiscal year indicated, which were computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Options (“ASC Topic 718”), without taking into account estimated forfeitures. The amounts disclosed may never be realized. Assumptions used in calculating these amounts are included in the note titled “Stockholders’ Equity” to our audited financial statements included in our Annual Report on Form 10-K for the applicable year.

Amounts include the value of the FY18 performance tranches of the FY18 Operating PSUs, FY18 HC PSUs, FY18 Sales PSUs, FY16 PSUs and FY15 PSUs for which performance goals were set on the grant dates in the table below. For more details on the FY18 Operating PSUs, FY18 HC PSUs, FY18 Sales PSUs, 2016 PSUs and 2015 PSUs see “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentives” and “—Grants of Plan-Based Awards.”

With respect to each of the FY18 Operating PSUs, FY18 HC PSUs, FY18 Sales PSUs, FY16 PSUs and FY15 PSUs, vesting is subject to the Company’s financial performance. Accordingly, the “Stock Awards” column above includes the grant date fair value based on the probable outcome of the performance-based conditions as of the grant date in accordance with ASC Topic 718. Assuming the maximum level of performance is achieved, the aggregate grant date fair value of the portion of the FY18 Operating PSUs, FY18 HC PSUs, FY18 Sales PSUs, FY16 PSUs and FY15 PSUs awards deemed granted in FY18 set forth in the table above would be as set forth in the table below.

Name	Grant	Date of Grant	Maximum Conversion Ratio	Assuming Highest Level of Performance Conditions Achieved ($)
Patrick Gelsinger	FY15 PSU	04/03/2017	2.00	5,073,751
	FY16 PSU	04/03/2017	2.00	7,941,739
	FY18 HC PSU	05/15/2017	1.00	1,553,301
	FY18 Operating PSU	11/15/2017	2.00	3,977,698
Zane Rowe	FY16 PSU	04/03/2017	2.00	4,581,667
	FY18 HC PSU	05/15/2017	1.00	690,377
	FY18 Operating PSU	11/15/2017	2.00	2,651,880
Maurizio Carli	FY15 PSU	04/03/2017	2.00	543,603
	FY16 PSU	04/03/2017	2.00	1,221,778
	FY18 HC PSU	05/15/2017	1.00	690,377
	FY18 Sales PSU	09/07/2017	1.00	11,354,817
	FY18 Operating PSU	11/15/2017	2.00	2,209,778
Sanjay Poonen	FY15 PSU	04/03/2017	2.00	1,315,465
	FY16 PSU	04/03/2017	2.00	2,443,556
	FY18 HC PSU	05/15/2017	1.00	1,035,566
	FY18 Operating PSU	11/15/2017	2.00	2,651,880
Rangarajan (Raghu) Raghuram	FY15 PSU	04/03/2017	2.00	3,006,593
	FY16 PSU	04/03/2017	2.00	2,138,111
	FY18 HC PSU	05/15/2017	1.00	1,035,566
	FY18 Operating PSU	11/15/2017	2.00	2,651,880

(2)	Amounts shown represent cash incentive compensation earned for services rendered in the respective fiscal years under our annual cash incentive bonus plan. For more details on the annual cash incentive bonus plan, see “Compensation Discussion and Analysis—Compensation Components—Annual Performance-Based Bonus” and “—Grants of Plan-Based Awards.”
(3)	Amounts shown in the “All Other Compensation” column for FY18 represent: (i) matching contributions made under the VMware 401(k) plan of $6,000 for each of Messrs. Gelsinger and Rowe and $1,500 for Mr. Poonen; (ii) spousal travel to and attendance at a Company sales organization event of $13,107 for Mr. Gelsinger and $11,849 for Mr. Carli; (iii) the cost of an annual executive physical, available to all senior executives of VMware, of $985 for Mr. Carli; (iv) the allocated operating and rental costs for VMware facilities utilized for a community group event hosted by Mr. Gelsinger of $153; and (v) expenses related to Mr. Carli’s expatriate assignment, including (a) tax preparation and financial planning expenses of $11,225; (b) matching contributions made under VMware’s United Kingdom pension plan of $58,152 and U.K. TAA benefit (cash sum paid in lieu of pension plan contributions) of $10,942; and (c) tax equalization payments pursuant to the Company’s tax equalization policy for employees on expatriate assignment. The amount shown includes the net total of tax equalization payments for Mr. Carli made and received by the Company, or that became fixed and determinable, during the Transition Period and FY18 of approximately $460,629. This net amount is attributable to aggregated U.S. tax payments made by the Company of $4,374,520, offset by tax withholdings from Mr. Carli of $1,176,765, and tax refunds for Mr. Carli remitted to VMware of $2,737,126 (consisting of a $2,298,132 tax refund for U.K. tax year 2016/17, a $421,862 tax refund for U.S. tax year 2016 and a $17,132 tax refund for U.K. tax year 2015/16). Due to time lags in tax determinations, differences in taxable periods between jurisdictions, the availability of foreign tax credits or refunds and the potential receipt by the Company of credits or refunds in subsequent years, there may be significant differences in tax equalization payments from year to year. Mr. Carli was localized as a U.S. employee effective May 1, 2018. Accordingly, VMware will cease tax equalization payments on Mr. Carli’s income earned on and after such date. For further information on Mr. Carl’s localization arrangement, see “Compensation Discussion and Analysis—Benefits and Perquisites.”
(4)	Amounts shown in the “All Other Compensation” column for the Transition Period represent matching contributions made under the VMware 401(k) plan of $1,500 for each of Messrs. Gelsinger and Rowe.
(5)	Mr. Carli was on an expatriate assignment from the United Kingdom during the period shown. Mr. Carli’s salary and non-equity incentive compensation were established in British Pounds, which amounts are shown in “Compensation Discussion and Analysis”. Amounts shown in the “Salary” and “Non-Equity Incentive Plan Compensation” columns reflect a conversion from pound sterling (“GBP”) to U.S. dollars (“USD”) based on the foreign exchange rate on each respective payment date. Amounts shown in the “All Other Compensation” column reflect a conversion from GBP to USD converted using the average foreign exchange rates for each month in which payments were made.
(6)	Mr. Carli’s annual salary rate in 2018 was increased from GBP 500,000 to GBP 560,000 effective May 1, 2017.

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity incentive plan grants to our NEOs under our Executive Bonus Program during FY18 and stock awards granted to our NEOs during FY18 under the Incentive Plan. There were no grants of plan-based awards issued during the Transition Period. For further information on our non-equity incentive plan grants, see “Compensation Discussion and Analysis—Compensation Components—Annual Performance-Based Bonus.” The actual amounts realized in respect of the non-equity plan incentive awards during FY18 are reported in the “—Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column.

Name	Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(2) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Patrick Gelsinger	Bonus(3)	02/10/17	417,082	1,635,616	3,925,478	—	—	—	—	—
	RSU Grant	05/15/17	—	—	—	—	—	—	49,235	4,660,093
	FY15 PSU(4)	04/03/17	—	—	—	6,919	27,674	55,348	—	2,536,876
	FY16 PSU(5)	04/03/17	—	—	—	16,244	43,317	86,634	—	3,970,869
	FY18 HC PSU(6)	05/15/17	—	—	—	4,103	16,411	16,411	—	1,553,301
	FY18 Op. PSU(7)	11/15/17	—	—	—	6,154	16,411	32,822	—	1,988,849
Zane Rowe	Bonus(3)	02/10/17	208,541	817,808	1,962,739	—	—	—	—	—
	RSU Grant	05/15/17	—	—	—	—	—	—	32,823	3,106,697
	FY16 PSU(5)	04/03/17	—	—	—	9,371	24,990	49,980	—	2,290,833
	FY18 HC PSU(6)	05/15/17	—	—	—	1,824	7,294	7,294	—	690,377
	FY18 Op. PSU(7)	11/15/17	—	—	—	4,103	10,941	21,882	—	1,325,940
Maurizio Carli	Bonus(3)(8)	02/10/17	212,608	833,755	2,001,012	—	—	—	—	—
	RSU Grant	05/15/17	—	—	—	—	—	—	27,353	2,588,961
	FY15 PSU(4)	04/03/17	—	—	—	741	2,965	5,930	—	271,802
	FY16 PSU(5)	04/03/17	—	—	—	2,499	6,664	13,328	—	610,889
	FY18 HC PSU(6)	05/15/17	—	—	—	1,824	7,294	7,294	—	690,377
	FY18 Sales PSU(9)	09/07/17	—	—	—	53,309	106,618	106,618	—	11,354,817
	FY18 Op. PSU(7)	11/15/17	—	—	—	3,419	9,117	18,234	—	1,104,889
Sanjay Poonen	Bonus(3)	02/10/17	194,638	763,288	1,831,891	—	—	—	—	—
	RSU Grant	05/15/17	—	—	—	—	—	—	32,823	3,106,697
	FY15 PSU(4)	04/03/17	—	—	—	1,794	7,175	14,350	—	657,732
	FY16 PSU(5)	04/03/17	—	—	—	4,998	13,328	26,656	—	1,221,778
	FY18 HC PSU(6)	05/15/17	—	—	—	2,735	10,941	10,941	—	1,035,566
	FY18 Op. PSU(7)	11/15/17	—	—	—	4,103	10,941	21,882	—	1,325,940
Rangarajan (Raghu) Raghuram	Bonus(3)	02/10/17	194,638	763,288	1,831,891	—	—	—	—	—
	RSU Grant	05/15/17	—	—	—	—	—	—	32,823	3,106,697
	FY15 PSU(4)	04/03/17	—	—	—	4,100	16,399	32,798	—	1,503,296
	FY16 PSU(5)	04/03/17	—	—	—	4,373	11,662	23,324	—	1,069,056
	FY18 HC PSU(6)	05/15/17	—	—	—	2,735	10,941	10,941	—	1,035,566
	FY18 Op. PSU(7)	11/15/17	—	—	—	4,103	10,941	21,882	—	1,325,940

(1)	Amounts shown are possible payouts under the Executive Bonus Program. These amounts were based on the individual’s FY18 base salary and position. The program included corporate and individual performance goals with 51% of each NEO’s target amount determined solely by corporate financial goals. Accordingly, threshold bonus amounts were 26% of the target amounts for our NEOs. Maximum payments were capped at 240% of the target amounts. For more information on the Executive Bonus Program, see “Compensation Discussion and Analysis—Compensation Components—Annual Performance-Based Bonus.”
(2)	Amounts shown represent the grant date fair values of each equity award computed in accordance with ASC Topic 718, without taking into account estimated forfeitures. The fair market values of these awards have been determined based on assumptions set forth in the note titled “Stockholders’ Equity” to our audited financial statements for the fiscal year ended February 2, 2018 included in our Annual Report on Form 10-K filed with the SEC on March 29, 2018. With respect to the PSU awards, the estimate of the grant date fair value in accordance with ACS Topic 718 assumes vesting at target.
(3)	“Bonus” in the above table refers to grants under the Executive Bonus Program for service during the Transition Period and FY18. Payouts were determined based on achievement during FY18. For each executive, the target bonus amount reflects the annual salary rate during the Transition Period and FY18 multiplied by (a) 398/365 to account for the actual number of days in the target period including both the Transition Period as well as FY18 and (b) the target bonus percentage approved for each executive.
(4)	The FY15 PSUs were granted and the performance targets for the FY15 performance period and the three-year multiplier for the three fiscal years beginning with FY15 were approved in March 2015 (“First FY15 PSU Tranche”). Performance targets for the separate FY16 performance period (“Second FY15 PSU Tranche”) were approved during 2016. Performance targets for the separate FY18 performance period (“Third FY15 PSU Tranche”) were approved in April 2017. There were no performance targets set for the Transition Period, which was disregarded for purposes of the FY15 PSUs. Amounts in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the range of shares of Class A Stock subject to the Third FY15 PSU Tranche that vested on February 28, 2018. Shares subject to the First FY15 PSU Tranches were considered granted in FY15 and shares subject to the Second FY15 PSU Tranches were considered granted in FY16 and are therefore not represented in the table. For more information regarding the PSU awards and the change in the Company’s fiscal year, see “Compensation Discussion and Analysis—Compensation Components—Long-term Incentives.”

(5)	The FY16 PSUs were granted and the performance targets for the FY16 performance period and the three-year multiplier for the three fiscal years beginning with FY16 were approved in March 2016 (“First FY16 PSU Tranche”). Performance targets for the separate FY18 performance period (“Second FY16 PSU Tranche”) were approved in April 2017. There were no performance targets set for the Transition Period, which was disregarded for purposes of the FY16 PSUs. Performance targets for the separate FY19 performance period (“Third FY16 PSU Tranche”) were not established during FY18. Amounts in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the range of shares of Class A Stock subject to the Second FY16 PSU Tranche that will become eligible to vest on March 31, 2019, if VMware meets the designated performance targets, assuming achievement at the threshold, target and maximum performance levels. Shares subject to the First FY16 PSU Tranches were considered granted in FY16 and shares subject to the Third FY16 PSU Tranche will not be considered granted until FY19, therefore those shares are not represented in the table. The FY16 PSUs will convert into Class A Stock at a ratio ranging from 0.375 to 2.0 shares per PSU, depending upon the degree of performance. Vesting in the FY16 PSUs is subject to continued employment, and no shares will be issued if actual performance is below minimum threshold performance levels. For more information regarding the PSU awards and the change in the Company’s fiscal year, see “Compensation Discussion and Analysis—Compensation Components—Long-term Incentives.”
(6)	Performance targets for the FY18 HC PSUs and the three-year multiplier for the three fiscal years beginning with FY18 were approved in April 2017 (“First FY18 HC PSU Tranche”) and the number of PSUs in each award was determined on May 15, 2017. There were no performance targets set for the Transition Period, which was disregarded for purposes of the FY18 HC PSUs. Performance targets for the separate FY19 performance period (“Second FY18 HC PSU Tranche”) and the separate FY20 performance period (“Third FY18 HC PSU Tranche”) were not established in FY18. Amounts in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the range of shares of Class A Stock subject to the First FY18 HC PSU Tranche that will become eligible to vest on April 1, 2020, if VMware meets the designated performance targets, assuming achievement at the threshold, target and maximum performance levels. Shares subject to the Second FY18 HC PSU Tranche and the Third FY18 HC Tranche were not considered granted in FY18 and are therefore not represented in the table. The FY18 HC PSUs will convert into Class A Stock at a ratio ranging from 0.25 to 1.0 shares per PSU, depending upon the degree of performance. Vesting in the FY18 HC PSUs is subject to continued employment, and no shares will be issued if actual performance is below minimum threshold performance levels. For more information regarding the PSU awards and the change in the Company’s fiscal year, see “Compensation Discussion and Analysis—Compensation Components—Long-term Incentives.”
(7)	The FY18 Operating PSUs were granted and the performance targets for the FY18 performance period were approved in April 2017 (“First FY18 Operating PSU Tranche”). Performance targets for the three-year multiplier for the three fiscal years beginning with FY18 were approved on November 15, 2017. Accordingly, the Grant Date for the First FY18 Operating PSU Tranche is deemed to be November 15, 2017, as shown in the table above. There were no performance targets set for the Transition Period, which was disregarded for purposes of the FY18 Operating PSUs. Performance targets for the separate FY19 performance period (“Second FY18 Operating PSU Tranche”) and the separate FY20 performance period (“Third FY18 Operating PSU Tranche”) were not established in FY18. Amounts in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the range of shares of Class A Stock subject to the First FY18 Operating PSU Tranche that will become eligible to vest on April 1, 2020 if VMware meets the designated performance targets, assuming achievement at the threshold, target and maximum performance levels. Shares subject to the Second FY18 Operating PSU Tranche and the Third FY18 Operating Tranche were not considered granted in FY18 and are therefore not represented in the table. The FY18 Operating PSUs will convert into Class A Stock at a ratio ranging from 0.375 to 2.0 shares per PSU, depending upon the degree of performance. Vesting in the FY18 Operating PSUs is subject to continued employment, and no shares will be issued if actual performance is below minimum threshold performance levels. For more information regarding the PSU awards and the change in the Company’s fiscal year, see “Compensation Discussion and Analysis—Compensation Components—Long-term Incentives.”
(8)	Mr. Carli was on an expatriate assignment from the United Kingdom during the period shown. Mr. Carli’s non-equity incentive compensation was established in British Pounds, which amounts are shown in the Compensation Discussion and Analysis of this Proxy statement. Amounts shown in the “Bonus” row reflects a conversion from GBP to USD converted based on the foreign exchange rate on the date that the bonus payment was made to Mr. Carli.
(9)	The FY18 Sales PSUs were granted and the performance targets for the two-and-a-half-year performance period beginning August 5, 2017 were approved on September 7, 2017 (“FY18 Sales PSUs”). Accordingly, there were no performance targets set for the Transition Period, as it fell outside the performance and service periods. Amounts in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the range of shares of Class A Stock subject to the FY18 Sales PSUs that will become eligible to vest on May 1, 2020, if VMware meets the designated performance targets, assuming achievement at the threshold, target and maximum performance levels. The FY18 Sales PSUs will convert into Class A Stock at a ratio ranging from 0.5 to 1.0 shares per PSU, depending upon the degree of performance. Vesting in the FY18 Sales PSUs is subject to continued employment, and no shares will be issued if actual performance is below minimum threshold performance levels. For more information regarding the PSU awards and the change in the Company’s fiscal year, see “Compensation Discussion and Analysis—Compensation Components—Long-term Incentives.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and stock awards held by our NEOs as of February 2, 2018. The market values for unvested stock awards are calculated based on a market value of $122.72 per share (the closing market price of VMware’s Class A Stock on February 2, 2018) multiplied by the number of shares subject to the award. For awards which are subject to performance-based conditions as described in the footnotes to the table, the number of shares reflects performance assuming achievement at target unless otherwise noted.

	Outstanding Option Awards					Outstanding Stock Awards
								Time-Based Vesting Awards		Performance-Based Vesting Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Type	Grant Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock Held That have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Patrick Gelsinger	07/25/13(2)	92,516	—	84.04	07/25/20	RSU	07/24/14(3)	4,943	606,605	—	—
	07/24/14(4)	82,368	5,492	96.61	07/24/21	PSU	03/23/15(5)	—	—	27,672	3,395,908
						RSU	03/23/15(6)	31,132	3,820,519	—	—
						PSU	03/17/16(7)	—	—	55,344	6,791,816
						RSU	03/17/16(8)	81,220	9,967,318	—	—
						PSU	03/17/16(9)	—	—	86,634	10,631,724
						PSU	04/03/17(10)	—	—	55,348	6,792,307
						PSU	04/03/17(11)	—	—	86,634	10,631,724
						RSU	05/15/17(12)	49,235	6,042,119	—	—
						PSU	05/15/17(13)	—	—	16,411	2,013,958
						PSU	11/15/17(14)	—	—	32,822	4,027,916
Zane Rowe	—	—	—	—	—	RSU	03/17/16(8)	46,858	5,750,414	—	—
						PSU	03/17/16(9)	—	—	49,980	6,133,546
						PSU	04/03/17(11)	—	—	49,980	6,133,546
						RSU	05/15/17(12)	32,823	4,028,039	—	—
						PSU	05/15/17(13)	—	—	7,294	895,120
						PSU	11/15/17(14)	—	—	21,882	2,685,359
Maurizio Carli	06/13/14(15)	12,680	846	95.05	06/13/21	RSU	06/13/14(16)	2,029	248,999	—	—
						RSU	12/22/14(17)	2,859	350,856	—	—
						RSU	05/13/15(18)	8,896	1,091,717	—	—
						RSU	05/13/15(19)	11,120	1,364,646	—	—
						PSU	05/13/15(5)	—	—	2,965	363,865
						RSU	12/04/15(20)	5,141	630,904	—	—
						RSU	03/17/16(8)	37,486	4,600,282	—	—
						PSU	03/17/16(7)	—	—	5,930	727,730
						PSU	03/17/16(9)	—	—	13,328	1,635,612
						PSU	04/03/17(10)	—	—	5,930	727,730
						PSU	04/03/17(11)	—	—	13,328	1,635,612
						RSU	05/15/17(12)	27,353	3,356,760	—	—
						PSU	05/15/17(13)	—	—	7,294	895,120
						PSU	09/07/17(21)	—	—	106,618	13,084,161
						PSU	11/15/17(14)	—	—	18,234	2,237,676
Sanjay Poonen	9/13/13(22)	160,325	—	87.63	09/13/20	RSU	07/24/14(3)	1,186	145,546	—	—
	7/24/14(4)	19,768	1,318	96.61	07/24/21	PSU	03/23/15(5)	—	—	7,174	880,393
						RSU	03/23/15(6)	8,072	990,596	—	—
						PSU	03/17/16(7)	—	—	14,348	1,760,787
						RSU	03/17/16(8)	74,973	9,200,687	—
						PSU	03/17/16(9)	—	—	26,656	3,271,224
						RSU	11/16/16(23)	40,715	4,996,545	—	—
						PSU	04/03/17(10)	—	—	14,350	1,761,032
						PSU	04/03/17(11)	—	—	26,656	3,271,224
						RSU	05/15/17(12)	32,823	4,028,039	—	—
						PSU	05/15/17(13)	—	—	10,941	1,342,680
						PSU	11/15/17(14)	—	—	21,882	2,685,359
Rangarajan (Raghu) Raghuram	07/25/13(2)	27,754	—	84.04	07/25/20	RSU	07/24/14(3)	1,582	194,143	—	—
	07/24/14(4)	26,357	1,758	96.61	07/24/21	PSU	03/23/15(5)	—	—	16,398	2,012,363
						RSU	03/23/15(6)	18,449	2,264,061	—	—
						PSU	03/17/16(7)	—	—	32,796	4,024,725
						RSU	03/17/16(8)	65,600	8,050,432	—	—
						PSU	03/17/16(9)	—	—	23,324	2,862,321
						RSU	11/16/16(23)	40,715	4,996,545	—	—
						PSU	04/03/17(10)	—		32,798	4,024,971
						PSU	04/03/17(11)	—	—	23,324	2,862,321
						RSU	05/15/17(12)	32,823	4,028,039	—	—
						PSU	05/15/17(13)	—	—	10,941	1,342,680
						PSU	11/15/17(14)	—	—	21,882	2,685,359

(1)	Five sets of PSU awards to NEOs remained outstanding as of February 2, 2018. The FY15 PSUs were awarded in March 2015 and, with respect to Mr. Carli, in May 2015, the FY16 PSUs were awarded in March 2016, the FY18 HC PSUs were awarded in May 2017, the FY18 Operating PSUs were awarded in May 2017 and the FY18 Sales PSUs were awarded in September 2017. Performance targets for the FY15 performance period of the FY15 PSUs (“First FY15 PSU Tranche”) and the FY15-FY18 three-year multiplier applicable to the FY15 PSUs were approved in March 2015. In March 2016, achievement for the First FY15 PSU Tranche was certified at a level of 84.6%. Performance targets for the FY16 performance period of the FY15 PSUs (“Second FY15 PSU Tranche”), the FY16 performance period of the FY16 PSUs (“First FY16 PSU Tranche”) and the FY16-FY19 three-year multiplier applicable to the FY16 PSUs were also approved in March 2016. In February 2017, achievement for the Second FY15 PSU Tranche and the First FY16 PSU Tranche was certified at a level of 157.2%. Performance targets for the FY18 performance periods of the FY15 PSUs (“Third FY15 PSU Tranche”), the FY16 PSUs (“Second FY16 PSU Tranche”), the FY18 HC PSUs (“First FY18 HC PSU Tranche”), the FY18-FY20 three-year multiplier applicable to the FY18 HC PSUs and the FY18 Operating PSUs (“First FY18 Operating PSU Tranche”) were approved in April 2017. In May 2017, the number of PSUs awarded to each NEO for the FY18 HC PSUs and the FY18 Operating PSUs was determined. The FY18 Sales PSUs were awarded and the 3-year performance target was approved in September 2017. In November 2017, the performance target for the 3-year multiplier for the FY18 Operating PSUs was approved. In February 2018, achievement for the Third FY15 PSY Tranche was certified at a level if 187.1%, achievement of the FY15-FY18 3-year multiplier applicable to the FY15 PSUs was certified at a level of 100% and the final conversion ratio for the FY15 PSUs was calculated as 143%. In March 2018, achievement for the Second FY16 PSU Tranche and the First FY18 Operating PSU Tranche was certified at a level of 187.1%, and achievement for the First FY18 HC PSU Tranche was certified at a level of 100%. The final percentage calculation of the Second FY16 PSU Tranche remains subject to the determination of the FY16-FY19 3-year multiplier following the completion of FY19, and the final percentage calculation of the First FY18 HC PSU Tranche and First FY18 Operating PSU Tranche remain subject to the determination of the FY18-FY20 3-year multipliers following the completion of FY20. Based on guidance provided by the SEC, the target number of shares issuable under the First FY15 PSU Tranche, First FY18 HC PSU Tranche and FY18 Sales PSUs, and the maximum number of shares issuable under the Second FY15 PSU Tranche, Third FY15 PSU Tranche, First FY16 PSU Tranche, Second FY16 PSU Tranche and FY18 Operating PSU Tranche is represented in the table. The FY15 PSUs vested on February 28, 2018. Subject to achievement of threshold performance objectives and continued employment, the FY16 PSUs will vest on March 31, 2019, the FY18 HC PSUs, the FY18 Operating PSUs and the FY18 Sales PSUs will vest on April 1, 2020. For more information regarding the PSU awards, see “Compensation Discussion and Analysis—Compensation Components—Long-Term incentives.”
(2)	Options vested over four years, with 25% vested on June 1, 2014 and the remaining shares vested ratably each month thereafter.
(3)	RSUs vest over four years, with 25% vested on May 1, 2015 and the remaining shares vesting ratably every six months thereafter, subject to continued employment.
(4)	Options vest over four years, with 25% vested on May 1, 2015 and the remaining shares vesting ratably every month thereafter, subject to continued employment.
(5)	Represents the target number of shares that may be issued under the First FY15 PSU Tranche.
(6)	RSUs vest over four years, with 25% vesting on March 1, 2016 and the remaining vesting ratably every six months thereafter, subject to continued employment.
(7)	Represents the maximum number of shares that may be issued under the Second FY15 PSU Tranche.
(8)	RSUs vest over four years, with 25% vesting on March 1, 2017 and the remaining vesting ratably every six months thereafter, subject to continued employment.
(9)	Represents the maximum number of shares that may be issued under the First FY16 PSU Tranche.
(10)	Represents the maximum number of shares that may be issued under the Third FY15 PSU Tranche.
(11)	Represents the maximum number of shares that may be issued under the Second FY16 PSU Tranche.
(12)	RSUs vest over 4 years, with 25% vesting on May 1, 2018 and the remaining vesting ratably every six months thereafter, subject to continued employment.
(13)	Represents the target number of shares that may be issued under the First FY18 HC PSU Tranche.
(14)	Represents the maximum number of shares that may be issued under the First FY18 Operating PSU Tranche.
(15)	Options vest over 4 years, with 25% vested on May 1, 2015 and the remaining shares vesting ratably every month thereafter, subject to continued employment.
(16)	RSUs vest over 4 years, with 25% vested on May 1, 2015 and the remaining shares vesting ratably every six months thereafter, subject to continued employment.
(17)	RSUs vest over 4 years, with 25% vested on December 1, 2015 and the remaining shares vesting ratably every six months thereafter, subject to continued employment.
(18)	RSUs vest over 3 years, with 33.33% vested on May 1, 2016 and the remaining shares vesting ratably every 12 months thereafter, subject to continued employment.
(19)	RSUs vest over 4 years, with 25% vested on May 1, 2016 and the remaining shares vesting ratably every six months thereafter, subject to continued employment.
(20)	RSUs vest over 3 years, with 33% vested on December 1, 2016 and the remaining shares vesting ratably every six months thereafter, subject to continued employment.
(21)	Represents the target number of shares that may be issued under the FY18 Sales PSU.
(22)	Options vested over four years, with 25% vested on the first anniversary of the first day of the month the option was granted and the remaining shares vested ratably each month thereafter.
(23)	RSUs vest in full on November 1, 2019, subject to continued employment.

Option Exercises and Stock Vested

The following table sets forth information regarding stock options exercised and stock awards vested for our NEOs during the fiscal year ended February 2, 2018. No stock options were exercised and no stock awards vested during the Transition Period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Patrick Gelsinger	—	—	140,340	13,327,450
Zane Rowe	—	—	28,113	2,708,219
Maurizio Carli	3,065	56,130	53,035	5,334,131
Sanjay Poonen	10,000	420,751	77,295	7,430,942
Rangarajan (Raghu) Raghuram	—	—	74,229	7,104,958

(1)	Amounts represent the fair market value of the Class A Stock, on the applicable vesting date, multiplied by the number of shares of PSUs and RSUs vested on each such date. Fair market value is determined based on the closing price of VMware’s Class A Stock on the NYSE on the vesting date. For vesting dates that do not fall on a trading day, fair market value is determined based on the closing price on the trading day immediately preceding the vesting date. Amounts shown do not represent proceeds from sales of shares acquired on vesting of stock awards and do not indicate that shares were actually sold.

Nonqualified Deferred Compensation

In 2013, we adopted the NQDC Program, which became effective January 1, 2014. The NQDC Program is open to our employees at the level of senior director and above, including our NEOs. The NQDC Program allows a participant to voluntarily defer between 5% and 75% of his or her base salary, between 5% and 100% of his or her commissions (if any), and between 5% and 100% of his or her eligible bonus (if any), in each case on a pre-tax basis. We may, but do not currently intend to, make matching contributions. A participant can elect for his or her deferrals to be treated as if invested in one or more mutual funds, which mirror those of our 401(k) plan. Amounts deferred by each participant under the program are credited to a bookkeeping account maintained on behalf of each participant. The bookkeeping account under the program will then be adjusted based on the performance of the participant’s investment elections. We do not provide a guaranteed rate of return on these funds. The NQDC Program is “unfunded,” and all deferrals are general assets of VMware.

Participants are generally eligible to receive payment of his or her contributions and related earnings at the end of an elected deferral period or six months after a separation of service from VMware on the first business day of the next quarter. A participant can elect to receive his or her payments in a lump sum or annual installments. Individual contributions and related earnings vest completely upon a participant’s disability or death. Participants may make hardship withdrawals under specific circumstances.

The following table shows the executive contributions, earnings and account balances for the NEOs in the NQDC Program as of February 2, 2018.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings (Losses) in Last Fiscal Year(2) ($)	Aggregate Balance at Last Fiscal Year-End(3) ($)
Patrick Gelsinger	554,591	343,128	2,613,660
Zane Rowe	—	—	—
Maurizio Carli	—	—	—
Sanjay Poonen	—	—	—
Rangarajan (Raghu) Raghuram	11,667	135,211	573,659

(1)	Represents executive contribution amounts that are also reported as compensation in the “Summary Compensation Table” during the Transition Period and FY18.
(2)	Earnings (Losses) shown are not included in the “Summary Compensation Table” because they are not preferential or above market.
(3)	Includes the following amounts reported in the summary compensation table for prior years (FY14-16): $1,653,078 for Mr. Gelsinger and $385,925 for Mr. Raghuram.

Potential Payments upon Termination or Change in Control

Potential Payments Table

The following table shows the potential payments and benefits that would have been provided upon termination under each of the scenarios discussed above if such termination had occurred on February 2, 2018. The actual amounts to be paid can only be determined at the time of the termination of employment. Excluded are benefits of equal value provided to all employees, such as payments upon an employee’s death.

	Termination Due to Death or Disability($)			Without Cause/ Resignation for Good Reason ($)		Change in Control: Qualifying Termination ($)
	Acceleration of Stock Options(1)	Acceleration of RSUs & PSUs(2)	Total	Cash Severance Payment		Acceleration of Stock Options(1)	Acceleration of RSUs & PSUs(2)(3)	Cash Severance Payment(3)(4)	Total
Patrick Gelsinger	143,396	45,730,996	45,874,392	—		143,396	45,730,996	5,018,324	50,892,716
Zane Rowe	—	31,286,974	31,286,974	4,575,000	(5)	—	28,887,707	0	29,302,775
Maurizio Carli	23,409	36,938,598	36,962,007	—		23,409	36,938,598	2,373,565	39,335,572
Sanjay Poonen	34,313	41,272,088	41,306,501	—		34,413	41,272,088	2,120,088	43,426,589
Rangarajan (Raghu) Raghuram	45,901	45,938,026	45,983,927	—		45,901	42,834,587	0	43,357,389

(1)	Represents the aggregate value of the acceleration of vesting of the executive’s unvested stock options, based on the spread between the closing price of the Class A Stock ($122.72) on the NYSE on February 2, 2018 and the stock option exercise prices. For information on NEO stock options outstanding as of February 2, 2018, see “Compensation of Executive Officers—Outstanding Equity Awards at Fiscal Year-End.”
(2)	Represents the aggregate value of the acceleration of vesting of the executive’s unvested RSUs and PSUs, based on the closing price of the Class A Stock ($122.72) on the NYSE on February 2, 2018. Under the CIC Plan, amounts attributable to PSUs assume either target or actual performance, subject to more specific treatment as may be required by the specific PSU award agreement.
(3)

The CIC Plan does not provide for any tax gross-ups. In the event a NEO would be subject to an excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the benefits to the NEO will be reduced to the extent that such benefits do not trigger the excise tax, unless the NEO would retain greater value

(on an after-tax basis) by receiving all benefits and paying applicable excise, income and payroll taxes. Amounts shown are based on preliminary calculations that indicate that, with the exception of Messrs. Rowe and Raghuram, each NEO would retain greater value (on an after-tax basis) by receiving all benefits and paying the applicable excise and other taxes. With respect to Messrs. Rowe and Raghuram, the total payout amount shown reflects that their cash payments would be reduced by an estimated amount of $4,253,450 and $4,728,626, respectively, and their payments with respect to the acceleration of RSUs and PSUs would be reduced by $1,984,199 and $2,608,538, respectively, in accordance with the Severance Parachute Payment provision of the CIC Plan. Estimated amounts may materially differ from any actual amounts ultimately paid.
(4)	Amounts shown represent a lump severance payment equaling the sum of a multiplier of annual cash compensation (of two times annual base salary and target bonus for the CEO and 1.5 times annual base salary and target bonus for the other NEOs) and estimated monthly health insurance premiums (of 150% the monthly cost for 24 months for the CEO and for 18 months for the other NEOs) assuming a change in control occurred on February 2, 2018.
(5)	The cash severance amount shown for Mr. Rowe reflects a severance agreement with EMC that he entered into in connection with the start of his employment with VMware. The agreement provides that EMC will pay Mr. Rowe a lump sum severance payment equal to $4,575,000 if he is terminated without “cause,” as defined in the CIC Plan, or for “good reason,” as defined in the agreement between EMC and Mr. Rowe, at any time before September 7, 2018. The severance agreement provides that the severance from EMC will be reduced by the amount of severance payments he is entitled to receive from VMware in connection with such termination of employment.

PAY RATIO

In accordance with Item 402(u) of Regulation S-K, promulgated under the Dodd Frank Act, we determined the ratio of: (a) the annual total compensation of our CEO, to (b) the median of the annual total compensation of all of our employees, except for our CEO, both calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Ratio. For FY18,

•	The median of the annual total compensation of all of our employees, other than our CEO, was $137,712.

•	Our CEO’s annual total compensation, as reported in the FY18 Summary Compensation Table, was $17,675,109. Note that this includes our CEO’s total compensation for FY18 and excludes his compensation earned during the Transition Period, as detailed in footnote 4 to the Summary Compensation Table.

•	Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees is 128 to 1.

Identification of Median Employee. We selected December 31, 2017 as the date on which to determine our median employee. As permitted by SEC rules, in order to identify our median employee, we elected to use total target direct compensation, which we calculated as salary and target bonus as of December 31, 2017 and the target value of equity awards issued during the previous twelve months. For purposes of this disclosure, we converted employee compensation from local currency to U.S. dollars using a trailing twelve-month average of daily exchange rates.

To identify our median compensated employee, we then calculated the target total direct compensation for our global employee population and excluded employees at the median who had anomalous compensation characteristics.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Consequently, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. Additionally, due to our emphasis on pay-for-performance and the structure of our performance-based compensation for our CEO, his total direct compensation can be highly variable. Consequently, in years such as FY18 during which we exceeded target objectives for our performance-based compensation programs and experienced an increased stock price, the ratio of our CEO’s pay to our median employee is likely to be higher than in other periods.

Indemnification Agreements and Director and Officer Insurance

Our certificate of incorporation and bylaws generally provide for mandatory indemnification of directors and officers to the fullest extent permitted by law. We have also entered into indemnification agreements with our directors and executive officers that will generally provide for mandatory indemnification to the fullest extent permitted by law. In addition, our executive officers and directors are insured under a liability insurance policy officers and directors.

COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that VMware specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The CCG Committee of VMware has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the CCG Committee recommended to the Board that the CD&A be included in this proxy statement.

Compensation and Corporate Governance Committee

Paul Sagan, Chair

Anthony Bates

Michael Brown

DIRECTOR COMPENSATION

The CCG Committee evaluates the appropriate level and form of compensation for outside directors at least annually and recommends changes to the Board when appropriate. In May 2017, the CCG Committee reviewed a market analysis by FW Cook regarding outside director compensation. Following that review, the CCG Committee recommended to the Board that certain increases be made in order to align director compensation with market practice. In June 2017, the Board approved increases in compensation for service on the Board, on the RPT Committee and as RPT Committee Chair. During FY18, outside directors were eligible for the following compensation:

•	an annual retainer fee of $60,000 (which was increased in June 2017 from $50,000);

•	additional annual compensation of $25,000 for chairs of standing committees (which, with respect to the RPT Committee chair, was increased in June 2017 to $50,000);

•	additional annual compensation of $15,000 for members of standing committees (which, with respect to the RPT Committee, was increased in June 2017 to $30,000); and

•	additional annual compensation of $100,000 for our Lead Director.

Outside directors may also receive compensation for service on ad hoc committees to the extent determined by the board. We also reimburse our directors for reasonable expenses in connection with performing their duties as directors, such as attendance at Board and committee meetings.

In addition, during FY18, outside directors were eligible to receive an annual RSU grant equal to a grant value of $260,000, calculated using a 45-day trailing average, vesting in quarterly installments over one year. Subject to the discretion of the Board, outside directors who are elected to the Board during the year are eligible to receive RSU grants that may be pro-rated to reflect the portion of the year that they serve on the Board.

The CCG Committee has adopted stock ownership guidelines for our outside directors. Under the guidelines, each outside director who receives equity grants from us is required to hold 5,000 shares of Class A Stock. If a director does not yet meet the holding requirement, the director must hold an amount of shares equal to 50% of the net shares acquired from us as compensation for service as a director. As of the date of this proxy statement, the holdings of each outside director subject to the stock ownership policy are sufficient to comply with this policy.

We do not provide compensation to Messrs. Dell and Durban for their service on the Board because Mr. Dell is an officer of Dell and Mr. Durban can be deemed to have an ownership interest in Dell and its subsidiaries. Additionally, we did not provide compensation to Mr. Maritz for his service as a member of the Board prior to his resignation effective December 31, 2017 because he was simultaneously an officer of Pivotal, a subsidiary of Dell in which VMware has an ownership interest. Accordingly, Messrs. Dell and Durban are not, and Mr. Maritz was not, subject to the stock ownership guidelines established for our outside directors.

In May 2016, the Board approved a program that enables outside directors to defer the receipt of shares that have vested pursuant to RSU awards to a future tax year. Under the program, an outside director may elect to defer settlement of his or her vested RSUs for up to ten years from the date of grant. Deferrals are subject to early settlement upon termination of board service. The program was available to outside directors commencing with RSU awards granted in FY18.

The table below summarizes the compensation earned by our outside directors for the fiscal year ended February 2, 2018:

Name	Fees Earned(1) ($)		Restricted Stock Unit Awards(2)(3) ($)	Total ($)
Anthony Bates	121,507	(4)	252,621	374,128
Michael Brown	96,603	(4)	252,621	349,224
Donald Carty	71,603	(4)	252,621	324,224
Michael Dell	—		—	—
Egon Durban	—		—	—
Karen Dykstra	92,679	(4)	252,621	345,299
Paul Maritz(5)	—		—	—
Paul Sagan	198,746	(4)	252,621	451,366

(1)	Includes annual retainer for service on the Board and additional amounts, as applicable, for service as a committee member, committee chair and Lead Director for FY18.
(2)	Amounts shown represent the grant date fair values computed in accordance with ASC Topic 718 of the RSU grants in this table, rather than an amount paid to or realized by the director. The fair market values of these awards have been determined based on assumptions set forth in the note titled “Stockholders’ Equity” to our audited financial statements for the fiscal year ended February 2, 2018, included in our Annual Report on Form 10-K filed with the SEC on March 29, 2018.
(3)	On June 8, 2017, each of Directors Bates, Brown, Dykstra, Carty and Sagan was granted an award of 2,788 RSUs, with a grant date fair value of $252,621, in each case, computed in accordance with ASC Topic 718, as described in footnote 2 to this table.
(4)	In addition, fees earned during the Transition Period were $9,781 for Mr. Bates, $8,384 for Mr. Brown, $6,055 for Mr. Carty, $8,384 for Ms. Dykstra and $17,699 for Mr. Sagan.
(5)	Mr. Maritz resigned as a member of the Board effective December 31, 2017.

The table below shows the aggregate numbers of unvested VMware stock awards outstanding for each outside director as of February 2, 2018.

Name	Unvested Restricted Stock Unit Awards
Anthony Bates	1,394
Michael Brown	1,394
Donald Carty	1,394
Michael Dell(1)	—
Egon Durban(1)	—
Karen Dykstra	1,394
Paul Maritz(2)	—
Paul Sagan	1,394

(1)	Directors Dell and Durban do not receive any cash or equity compensation for their respective service on the Board.
(2)	Mr. Maritz resigned as a member of the Board effective December 31, 2017.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

From time to time, we enter into transactions in which “related persons” (as defined in Item 404 of Regulation S-K adopted by the SEC under the federal securities laws) could be deemed to have a direct or indirect material interest. Related persons include our directors and executive officers, their immediate family members and stockholders beneficially owning more than five percent of either class of our common stock, including our controlling stockholder, EMC, which was acquired by Dell in September 2016 and is currently an indirect, wholly owned subsidiary of Dell. We enter into these transactions in the ordinary course of business in connection with the design, development, marketing, sales and distribution of our products and in the administration and oversight of our business operations. From time to time, we have engaged in transactions with our controlling stockholder to effect the sale or transfer of business assets, and we have also invested alongside our controlling stockholder in certain private company equity financing and joint ventures. Additionally, from time to time, we repurchase a portion of the shares of Class A Stock held by Dell directly from Dell.

We have adopted a written policy and procedures for the review, approval and ratification of transactions involving related persons. We recognize that transactions with related persons may present potential or actual conflicts of interest or an appearance of impropriety. Additionally, these transactions must be fair to us in accordance with applicable Delaware corporate law. Accordingly, as a general matter, it is our policy to closely assess and evaluate transactions with related persons. Transactions with related persons are reviewed by the RPT Committee.

The policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships), in which we or any of our subsidiaries is or will be a participant, in which the amount involved exceeds $120,000 and in which any related person has or may have a direct or indirect material interest. An investor may obtain a written copy of this policy by sending a request to: VMware, Inc., Legal Department, 3401 Hillview Avenue, Palo Alto, California, 94304.

Additionally, ownership interests of our directors or officers in the common stock of Dell, or service as both a director of Dell and VMware, or as a director of VMware and an officer or employee of Dell, could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and Dell. Since VMware’s IPO, in order to address potential conflicts of interest between us and EMC with respect to corporate opportunities, our certificate of incorporation has contained provisions regulating and defining the conduct of our affairs as they may involve EMC and its officers and directors, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with EMC. Our certificate of incorporation also contains provisions limiting the liability of our directors or officers who are also directors or officers of EMC in the event they learn of a transaction that may be a corporate opportunity for both VMware and EMC, provided they comply with the provisions set forth in our certificate of incorporation. These provisions are applicable to Mr. Dell, who serves as CEO of EMC. Additionally, pursuant to resolutions adopted by our RPT Committee, we have renounced any expectancy or interest on the part of the Company being offered an opportunity to participate in certain corporate opportunities presented to directors Dell, Durban and Sagan outside of their roles as directors of VMware. For more information, see the “Board of Directors, Independence and Committees—Board Independence” section of this proxy.

TRANSACTIONS WITH RELATED PERSONS

Our Relationship with Dell Technologies Inc. and EMC Corporation

Prior to our IPO in August 2007, we operated as a wholly owned subsidiary of EMC. In September 2016, Dell completed the Dell Acquisition, and EMC became a wholly owned indirect subsidiary of Dell. EMC continues to be our majority stockholder, and we are considered a “controlled company” under the NYSE Rules. Dell, through its ownership of EMC, has the power, acting alone, to approve any action requiring a vote of the majority of our voting shares and to elect all our directors. In addition, until the first date on which EMC or its successor-in-interest ceases to beneficially own 20% or more of the aggregate number of outstanding shares of our Class A Stock and Class B Stock, the prior affirmative vote or written consent of EMC as the holder of our Class B Stock or its successor-in-interest will be required in order to authorize a number of significant actions.

As of the close of business on the Record Date, EMC directly or indirectly owned approximately 81.4% of our common stock (approximately 28.8% of the Class A Stock and 100% of the Class B Stock). Accordingly, Dell controlled approximately 97.6% of the combined voting power of our common stock. For as long as EMC or its successor-in-interest continues to control more than 50% of the combined voting power of our common stock, EMC or its successor-in-interest will be able to direct the election of all the members of the Board and exercise control over our business and affairs, including any determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, and the payment of dividends with respect to our common stock.

As described in “Our Board of Directors and Nominees,” the Chairman of our Board, Michael Dell, is the Chairman and CEO of Dell and the CEO of EMC.

Unless otherwise indicated, all references to Dell in “—Transactions with Related Persons” are to Dell and its consolidated subsidiaries (including EMC and Pivotal), and include transactions with EMC prior to the Dell Acquisition. Prior to the Dell Acquisition, Dell was not considered a related person of VMware. Accordingly, references to Dell in “—Transactions with Related Persons” do not include transactions between Dell and us prior to the Dell Acquisition. References to EMC are exclusive to EMC and are not intended to include transactions or agreements with Dell.

Effective with the Dell Acquisition, our results of operations and financial position are consolidated with Dell’s financial statements. We continue to receive various administrative services from Dell, we have entered into agreements regarding Dell’s and our respective intellectual property and real estate, we and Dell sell goods and services as vendors to one another and Dell resells our products and services to third-party customers. Our current relationship with Dell includes the aspects listed below.

•	Dell, through its ownership of EMC, is our controlling stockholder and, as such, has certain rights under our charter documents.

•	A master transaction agreement entered into with EMC in conjunction with our IPO and subsequently amended with Dell in January 2018, together with ancillary agreements, governs many aspects of our post-IPO business relationship with Dell.

•	Our obligations as a member of the U.S. federal consolidated tax group of which Dell is the parent and EMC and VMware are members, and in certain consolidated, combined or unitary groups that include Dell or certain of its subsidiaries, or both, for state and local income tax purposes, are governed by a tax sharing agreement that we amended in connection with the Dell Acquisition to include Dell. In FY18, we paid $54 million in income taxes to Dell for our portion of Dell’s consolidated federal income taxes, pursuant to our tax sharing agreement with Dell.

•	In August 2017, we issued senior notes pursuant to a public debt offering in the aggregate amount of $4,000 million and used a portion of the net proceeds from the offering to repay two notes payable to Dell in the aggregate principal amount of $1,230 million, representing repayment of one note due May 1, 2018 at par value and repayment of a second note due May 1, 2020 at a discount.

•	Dell continues to hold one note payable by us that we amended most recently with EMC in 2014. The note has a principal amount of $270 million and is due December 1, 2022. The note bears interest, payable quarterly in arrears, at the annual rate of 1.75%. VMware may repay the note, without penalty or premium, at any time.

•	We contract for certain services from Dell subsidiaries in geographic regions where we do not have legal entities established.

•

Pursuant to ongoing reseller arrangements with Dell, Dell bundles our products and services with Dell’s products and sells them to end users. Dell also acts as a distributor, purchasing our standalone products and services for resale to end-user customers through VMware-authorized resellers. During FY18, we recognized $1,220 million in revenue and had an unearned revenue balance of $1,248 million as of February 2, 2018 from transactions through these reseller arrangements.

•	Dell Financial Services, an affiliate of Dell, provides financing to certain of our end customers based on the customer’s discretion.

•	From time to time, we enter into various licensing, technology and marketing agreements with Dell relating primarily to furthering the interoperability of our respective technologies and coordinating certain sales, marketing and branding efforts. These arrangements provide for deployment of internal resources of both companies.

•	We transact ongoing business with Dell to collaborate on technology projects.

•	From time to time, we engage in transactions with Dell to effect the sale or transfer of business assets, and we have also invested alongside Dell in certain private company equity financing and joint ventures.

•	We have entered into arrangements to share certain information technology infrastructure and costs in order to realize cost-saving synergies. Commencing in January 2017, we agreed to utilize a single chief information officer for both Dell and VMware. Costs under these arrangements are allocated between us and Dell based on the level of services and resources each company utilizes.

Additionally, during FY18, we purchased shares of our Class A Stock from Dell pursuant to stock purchase agreements entered into in December 2016 and March 2017. A total of $725 million was paid in exchange for 7.6 million shares. The aggregate number of shares purchased was determined based upon the volume-weighted average price during a defined period, less an agreed upon discount of 3.5%.

Information on the impact of our transactions with Dell on our financial condition and our results of operations is provided in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Relationship with Dell” section of our FY18 Annual Report on Form 10-K filed with the SEC on March 29, 2018. The material agreements that govern our relationship with Dell are included as exhibits to our Form 10-K.

Other Transactions with Related Persons

A brother of Sanjay Poonen, VMware’s COO, Customer Operations, is employed by VMware in its cloud service business. During the Transition Period and FY18, Mr. Poonen’s brother received a base salary of $237,405 and an annual bonus of $83,152. Mr. Poonen’s brother also received an equity award for RSUs with a value of $57,525. The award vests ratably over four years in accordance with VMware’s standard equity grant vesting schedule.

From time to time, we may purchase or sell goods and services in the ordinary course of business on a regular, arms-length basis, on the same or similar terms as would be negotiated with unrelated third parties with entities in which SLP investment funds have a beneficial ownership interest of 10% or more. The SLP investment funds consist of Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P., Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P. and SLP Denali Co-Invest, L.P. The SLP investment funds have the right, under an agreement with Dell and other Dell stockholders, to approve the sale by Dell or specified subsidiaries of Dell of any shares of our common stock held by them. As a result, the Silver Lake investment funds may be deemed to share beneficial ownership of all of the shares of our common stock beneficially owned by Dell.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that VMware specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee has reviewed and discussed with VMware’s management and PwC the audited consolidated financial statements of VMware contained in VMware’s Annual Report on Form 10-K for fiscal year 2018. The Audit Committee has also discussed with PwC the matters required to be discussed by AS No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence from VMware.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in VMware’s Annual Report on Form 10-K for its fiscal year 2018 for filing with the SEC.

Submitted by the Audit Committee

Michael Brown, Chair

Donald Carty

Karen Dykstra

Paul Sagan

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires VMware’s executive officers and directors, and persons who own more than 10% of the common stock, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with all copies of Section 16(a) forms they file.

Based solely on our review of these forms and written representations from the officers and directors received by us, we believe that during the fiscal year ended February 2, 2018, all filing requirements were complied with in a timely fashion.

INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving these materials?

Our stockholders are invited to participate in our 2018 Annual Meeting and are requested to vote on the proposals described in this proxy statement. We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the Annual Meeting,

The Annual Meeting will take place on Thursday, July 19, 2018 at 8:30 a.m. Pacific time via live audio webcast at www.virtualshareholdermeeting.com/VMW2018. You will need the 16-digit control number provided on the Proxy Notice or your proxy card in order to participate in the meeting at that website. We will also offer a webcast of the Annual Meeting on the Investor Relations page of our website at http://ir.vmware.com that will allow you to listen to the Annual Meeting but will not provide the opportunity to participate. We are making this proxy statement available on the Internet and mailing the Proxy Notice to our stockholders on or about June 1, 2018.

What is included in these materials?

These materials include:

•	our proxy statement for the Annual Meeting; and

•	our Annual Report on Form 10-K for the fiscal year ended February 2, 2018, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

How can I participate in the Annual Meeting?

This year’s Annual Meeting will be a completely virtual meeting of stockholders conducted via live, audio webcast. You are entitled to participate in the Annual Meeting only if you were a VMware stockholder as of the close of business on May 21, 2018, the Record Date, or if you hold a valid proxy for the Annual Meeting.

You will be able to participate in the Annual Meeting, submit your questions and vote electronically during the Annual Meeting by visiting www.virtualshareholdermeeting.com/VMW2018 and entering the 16-digit control number included on your Proxy Notice, on your proxy card or on the instructions that accompanied your proxy materials.

The Annual Meeting will begin promptly at 8:30 a.m. Pacific time. We encourage you to access the meeting prior to the start time. Online access will be available beginning at 8:15 a.m. Pacific time.

Why is this Annual Meeting only virtual?

We are excited to embrace the latest technology to provide global ease of access for and real-time communication with our stockholders and the Company. You will be able to participate in the Annual Meeting, submit your questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/VMW2018 and entering the 16-digit control number included on your Proxy Notice, on your proxy card or on the instructions that accompanied your proxy materials.

What if I have technical difficulties or trouble accessing the virtual meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call: Toll Free (855) 449-0991; or International Toll (720) 378-5962.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

As permitted by the SEC rules, we are furnishing proxy materials to our stockholders via the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Proxy Notice by mail, you will not receive a printed copy of the proxy materials unless you request one by following the instructions included in the Proxy Notice. Instead of the printed copy, the Proxy Notice provides instructions as to how you may access the proxy materials and your proxy card to vote via the Internet.

We are making this proxy statement available via the Internet and by mailing the Proxy Notice to our stockholders on or about June 1, 2018.

Why didn’t I receive a notice in the mail regarding the Internet availability of the proxy materials?

We are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials and some of our stockholders who are living outside of the United States, with paper copies of the proxy materials instead of a Proxy Notice.

In addition, we are providing notice of the availability of the proxy materials by e-mail to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where the proxy materials are available and a link to the proxy voting website.

How can I access the proxy materials over the Internet?

Your Proxy Notice, proxy card or voting instruction card contains instructions on how to:

•	view our proxy materials for the Annual Meeting via the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on the Investor Relations page of our website at http://ir.vmware.com and at www.proxyvote.com where you will also need to enter your 16-digit control number (included on your Proxy Notice, on your proxy card or on the instructions that accompanied your proxy materials).

How can I obtain a separate set of voting materials?

If you and other residents with the same last name at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice explaining that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you received a householding communication, your broker will send one copy of VMware’s 2018 proxy statement to your address, unless contrary instructions were given by any stockholder at that address. If you received multiple copies of the proxy materials this year and you wish to reduce the number of reports you receive in the future and save VMware the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you follow the related instructions provided when you vote via the Internet.

You may revoke your consent to householding at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll free at (866) 540-7095 or by writing to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will promptly send a copy to you if you (1) go to www.proxyvote.com and request a copy, (2) call us at 650-427-2892, or (3) address your written request to: Investor Relations at VMware, Inc., 3401 Hillview Avenue, Palo Alto, California, 94304.

How many votes must be present to hold the Annual Meeting?

In order to conduct any business at the Annual Meeting, a quorum must be present in person or represented by valid proxies. Except with respect to the election of our Class II, Group I directors, holders of shares representing a majority of the total outstanding shares of our common stock on the Record Date entitled to vote at the Annual Meeting, represented in person or by proxy, constitute a quorum. For the election of the Class II, Group I director nominees, holders of a majority of the outstanding shares of Class B Stock, represented in person or by proxy, constitute a quorum. Abstentions are considered present for purposes of determining the presence of a quorum. Broker non-votes, as defined below, are also considered present for purposes of determining the presence of a quorum so long as the shares represented by a broker or other nominee who holds shares for a beneficial owner, where the beneficial owner has not given the respective broker specific voting instructions, can be voted for, against or in abstention for at least one proposal presented at the Annual Meeting. Since there is one routine proposal presented at the Annual Meeting (Proposal 3) on which brokers and other nominees have such discretionary voting power, broker non-votes will be counted for quorum purposes at the Annual Meeting. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you (1) participate in and vote during the Annual Meeting, or (2) have voted via the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

Who may vote at the Annual Meeting?

If you owned VMware’s Class A Stock or Class B Stock at the close of business on the Record Date, then you may participate in and vote at the meeting. We have two classes of authorized common stock: Class A Stock and Class B Stock. As of the close of business on the Record Date, VMware had 406,451,833 shares of common stock outstanding and entitled to vote, of which 106,451,833 shares are Class A Stock and 300,000,000 shares are Class B Stock.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for ten days prior to the Annual Meeting during ordinary business hours at our headquarters located at 3401 Hillview Avenue, Palo Alto, California, 94304.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If, as of the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Proxy Notice was sent directly to you by VMware.

Beneficial Owner of Shares Held in Street Name. If, as of the Record Date, your shares were held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Proxy Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What items will be voted on at the Annual Meeting?

There are three items that are scheduled to be voted on at the Annual Meeting:

•	election of three members nominated by us to our Board to serve as Class II, Group I directors, to be elected by our sole Class B common stockholder, each for a three-year term expiring at the 2021 Annual Meeting;

•	an advisory vote to approve named executive officer compensation; and

•	ratification of the selection by the Audit Committee of the Board of PwC as our independent auditor for the fiscal year ending February 1, 2019.

We are not aware of any matters to be presented at the Annual Meeting other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxy holders will use their discretion to determine how to vote your shares.

What are the Board of Directors’ voting recommendations?

The Board recommends that our stockholders vote:

•	FOR Proposal 1, the election of the Class II, Group I directors to be elected by our sole Class B common stockholder; , as listed under “Election of Directors,” to serve until their successors are elected and qualified;

•	FOR Proposal 2, the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in “Compensation Discussion and Analysis,” the “Summary Compensation Table” and other related tables and disclosures contained in this proxy statement; and

•	FOR Proposal 3, the ratification of the selection by the Audit Committee of the Board of PwC as VMware’s independent auditor for the fiscal year ending February 1, 2019.

The Board expects Dell, the sole holder of our Class B Stock, to vote in accordance with the recommendations made by the Board for each of the seven proposals. Dell has the voting power to approve all proposals to be voted on at the Annual Meeting. Based on its ownership as of the Record Date, Dell holds approximately 81.4% of the outstanding shares of VMware’s common stock, representing approximately 97.6% of the combined voting power of our common stock.

Is any other business scheduled to be presented for consideration at the Annual Meeting?

As of the date of this proxy statement, VMware has no knowledge of any business to be presented for consideration at the Annual Meeting other than the proposals described in the Proxy Notice. Under our bylaws, no business may be brought before the Annual Meeting except pursuant to our notice of meeting, by or at the direction of the Board, or by a stockholder who was a stockholder of record as of the Record Date and who complies with the applicable notice provisions set forth in our bylaws. The deadline under VMware’s bylaws for Class A common stockholders to notify VMware of any director nominations or proposals to be presented at the Annual Meeting passed on April 20, 2018. However, Dell is entitled to propose business to be considered at any meeting of stockholders without compliance with the notice requirements and procedures of our bylaws. If any other business should properly come before the Annual Meeting, the persons appointed by the enclosed form of proxy shall have discretionary authority to vote all such proxies as they shall decide.

The enclosed form of proxy gives each of Mr. Rowe, our CFO and Executive Vice President, and Amy Fliegelman Olli, our Senior Vice President, General Counsel and Secretary, discretionary authority to vote your shares in accordance with his or her best judgment with respect to all additional matters that might come before the Annual Meeting, provided that the enclosed form of proxy is properly authorized by you.

How much voting power does Dell have in VMware, and how does it affect the proposals being voted on at the Annual Meeting?

As of the Record Date, Dell, our parent company and controlling stockholder, controls all of the outstanding Class B Stock and 30,678,605 shares, or approximately 28.8%, of the outstanding Class A Stock, representing approximately 97.6% of the combined voting power of our common stock. As such, Dell is entitled to ten votes per share, except in relation to the election of the Class I, Group II director, in which it is entitled to one vote per share. The election of the Class II, Group I directors nominated for election at the Annual Meeting will be voted on solely by Dell, as the sole stockholder of Class B Stock.

EMC is an indirect, wholly owned subsidiary of Dell. Two members of the Board—Michael Dell and Egon Durban—also serve as members of the board of directors of Dell. Mr. Dell, the Chairman of the Board, is also the Chairman and CEO of Dell and the CEO of EMC.

How can I vote my shares during the Annual Meeting?

This year’s Annual Meeting will be held entirely online to allow greater access. Stockholders may participate in and vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/VMW2018 and entering the 16-digit control number included on your Proxy Notice, on your proxy card or on the instructions that accompanied your proxy materials.

Even if you plan to participate in the Annual Meeting online, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to participate in the Annual Meeting.

How can I vote my shares prior to or without participating in the Annual Meeting?

All Class A common stockholders as of the Record Date have three options for submitting their votes prior to the Annual Meeting:

•	via the Internet prior to the meeting at www.proxyvote.com (please see your proxy card or Proxy Notice for instructions);

•	by phone (please see your proxy card for instructions); or

•	by requesting, completing and mailing in a paper proxy card, as outlined in the Proxy Notice.

If you submit your vote via the Internet, you may also elect to receive future proxy and other materials electronically by following the relevant instructions when you vote. You may vote using the Internet without participating in the Annual Meeting and telephone voting facilities until 11:59 p.m., Eastern time on July 18, 2018. For a discussion of how to vote using the Internet during the meeting, see “—How can I vote my shares during the Annual Meeting?”

We encourage you to vote via the Internet. If you vote via the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by you. If you vote via the Internet or telephone, then you do not need to return a proxy card by mail. If your shares are held by a bank, broker or other agent, please refer to the instructions they provide for voting your shares.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	indicate when voting via the Internet or by telephone that you wish to vote as recommended by the Board; or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine, in their discretion, with respect to any other matters properly presented for a vote at the meeting.

If you are a stockholder of record and you do not (1) vote via the Internet or by telephone, (2) return a proxy card, or (3) vote during the Annual Meeting, then your shares will not be voted and will not be considered present for the purpose of establishing a quorum.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not give the organization that holds your shares specific voting instructions, under the rules of various national and regional securities exchanges, that organization may generally vote your shares on routine proposals but not on non-routine proposals. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine proposal, that organization will indicate that it does not have the authority to vote your shares on that non-routine proposal and this is called a “broker non-vote.” For a discussion of broker non-votes, see “—What are broker non-votes, and how will they affect the vote on a proposal?” We encourage you to give voting instructions to the organization that holds your shares by carefully following the instructions provided in the Proxy Notice.

What are broker non-votes, and how will they affect the vote on a proposal? What is the voting requirement to approve each of the proposals? How are abstentions treated?

A “broker non-vote” occurs when (1) a broker or other nominee holds shares for a beneficial owner, (2) the beneficial owner has not given the respective broker specific voting instructions, (3) the matter is non-routine in nature and (4) there is at least one routine proposal presented at the meeting (such as Proposal 3 at this Annual Meeting).

Under applicable rules, a broker or other nominee has discretionary voting power only with respect to proposals that are considered “routine,” but not with respect to “non-routine” proposals. A broker or other nominee cannot vote on non-routine proposals without having received instructions on how to vote from the beneficial owner.

The voting requirements to approve and the effect of abstentions and broker non-votes on each proposal scheduled to be voted on at the Annual Meeting are summarized in the table below:

Proposal		Nature of proposal	Votes required to pass(1)	Effect of abstention on vote	Possibility of broker non-votes on the proposal	Effect of broker non- votes on proposal outcome	Votes per share per class
1	Election of Class II, Group I Directors	Non-routine	Majority of Class B votes cast are cast “FOR” each nominee	No effect	No(2)	No effect	B:10
2	Advisory vote to approve NEO Compensation	Non-routine	Majority of Class A and Class B votes cast are cast “FOR”	No effect	Yes	No effect	A:1 B:10
3	Ratification of selection of Independent Auditor	Routine	Majority of Class A and Class B votes cast are cast “FOR”	No effect	No	Not Applicable	A:1 B:10

(1)	Except in cases where Class B Stock has a separate vote, the Class A Stock and Class B Stock vote together as a single class.
(2)	Election of Class II, Group I directors may only be voted on by EMC, as the holder of all of our outstanding shares of Class B Stock. EMC is the stockholder of record of our Class B Stock, and no shares of our Class B Stock are held in street name. Therefore, broker non-votes are not applicable to the election of Class II, Group I directors.

Can I change or revoke my proxy after I have voted?

You have the right to revoke your proxy at any time before it is voted at the Annual Meeting by:

•	participating in and voting during the Annual Meeting;

•	signing and delivering a new proxy relating to the same shares and bearing a later date than the original proxy; or

•	sending a signed, written notice of revocation, which is dated later than the date of the proxy and states that the proxy is revoked, to: Attention: Secretary, VMware, Inc. Legal Department, 3401 Hillview Avenue, Palo Alto, California, 94304.

Please note, as mentioned above, shares held in your name as the stockholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within VMware or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and the Board.

Who will count the votes?

Votes will be counted by the inspector of election appointed for the Annual Meeting by the Board. The inspector of elections will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes.

Where can I find the voting results of the Annual Meeting?

The final voting results will be reported in a Form 8-K that we expect to file with the SEC within four business days of the Annual Meeting. Once filed, that Form 8-K will be available on the Investor Relations page of our website. We also expect to announce preliminary voting results at the Annual Meeting, which will be webcast on the Investor Relations page of our website.

Who is paying for the cost of this proxy solicitation?

The expenses of preparing, printing and assembling the materials used in the solicitation of proxies on behalf of the Board are borne by VMware. In addition to the solicitation of proxies by mail, VMware may use the services of certain of its employees (for no additional compensation) to solicit proxies personally and by mail, telephone and electronic means from brokerage firms and other stockholders.

Where are VMware’s principal executive offices located, and what is VMware’s main telephone number?

VMware’s principal executive offices are located at 3401 Hillview Avenue, Palo Alto, California, 94304. VMware’s main telephone number is (650) 427-5000.

How do I contact VMware’s Board of Directors?

The Board provides a process for VMware stockholders and other interested parties to send communications to the Board, including to non-management directors. Any person who desires to contact the non-management directors or the entire Board may do so by sending an e-mail to ContactTheBoard@vmware.com. Under a process approved by the CCG Committee, VMware’s Secretary is responsible for the review of all communications received by VMware and addressed to the Board, including the non-management members, and each quarter prepares for the CCG Committee’s review a summary report of all communications and copies of all communications, other than spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Communications deemed by the Secretary to be of an urgent nature are reported promptly to the Chair of the CCG Committee. Directors may at any time review a log of all correspondence received by VMware that is addressed to members of the Board and request copies of any correspondence.

Our Audit Committee also provides a process to send communications directly to the committee about VMware’s accounting, internal accounting controls or audit-related matters. Any person who desires to contact the Audit Committee regarding such matters may do so by sending an e-mail to AuditCommitteeChair@vmware.com.

What is the deadline to make a stockholder proposal eligible for inclusion in next year’s proxy statement?

To be eligible for inclusion in VMware’s proxy statement for the 2019 Annual Meeting, stockholder proposals must be received at VMware’s principal executive offices no later than February 1, 2019. Stockholder proposals should be addressed to: VMware Inc. Legal Department, 3401 Hillview Avenue, Palo Alto, California, 94304.

What is the deadline to propose actions for consideration at the 2019 Annual Meeting or to nominate individuals to serve as directors?

Under our bylaws, director nominations may be made only by the Board, a nominating committee of the Board a person appointed by the Board or by a stockholder entitled to vote who has delivered notice to the attention of the Secretary, Legal Department at the principal executive offices of VMware (containing certain information specified in the bylaws) (1) not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s Annual Meeting, or (2) if the Annual Meeting is called for a date more than 30 days before or after such anniversary date, not earlier than the close of business on 120 days prior to such Annual Meeting and not later than the close of business on the later of (a) 90 days prior to such Annual Meeting and (b) the tenth day following the date of public announcement of such meeting is first made by VMware. The bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the Annual Meeting or as otherwise brought before the Annual Meeting by or at the direction of the Board, the presiding officer or by a stockholder entitled to vote at such Annual Meeting who has delivered notice to the Secretary at the principal executive offices of VMware (containing certain information specified in our bylaws) within the periods prior to the meeting specified in the preceding sentence. In each case, stockholders must also comply with the procedural requirements in our bylaws.

Any holder of our Class A Stock who wishes to bring a proposal or nominate a person for election to the Board at VMware’s 2019 Annual Meeting must provide written notice of the proposal or nomination to the attention of VMware’s Secretary, Legal Department, at our address specified above, on or after March 21, 2019 and no later than April 20, 2019.

Our bylaws also provide that until such time that Dell ceases to hold at least a majority of the voting power of our Class A Stock and Class B Stock voting together as a single class, Dell is entitled to propose business to be considered at any meeting of stockholders and to nominate persons for election to the Board without compliance with the notice procedure described in the two preceding paragraphs.

These requirements are separate and apart from the requirements that a stockholder must meet in order to have a stockholder proposal included in VMware’s proxy statement under Rule 14a-8 of the Exchange Act as described above. A copy of the full text of the bylaw provisions discussed above may be obtained from the Governance subsection of the Investor Relations page of our website at http://ir.vmware.com. Our bylaws are also on file with the SEC and are available through its website at http://www.sec.gov.

10-K REPORT

A copy of VMware’s Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the SEC for VMware’s most recently completed fiscal year, may be found on the Investor Relations page of our website at http://ir.vmware.com. In addition, VMware will provide each beneficial owner of its securities with a copy of the Annual Report on Form 10-K without charge, upon the written request of any such person. Such requests should be sent to Investor Relations, VMware, Inc., 3401 Hillview Avenue, Palo Alto, California, 94304.

By order of the Board of Directors

AMY FLIEGELMAN OLLI
Senior Vice President, General Counsel and Secretary

Palo Alto, California

June 1, 2018

Appendix A

RECONCILIATION OF GAAP TO NON-GAAP OPERATING MARGIN AND

NON-GAAP OPERATING INCOME

For the Twelve Months Ended February 2, 2018

(amounts in millions, except per share amounts, and shares in thousands)

(unaudited)

	GAAP*	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition, Disposition and Other Related Items	Loss on Share Repurchase	Tax Adjustment(1)	Non-GAAP, as adjusted(2)
Operating expenses:
Cost of license revenue	$157	(2)	—	(107)	—	—	—	$48
Cost of services revenue	$984	(50)	(1)	(2)	—	—	—	$930
Research and development	$1,755	(355)	(1)	—	(5)	—	—	$1,395
Sales and marketing	$2,593	(197)	(3)	(23)	(2)	—	—	$2,367
General and administrative	$654	(79)	(1)	—	(23)	—	—	$551
Realignment and loss on disposition	$90	—	—	—	(90)	—	—	$—
Operating income	$1,689	683	6	132	120	—	—	$2,631
Operating margin(2)	21.3%	8.6%	0.1%	1.7%	1.5%	—	—	33.2%
Other income (expense), net	$66	—	—	—	(46)	2	—	$21
Income before income tax	$1,801	683	6	132	74	2	—	$2,698
Income tax provision	$1,231						(678)	$553
Tax rate(2)	68.4%							20.5%
Net income	$570	683	6	132	74	2	678	$2,145
Net income per weighted-average share, diluted for Class A and B(2)(3)	$1.38	$1.65	$0.02	$0.32	$0.18	$—	$1.64	$5.19

*	GAAP results are as reported using revenue standard ASC 605.
(1)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments, such as adjustments resulting from the Tax Act. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(2)	Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3)	Calculated based upon 413,368 diluted weighted-average shares for Class A and B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP OPERATING MARGIN AND

NON-GAAP OPERATING INCOME

For the Twelve Months Ended December 31, 2016

(amounts in millions, except per share amounts, and shares in thousands)

(unaudited)*

	GAAP*	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Realignment Charges	Acquisition and Other Related Items	Gain on Share Repurchase(4)	Tax Adjustment(1)	Non-GAAP, as adjusted(2)
Operating expenses:
Cost of license revenue	$159	(2)	—	(100)	—	—	—	—	$57
Cost of services revenue	$894	(52)	(1)	(2)	—	—	—	—	$839
Research and development	$1,503	(305)	(1)	—	—	—	—	—	$1,197
Sales and marketing	$2,357	(195)	(5)	(22)	—	—	—	—	$2,134
General and administrative	$689	(82)	(1)	(1)	—	(34)	—	—	$572
Realignment	$52	—	—	—	(52)	—	—	—	$—
Operating income	$1,439	636	8	125	52	34	—	—	$2,294
Operating margin(2)	20.3%	9.0%	0.1%	1.8%	0.7%	0.5%	—	—	32.3%
Other income (expense), net	$(17)	—	—	—	—	20	(8)	—	$(5)
Income before income tax	$1,473	636	8	125	52	54	(8)	—	$2,340
Income tax provision	$287							191	$478
Tax rate(2)	19.5%								20.4%
Net income	$1,186	636	8	125	52	54	(8)	(191)	$1,862
Net income per weighted-average share, diluted for Class A and B(2)(3)	$2.78	$1.50	$0.02	$0.30	$0.12	$0.13	$—	$(0.45)	$4.39

*	GAAP results are as reported using revenue standard ASC 605.
(1)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(2)	Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.
(3)	Calculated based upon 423,994 diluted weighted-average shares for Class A and B.
(4)	In December 2016, VMware entered into a stock purchase agreement with Dell and Dell’s wholly owned subsidiary, EMC Equity Assets LLC pursuant to which VMware agreed to purchase $500 million of VMware Class A Stock from EMC Equity Assets LLC. The final aggregate number of shares purchased will be determined based on a volume-weighted average price, less a contractually agreed upon discount. As of December 31, 2016, VMware had made an up-front payment of $375 million, as well as recognized a derivative asset and related $8 million gain in Other income (expense), net. The derivative asset is related to its obligation as of December 31, 2016 to repurchase $125 million of additional shares and is measured at fair value on a recurring basis. In accordance with U.S. GAAP, diluted net income per share does not include the impact of the remeasurement.

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding VMware’s results, VMware has disclosed in this filing the following non-GAAP financial measures: non-GAAP operating income and non-GAAP operating margin. VMware has provided a reconciliation of each non-GAAP financial measure used in this disclosure to the most directly comparable GAAP financial measure. These non-GAAP financial measures differ from GAAP in that they exclude stock-based compensation, employer payroll tax on employee stock transactions, amortization of acquired intangible assets, realignment charges, acquisition, disposition and other-related items, gain or loss on share repurchase, certain litigation and other contingencies and discrete items that impacted our GAAP tax rate, each as discussed below. Our non-GAAP financial measures also reflect the application of our non-GAAP tax rate.

VMware’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short- and long-term operating plans, to calculate bonus payments and to evaluate VMware’s financial performance, the performance of its individual functional groups and the ability of operations to generate cash. Management believes these non-GAAP financial measures reflect VMware’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in VMware’s business, as they exclude charges and gains that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating VMware’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

Management believes these non-GAAP financial measures are useful to investors and others in assessing VMware’s operating performance due to the following factors:

•	Stock-based compensation. Stock-based compensation is generally fixed at the time the stock-based instrument is granted and amortized over a period of several years. Although stock-based compensation is an important aspect of the compensation of VMware’s employees and executives, the expense for the fair value of the stock-based instruments VMware utilizes may bear little resemblance to the actual value realized upon the vesting or future exercise of the related stock-based awards. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of VMware’s core business.

•	Employer payroll tax on employee stock transactions. The amount of employer payroll taxes on stock-based compensation is dependent on VMware’s stock price and other factors that are beyond VMware’s control and do not correlate to the operation of the business.

•	Amortization of acquired intangible assets. A portion of the purchase price of VMware’s acquisitions is generally allocated to intangible assets, such as intellectual property, and is subject to amortization. However, VMware does not acquire businesses on a predictable cycle. Additionally, the amount of an acquisition’s purchase price allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition. Therefore, VMware believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets provides investors and others with a consistent basis for comparison across accounting periods.

•	Realignment charges. Realignment charges include workforce reductions, asset impairments, losses on asset disposals and costs to exit facilities. VMware’s management believes it is useful to exclude these items, when significant, as they are not reflective of VMware’s core business and operating results.

•	Acquisition, disposition and other-related items. As VMware does not acquire or dispose of businesses on a predictable cycle and the terms of each transaction can vary significantly and are unique to each transaction, VMware believes it is useful to exclude acquisition, disposition and other-related items when looking for a consistent basis for comparison across accounting periods. These items include:

•	Direct costs of acquisitions and dispositions, such as transaction and advisory fees.

•	Accruals for the portion of merger consideration payable in installments that may be paid in cash or VMware stock, at the option of VMware.

•	Charges recognized for non-recoverable strategic investments or gains recognized on the disposition of strategic investments are included as other-related items.

•	Gains or losses on sale or disposal of distinct lines of business or product offerings, or transactions with features similar to discontinued operations, including recoveries or charges recognized to adjust the fair value of assets that qualify as “held for sale.”

•	Certain costs incurred related to Dell’s acquisition of VMware’s parent company, EMC Corporation.

•	Gain or loss on share repurchase. In December 2016, VMware entered into a stock purchase agreement with Dell and Dell’s wholly owned subsidiary, EMC Equity Assets LLC, pursuant to which VMware agreed to purchase $500 million of VMware Class A common stock. Through December 31, 2016, VMware had purchased 4.8 million shares for $375 million, as well as recognized a derivative asset related to its obligation to repurchase $125 million of additional shares. The derivative asset was measured at fair value on a recurring basis and resulted in the recognition of gains and losses, which were recorded to other income (expense), net on the condensed consolidated statements of income. On February 15, 2017, the stock purchase agreement with Dell was completed. VMware’s management believes it is useful to exclude the mark-to-market adjustment on the derivative asset, as it is not reflective of VMware’s core business and operating results.

•	Certain litigation and other contingencies. VMware, from time to time, may incur charges or benefits that are outside of the ordinary course of VMware’s business related to litigation and other contingencies. VMware believes it is useful to exclude such charges or benefits because it does not consider such amounts to be part of the ongoing operation of VMware’s business and because of the singular nature of the claims underlying such matters.

•	Tax adjustment. Non-GAAP financial information for the quarter is adjusted for a tax rate equal to VMware’s annual estimated tax rate on non-GAAP income. This rate is based on VMware’s estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating VMware’s non-GAAP income as well as discrete items, such as the estimated net tax expense recognized in the fourth quarter of fiscal 2018 in connection with the enactment of the Tax Cuts and Jobs Act on December 22, 2017. VMware’s estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that VMware management believes materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to VMware’s estimated annual tax rates as described above, the estimated tax rate on non-GAAP income may differ from the GAAP tax rate and from VMware’s actual tax liabilities.

The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense that affect VMware’s operations. Specifically, in the case of stock-based compensation, if VMware did not pay out a portion of its compensation in the form of stock-based compensation and related employer payroll taxes, the cash salary expense included in operating expenses would be higher, which would affect VMware’s cash position. VMware compensates for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP and should not be considered measures of VMware’s liquidity. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited.

Management encourages investors and others to review VMware’s financial information in its entirety and not rely on a single financial measure.

VMWARE, INC. 3401 HILLVIEW AVE. PALO ALTO, CA 94304    VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern time the day before the Meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/VMW2018 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern time the day before the Meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:    E48164-P03749    KEEP THIS PORTION FOR YOUR RECORDS    THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.    DETACH AND RETURN THIS PORTION ONLY    VMWARE, INC.    The Board of Directors recommends you vote FOR Proposals 2 and 3. 2. An advisory vote to approve named executive officer compensation, as described in VMware’s Proxy Statement. 3. To ratify the selection by the Audit Committee of VMware’s Board of Directors of PricewaterhouseCoopers LLP as VMware’s independent auditor for the fiscal year ending February 1, 2019. NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting or any adjournment thereof.    For Against Abstain    Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.    Signature [PLEASE SIGN WITHIN BOX] Date    Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.    E48165-P03749                ANNUAL MEETING OF STOCKHOLDERS, JULY 19, 2018 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints Zane Rowe, VMware’s Chief Financial Officer and Executive Vice President, and Amy Fliegelman Olli, VMware’s Senior Vice President, General Counsel and Secretary, and each of them, as proxies, each with full power of substitution, to represent and to vote at the Annual Meeting of Stockholders of VMware, Inc., a Delaware corporation, to be held on July 19, 2018, at 8:30 a.m., Pacific time, via the internet at www.virtualshareholdermeeting.com/VMW2018 and at any adjournments thereof, all the shares of Class A common stock, par value $.01 per share, of VMware that the undersigned would be entitled to vote if present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as such proxies or their substitutes may determine on any other matters that may properly come before the meeting. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED “FOR” THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION, AS DESCRIBED IN VMWARE’S PROXY STATEMENT (PROPOSAL 2) AND “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS VMWARE’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING FEBRUARY 1, 2019 (PROPOSAL 3). IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF. PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Continued on reverse side